AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 27, 1995

                                                       REGISTRATION NO. 33-82996
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               ----------------

                POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                               ----------------


                         KAHLER MANAGEMENT CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                               ----------------

 MINNESOTA       6798                                           41-1781923
  (STATE OF                              20 SECOND AVENUE
ICORPORATION)N                            SOUTHWEST
          (PRIMARY STANDARD                                  (I.R.S. EMPLOYER
      INDUSTRIAL CLASSIFICATION                             IDENTIFICATION NO.)
             CODE NUMBER)              ROCHESTER, MINNESOTA
                                              55902
                                          (507) 285-2700
                                      (ADDRESS AND TELEPHONE
                                      NUMBER OF REGISTRANT'S
                                       PRINCIPAL EXECUTIVE
                                             OFFICES)

                               ----------------

                                HAROLD W. MILNER
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER

                       KAHLER MANAGEMENT CORPORATION
                           20 SECOND AVENUE SOUTHWEST
                           ROCHESTER, MINNESOTA 55902
                                 (507) 285-2700
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                               ----------------

                                 COPY TO:
                             TIMOTHY S. HEARN, ESQ.
                                DORSEY & WHITNEY
                             PILLSBURY CENTER SOUTH
                             220 SOUTH SIXTH STREET
                       MINNEAPOLIS, MINNESOTA 55402-1498
                                 (612) 340-7802

                               ----------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: At the date of the distribution of the shares of Kahler Management Corporation common stock in connection with the Spin Off referred to herein.

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]

                               ----------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                         KAHLER MANAGEMENT CORPORATION

                               ----------------

                             CROSS REFERENCE SHEET

                   PURSUANT TO ITEM 501(B) OF REGULATION S-K

       FORM S-1 REGISTRATION
 STATEMENT ITEM NUMBER AND CAPTION              LOCATION IN PROSPECTUS
 ---------------------------------              ----------------------
 1. Forepart of Registration
    Statement and Outside Front      Outside Front Cover Page
    Cover Page of Prospectus.......
 2. Inside Front and Outside Back
    Cover Page of Prospectus.......  Inside Front Cover Page; Available
                                      Information; Table of Contents
 3. Summary Information, Risk
    Factors and Ratio of Earnings    Outside Front Cover Page; Summary; Risk
    to Fixed Charges ..............   Factors
 4. Use of Proceeds................  *
 5. Determination of Offering        *
    Price..........................
 6. Dilution.......................  *
 7. Selling Security Holders.......  *
 8. Plan of Distribution...........  Summary; The Spin Off
 9. Description of Securities to be  Description of Capital Stock
    Registered.....................
10. Interests of Named Experts and   *
    Counsel........................
11. General Information as to        Summary; Risk Factors; The Spin Off;
    Registrant.....................   Quotation on Nasdaq; Dividend Policy; Pro
                                      Forma Capitalization; Selected
                                      Consolidated Financial and Operating Data
                                      of Historical Kahler; Management's
                                      Discussion and Analysis of Financial
                                      Condition and Results of Operations of
                                      Historical Kahler; Pro Forma Selected
                                      Consolidated Financial Data of KMC;
                                      Management's Discussion and Analysis of
                                      Pro Forma Financial Data of KMC; Business;
                                      The Hotels; Certain Agreements between KMC
                                      and Realty; Directors and Executive
                                      Officers; Certain Relationships and
                                      Related Transactions; Principal
                                      Shareholders
12. Disclosure of Commission
    Position on Indemnification for  *
    Securities Act Liabilities.....

- --------
* Answer is negative or item is not applicable.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+                                                                              +
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                 SUBJECT TO COMPLETION SEPTEMBER 27, 1995

                                       SHARES

                       KAHLER MANAGEMENT CORPORATION

                               COMMON STOCK

  This Prospectus is being furnished to the shareholders of Kahler Realty Corporation ("Realty") in connection with the distribution (the "Spin Off") to
its shareholders of record as of         , 1995 (the "Record Date") of 90.5% of
the outstanding shares of common stock, $.10 par value ("KMC Common Stock"), of its wholly-owned subsidiary, Kahler Management Corporation ("KMC"). Realty is making the Spin Off distribution in order to qualify as a real estate investment trust ("REIT") for federal income tax purposes. Following the Spin Off, KMC will continue the operations of Realty that the federal tax laws generally preclude from being owned or operated by a REIT. In anticipation of the Spin Off, KMC and Realty have entered into certain agreements governing certain aspects of their relationship after the distribution. See "Certain Agreements between KMC and Realty."

  One share of KMC Common Stock is being distributed for every ten shares of common stock, $.10 par value, of Realty ("Realty Common Stock"). Realty shareholders are not required to pay any consideration to receive shares of KMC Common Stock in the Spin Off. No fractional shares of KMC Common Stock will be received by Realty shareholders in the Spin Off. Realty shareholders who otherwise would be entitled to receive fractional shares will instead receive cash based upon the market value of KMC Common Stock. The distribution to Realty shareholders of KMC Common Stock in the Spin Off will be a taxable distribution to Realty shareholders for federal income tax purposes.

  There is currently no public market for KMC Common Stock. Application has been made to have the KMC Common Stock quoted on the Nasdaq SmallCap Market.

                                  -----------

SEE "RISK FACTORS" ON PAGES 8 THROUGH 12 FOR A DISCUSSION OF CERTAIN RISKS THAT
             SHOULD BE CONSIDERED BY THE SHAREHOLDERS OF KMC.

                                  -----------

 THESE SECURITIES HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE SECURITIES  AND
  EXCHANGE  COMMISSION  OR  ANY  STATE  SECURITIES  COMMISSION  NOR  HAS   THE
   SECURITIES AND  EXCHANGE COMMISSION  OR  ANY STATE  SECURITIES  COMMISSION
    PASSED  UPON  THE   ACCURACY  OR  ADEQUACY   OF  THIS  PROSPECTUS.   ANY
     REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

   THE ATTORNEY  GENERAL OF  THE  STATE OF  NEW YORK  HAS  NOT PASSED  ON OR
      ENDORSED THE  MERITS OF  THIS OFFERING.  ANY REPRESENTATION  TO THE
         CONTRARY IS UNLAWFUL.

              The date of this Prospectus is            1995.

                             AVAILABLE INFORMATION

  KMC has filed a Registration Statement on Form S-1 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") with respect to the KMC Common Stock to be distributed to shareholders of Realty in connection with the Spin Off. This Prospectus (the "Prospectus") does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. The Registration Statement and any amendments thereto, including exhibits filed as a part thereof, are available for inspection and copying at the offices of the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549; 7 World Trade Center, Suite 1300, New York, New York 10048; and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material may be obtained from the Public Reference Section of the Commission at Washington, D.C. 20549 at prescribed rates. KMC intends to furnish its shareholders with annual reports containing audited financial statements certified by an independent public accounting firm.

                               ----------------

                                   TRADEMARKS

  Best Western(R) is a registered trademark of Best Western International, Inc. Hilton Hotels(R) is a registered trademark of Hilton Hotels Corporation. Sheraton Hotel(R) is a registered trademark of the ITT Sheraton Corporation. Holiday Inn(R) is a registered trademark of Holiday Inns, Inc. Quality Inn(R) is a registered trademark of Choice Hotels International, Inc. Knights Inn(R) is a registered trademark of Cardinal Lodging Group, Inc. Residence Inn by Marriott(R) is a registered trademark of Residence by Marriott, Inc.

                            PROSPECTUS SUMMARY

  The following Summary is qualified in its entirety by the more detailed descriptions and financial information and statements, and the notes thereto, appearing elsewhere in this Prospectus. As used herein, "Realty" refers to Kahler Realty Corporation giving effect to the Spin Off; "Historical Kahler" refers to Kahler Realty Corporation without giving effect to the Spin Off; "KMC" refers to Kahler Management Corporation, a wholly owned subsidiary of Historical Kahler, 90.5% of the common stock of which is being distributed to the existing shareholders of Historical Kahler in the Spin Off; and "KMC Common Stock" refers to the common stock, $.10 par value, of KMC. For definitions of certain other capitalized or abbreviated terms used in this Prospectus, see "Certain Definitions." Except as otherwise indicated herein, the information in this Prospectus gives effect to the consummation of the Spin Off. See "The Spin Off."

                                    KMC

  KMC was formed to continue the hotel management operations and certain other non-real estate related businesses owned by Historical Kahler prior to the Spin Off. KMC is primarily engaged in managing and operating 22 hotels (the "Hotels"), a majority of which are owned by Realty and leased to KMC pursuant to percentage leases (the "Percentage Leases"). The Hotels are located in eleven states and include 16 full service Hotels, three conference center Hotels and three limited service Hotels. KMC also owns and operates certain non-real estate related businesses, including a commercial laundry business with facilities in Rochester, Minnesota and Salt Lake City, Utah ("Textile"), and a retail and wholesale formal wear business supplying company-owned and unaffiliated retail outlets throughout the West and Midwest ("Anderson's").

  KMC's growth strategy is to expand its hotel management operations primarily through its relationship with Realty. KMC's primary focus will be to operate the Realty Hotels and any new hotel properties that Realty acquires and leases to KMC. KMC expects to pursue jointly with Realty new hotel opportunities.

  KMC is a Minnesota corporation that was incorporated on May 27, 1994. KMC's executive offices are located at 20 Second Avenue Southwest, Rochester, Minnesota 55902. Its telephone number is (507) 285-2700.

                               THE SPIN OFF

  Historical Kahler has engaged in a series of transactions to restructure and recapitalize its operations and make possible its conversion to REIT status, including a public offering of 8,420,000 shares of Realty Common Stock (the "Offering") and the distribution of 90.5% of the outstanding KMC Common Stock
(the "Spin Off") to Historical Kahler's shareholders of record on             ,
1995 (the "Record Date"). The purpose of the Spin Off is to separate Historical Kahler's hotel ownership and development operations from its hotel management and other non-real estate related operations in order to satisfy certain provisions of the Code applicable to REITs. After the Spin Off, Realty will hold 9.5% of the outstanding KMC Common Stock.

  The Spin Off dividend, which was declared by the Board of Directors of
Historical Kahler on           , 1995, is payable to its shareholders on the
basis of one share of KMC Common Stock for every ten shares of Realty Common Stock held on the Record Date. The shareholders are not required to pay any consideration to receive shares of KMC Common Stock in the Spin Off. No fractional shares of KMC Common Stock will be received by shareholders in the Spin Off. Shareholders who otherwise would be entitled to receive fractional shares will instead receive cash based upon the market value of the KMC Common Stock.

  In connection with the Spin Off, Historical Kahler and KMC entered into a Distribution Agreement which provides for (i) the transfer of certain assets and liabilities to KMC prior to the Spin Off, (ii) the terms of the Spin Off,
(iii) the division between Realty and KMC of certain liabilities, and (iv) certain other agreements governing the relationship between Realty and KMC. See "Certain Agreements between KMC and Realty" for further information on the terms of the Distribution Agreement.

  The distribution of KMC Common Stock in the Spin Off will be a taxable distribution to the Realty shareholders for federal income tax purposes. See "The Spin Off."

                               RISK FACTORS

  See "Risk Factors" for a discussion of certain factors which should be considered by the shareholders of KMC.

                              TRADING MARKET

  KMC has applied to have the KMC Common Stock quoted on the Nasdaq SmallCap Market.

                          STRUCTURE AND OWNERSHIP

  The following diagram depicts the structure and ownership of Realty and KMC after the Spin Off and the Offering:


                                                      Pre-Offering
    New Realty                                        Shareholders of
                                                      Historical

   Shareholders         ----------       ----------

                                                        Kahler
                          65.9%            34.1%

                                                ----------

                                               9.5%                90.5%

                                                     Kahler Management
                             Kahler Realty

                              Corporation
                                                      Corporation
                              ("Realty")

                                       Equity
                                       Interests        ("KMC")

                Mortgage Note

              --------------------    --
           -----------------------------------------------------
              The "Realty Hotels"




        1 Managed        2 Owned
        Hotel(1)       Hotels (the
                          "Owned
                       Hotels")(4)

                              14 Leased Hotels              Commercial
                                (the "Leased                 Laundry
                              Hotels")(2)                    Business
                                                          ("Textile")(6)
    5 Managed                            Formal Wear
    Hotels(3)                              Business
                                      ("Anderson's")(5)

- --------



(1) Represents the University Park Hotel operated by KMC pursuant to a management agreement. KMC holds a 24% equity interest in the entity which owns this Hotel. Realty has a mortgage note interest in this Hotel. See
    Note 3 below and "The Hotels."
                                      --------------

(2) Includes 12 Hotels that are wholly owned by Realty, the Ogden Park Hotel, which is 63.8% owned by Realty (84.0% upon conversion of certain indebtedness held by Realty), and the Provo Park Hotel, which is 50.0% owned by Realty. See "The Hotels."
              --------------------------------------

(3) Represents five Hotels that are managed by KMC pursuant to management agreements, including three Hotels in which KMC holds minority equity interests. These five Hotels, together with the University Park Hotel, are collectively referred to herein as the "Managed Hotels." See "The Hotels."

(4) Represents two Hotels that are 100% owned and operated by KMC. See "The Hotels."

(5) See "Business--Anderson's."

(6) See "Business--Textile."

- -- -- -- -- -- -- -- -              -- -- -- -- -- -- -- --



- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- --
| | | | |
| | | | |

 SUMMARY SELECTED FINANCIAL AND OPERATING DATA OF HISTORICAL KAHLER (UNAUDITED)

  The following table sets forth summary selected financial and operating data for Historical Kahler. This table should be read in conjunction with the Consolidated Financial Statements of Historical Kahler and the Notes thereto included elsewhere in this Prospectus.

                                                                                                         FIRST
                                          FISCAL YEAR (1)                              TWELVE       SIX MONTHS (1)
                         -------------------------------------------------------    MONTHS ENDED   ------------------
                           1990       1991       1992         1993       1994       JULY 2, 1995     1994      1995
                         ---------  ---------  ---------    ---------  ---------    ------------   --------  --------
                                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AND HOTEL OPERATING DATA)
REVENUES
 Revenue of owned oper-
  ations................ $  63,323  $  64,652  $  74,014    $  96,979  $ 109,910     $ 115,431     $ 56,345  $ 61,866
 Other properties
  managed and/or
  partially owned.......    27,250     31,506     29,237       17,910     17,490        17,276        8,576     8,362
                         ---------  ---------  ---------    ---------  ---------     ---------     --------  --------
   Total revenues....... $  90,573  $  96,158  $ 103,251    $ 114,889  $ 127,400     $ 132,707     $ 64,921  $ 70,228
                         =========  =========  =========    =========  =========     =========     ========  ========
REVENUE OF OWNED OPERA-
 TIONS
 Lodging................ $  49,236  $  51,021  $  58,408    $  80,505  $  93,243     $  98,902     $ 47,618  $ 53,277
 Formal wear, laundry &
  other.................    13,055     13,193     14,182       15,277     15,894        15,815        8,444     8,365
 Interest income........     1,032        438      1,424        1,197        773           714          283       224
                         ---------  ---------  ---------    ---------  ---------     ---------     --------  --------
   Total revenue of
    owned operations....    63,323     64,652     74,014       96,979    109,910       115,431       56,345    61,866
                         ---------  ---------  ---------    ---------  ---------     ---------     --------  --------
OPERATING COSTS AND EX-
 PENSES
 Lodging................    38,760     38,458     45,053       60,974     70,797        74,860       35,453    39,516
 Formal wear, laundry &
  other.................     9,963     10,772     12,092       12,621     13,487        12,961        7,194     6,668
 Corporate expenses.....     2,747      2,827      3,225        3,272      3,257         3,477        1,694     1,914
 Depreciation and amor-
  tization..............     5,859      5,740      6,492        7,904      8,477         8,617        4,298     4,438
 Non-recurring charges
  (2)...................       --         --       2,758(2)       --       1,811(2)      1,811(2)       --        --
                         ---------  ---------  ---------    ---------  ---------     ---------     --------  --------
   Total operating costs
    and expenses........    57,329     57,797     69,620       84,771     97,829       101,726       48,639    52,536
                         ---------  ---------  ---------    ---------  ---------     ---------     --------  --------
GROSS OPERATING PROFIT..     5,994      6,855      4,394       12,208     12,081        13,705        7,706     9,330
 Interest expense.......    (7,017)    (6,764)    (7,303)      (9,362)   (11,207)      (12,019)      (5,248)   (6,060)
 Equity earnings (loss)
  of affiliates.........      (997)    (2,326)      (688)          27        193           386           98       291
 Gain (loss) on sale of
  assets................     2,325      3,005       (693)           6         20           (22)          11       (31)
                         ---------  ---------  ---------    ---------  ---------     ---------     --------  --------
INCOME (LOSS) FROM
 OPERATIONS BEFORE
 INCOME TAXES...........       305        770     (4,290)       2,879      1,087         2,050        2,567     3,530
 Provision (credit) for
  income taxes..........       119        247       (300)         875        323           647          770     1,094
                         ---------  ---------  ---------    ---------  ---------     ---------     --------  --------
 Income (loss) before
  extraordinary item
  and changes in ac-
  counting principle....       186        523     (3,990)       2,004        764         1,403        1,797     2,436
 Extraordinary item net
  of income taxes.......        75        173      2,517          --         --            --           --        --
 Cumulative effect of
  change in accounting
  for nonpension
  postretirement
  benefits..............       --         --        (250)         --         --            --           --        --
                         ---------  ---------  ---------    ---------  ---------     ---------     --------  --------
NET INCOME (LOSS)....... $     261  $     696  $  (1,723)   $   2,004  $     764     $   1,403     $  1,797  $  2,436
                         =========  =========  =========    =========  =========     =========     ========  ========
 Income (loss) per
  share (3)............. $    0.00  $    0.13  $   (0.59)   $    0.46  $    0.14     $    0.28     $   0.43  $   0.57
                         =========  =========  =========    =========  =========     =========     ========  ========
OTHER FINANCIAL DATA:
 EBITDA (4)............. $  10,856  $  10,269  $  11,398    $  20,139  $  20,751     $  22,708     $ 12,102  $ 14,059
 Cash flows from:
  Operations (5)........ $   4,215  $   7,686  $   4,427(5) $  10,417  $   9,374(5)  $   9,867(5)  $  5,592  $  6,085
  Investing activities..   (12,196)   (19,729)    (9,797)     (14,685)   (13,256)       (7,083)      (9,450)   (3,277)
  Financing activities..     7,728     12,024      5,975        4,449      4,008        (2,772)       4,186    (2,594)
HOTEL OPERATING DATA:
 Number of hotels--end
  of period (6).........        13         14         16           18         20            21           19        21
 Number of rooms--end
  of period (6).........     3,174      3,374      3,699        4,103      4,382         4,532        4,255     4,532
 Room nights available.. 1,138,335  1,214,729  1,314,976    1,406,488  1,559,012     1,598,413      772,884   812,285
 Occupancy..............      58.5%      60.9%      61.9%        63.9%      65.2%         65.7%        65.6%     66.5%
 ADR.................... $   61.35  $   61.71  $   61.36    $   63.31  $   63.75     $   64.63     $  65.49  $  67.10
 REVPAR................. $   35.91  $   37.56  $   38.01    $   40.48  $   41.58     $   42.46     $  42.95  $  44.63
BALANCE SHEET DATA:
 Investment in real es-
  tate
  (before accumulated
  depreciation).........  $109,993  $ 122,659  $ 156,583    $ 196,873  $ 205,028                   $205,546  $208,122
 Net investment in real
  estate................    71,975     81,259    110,202      142,743    150,747                    147,268   149,601
 Total assets...........   103,637    114,170    132,392      162,406    168,169                    169,414   168,624
 Total mortgage debt....    69,853     81,334     93,710      123,985    124,226                    126,526   123,477
 Stockholders' equity...    16,147     16,586     14,867       16,366     21,271                     18,397    23,679

                         (See notes on next page.)

- --------

(1) Historical Kahler's fiscal year ends on the Sunday closest to December 31 in each year. Accordingly, the table presents selected financial and operating data as of the end of and for each of the five fiscal years ended January 1, 1995 and as of and for the six months ended July 3, 1994 and July 2, 1995.

(2) Non-recurring charges for fiscal 1992 and 1994 and for the twelve months ended July 2, 1995 reflect (i) a charge of $2.8 million in 1992 consisting of a $1.2 million non-cash writedown of a hotel property and a $1.6 million charge to settle a lawsuit concerning the Sheraton San Marcos Golf Resort and Conference Center, and (ii) $1.8 million of expenses in 1994 related to a planned public offering.

(3) Income per share in 1990 and 1991 is computed on a primary and fully diluted share basis using the weighted average number of outstanding shares of Realty Common Stock and Realty Common Stock equivalents of 3,218,000 and 3,274,000, respectively. For 1992, loss per share is computed on a primary share basis using only the weighted average number of outstanding shares of Realty Common Stock aggregating 3,341,000. Realty Common Stock equivalents are excluded since the effect is antidilutive. For 1993 and 1994, income per share is computed on a primary and fully diluted share basis using the weighted average number of outstanding shares of Realty Common Stock and Realty Common Stock equivalents (arising from employee stock plans, deferred stock compensation and a warrant) aggregating 3,743,000 and 3,956,000, respectively. For the first six months of 1994 and 1995 and the twelve months ended July 2, 1995, income per share is computed on a primary and fully diluted share basis using the weighted average number of outstanding shares of Realty Common Stock and Realty Common Stock equivalents aggregating 3,785,000, 4,306,000 and 4,306,000 shares, respectively.

(4) EBITDA means income (loss) from operations before income taxes, excluding gains or losses on sale of assets, non-cash writedowns of real estate property, interest expense, depreciation and amortization. EBITDA does not represent cash generated from operating activities in accordance with GAAP, is not to be considered as an alternative to net income or any other GAAP measurements as a measure of operating performance and is not necessarily indicative of cash available to fund all cash needs. Management believes that EBITDA is a useful measure of cash flow because it indicates the cash flow available to spend on capital additions to maintain Realty's assets, to service existing debt or to use at Realty's discretion for other purposes.

(5) Cash flow from operations for fiscal 1992 and 1994 and for the twelve months ended July 2, 1995 reflects non-recurring charges of $1.6 million, $1.8 million and $1.8 million, respectively. Prior to consideration of such expenses, cash flow from operations would have been $6.0 million for 1992, $11.2 million for 1994 and $11.7 million for the twelve months ended July 2, 1995. The $1.6 million charge in 1992 relates to the settlement of a lawsuit, and the 1994 charge represents costs incurred in connection with a planned public offering. See Note 10 of Notes to Consolidated Financial Statements of Historical Kahler.

(6) The number of hotels and rooms at July 2, 1995 includes the Realty Hotels (except for the Canyon Springs Park Hotel, which was acquired after that date) as well as seven additional Hotels managed by Historical Kahler. Historical Kahler holds 100.0% equity interests in two of these seven Hotels and holds minority ownership interests in two of the other five Hotels. KMC will own the equity interests in and manage these additional Hotels following the Spin Off.

       PRO FORMA SUMMARY SELECTED FINANCIAL DATA FOR KMC (UNAUDITED)

  The following table sets forth unaudited pro forma summary selected financial data for KMC. The data are presented as if: (i) the Spin Off had occurred as of the beginning of each period presented; (ii) certain Hotels acquired subsequent to the beginning of each period presented had been acquired as of the beginning of each period presented; and (iii) the Percentage Leases were executed and in effect as of the beginning of each period presented. The pro forma financial information is not necessarily indicative of what the actual financial position and results of operations of KMC would have been as of the end of and for the periods presented, and such information does not purport to represent the future financial position of KMC. This table should be read in conjunction with the Pro Forma Condensed Consolidated Financial Data of KMC included elsewhere in this Prospectus.

                                                                   FIRST
                                                    TWELVE      SIX MONTHS
                                     FISCAL YEAR MONTHS ENDED ----------------
                                        1994     JULY 2, 1995  1994     1995
                                     ----------- ------------ -------  -------
                                     (DOLLARS IN THOUSANDS, EXCEPT PER SHARE
                                                      DATA)
STATEMENT OF OPERATIONS DATA:
Lodging Segment
 Lodging--rooms.....................   $55,275     $56,673    $28,527  $29,925
 --food & beverage..................    29,869      30,272     14,866   15,269
 --other............................    10,121      10,641      5,442    5,962
 Interest income....................       137         144         60       67
 Equity loss of affiliates..........      (278)       (292)       (29)     (43)
                                       -------     -------    -------  -------
   Total lodging revenue............    95,124      97,438     48,866   51,180
 Percentage lease expense (1).......    24,354      25,117     12,752   13,515
 Lodging expenses...................    68,178      69,542     34,270   35,634
                                       -------     -------    -------  -------
 Lodging income before interest,
  depreciation, and corporate
  expenses..........................     2,592       2,779      1,844    2,031
                                       -------     -------    -------  -------
Laundry Segment
 Laundry revenue....................     6,304       6,052      3,309    3,057
 Laundry expenses...................     5,957       5,206      3,220    2,469
                                       -------     -------    -------  -------
 Laundry income before interest,
  depreciation, and corporate
  expenses..........................       347         846         89      588
                                       -------     -------    -------  -------
Formal Wear Segment
 Formal wear revenue................     8,924       9,117      4,809    5,002
 Formal wear expenses...............     6,975       7,207      3,704    3,936
                                       -------     -------    -------  -------
 Formal wear income before
  interest, depreciation, and
  corporate expenses................     1,949       1,910      1,105    1,066
                                       -------     -------    -------  -------
Other income before interest,
 depreciation, and corporate
 expenses...........................        86          73         43       30
                                       -------     -------    -------  -------
Total income before interest,
 depreciation and corporate
 expenses...........................     4,974       5,608      3,081    3,715
Corporate expenses..................    (2,782)     (3,002)    (1,456)  (1,676)
Interest expense....................    (1,294)     (1,337)      (629)    (672)
Depreciation and amortization.......    (3,305)     (3,292)    (1,722)  (1,709)
                                       -------     -------    -------  -------
Loss from operations before income
 taxes..............................    (2,407)     (2,023)      (726)    (342)
                                       -------     -------    -------  -------
Net loss............................   $(2,407)    $(2,023)   $  (726) $  (342)
                                       =======     =======    =======  =======
Loss per share (2)..................   $ (5.02)    $ (4.22)   $ (1.52) $  (.71)
                                       =======     =======    =======  =======

                                                                    JULY 2, 1995
                                                                    ------------
                                                                    (DOLLARS IN
                                                                     THOUSANDS)
BALANCE SHEET DATA:
Investment in real estate (before accumulated depreciation)........   $45,204
Net investment in real estate......................................    29,667
Total assets.......................................................    41,867
Total mortgage debt................................................    14,120
Stockholders' equity...............................................    16,577

- --------

(1) Represents lease payments to Realty calculated on a pro forma basis by applying the rent provisions in the Percentage Leases to the historical revenue of the Leased Hotels for the periods presented.

(2) The number of outstanding shares of KMC Common Stock used to compute income per share for 1994, for the twelve months ended July 2, 1995 and for the first six months of 1994 and 1995 is 479,177.

                               RISK FACTORS

  Shareholders should carefully consider the following information in conjunction with the other information contained in this Prospectus.

KMC'S DEPENDENCE ON REALTY

  The majority of the operations of KMC will depend on the management of the Realty Hotels and KMC's continued relationship with Realty. On a pro forma basis for fiscal 1994 and the first six months of 1995, KMC had lodging revenue from the Realty Hotels of $91.8 million and $49.7 million, respectively, which would have accounted for 96.5% and 97.0%, respectively, of KMC's total lodging revenue, and 83.2% and 83.8%, respectively, of KMC's total revenue for each period. The initial terms of the Percentage Leases are three, five or seven years, after which time Realty will be able to renegotiate the Percentage Leases or to replace KMC with a different hotel operator. In the event that the Realty Hotels do not perform in accordance with Realty's expectations, Realty may seek to replace KMC when the Percentage Leases expire. In addition, KMC may be dependent upon Realty to develop future hotel opportunities due to Realty's greater access to financial markets to fund acquisitions and new hotel developments.

AGREEMENTS BETWEEN KMC AND REALTY

  KMC and Realty have entered into a number of agreements to effect the Spin Off and define their ongoing relationship and the conduct of their respective businesses, including the Percentage Leases, the Right of First Refusal Agreement, the Option Agreement and the Distribution Agreement. The terms of these agreements were not the result of arm's-length negotiations between independent parties. The Percentage Leases include cross-default provisions under which, if an event of default occurs and continues beyond any cure period, Realty will have the option of terminating the corresponding Percentage Lease and any or all other Percentage Leases by giving KMC written notice of such termination. The Percentage Leases also restrict KMC's ability to pay dividends or make other distributions to its shareholders. See "Certain Agreements between KMC and Realty--The Percentage Leases." Under the Right of First Refusal Agreement, Realty has a right of first refusal to acquire any hotel or any suitable hotel site controlled by KMC or any of its affiliates and an option to acquire any hotel controlled by KMC beginning 18 months after the hotel is open. The Right of First Refusal Agreement further includes a noncompetition provision whereby KMC may not, without the written consent of Realty, manage, lease, own or otherwise operate a hotel located within the trade area of a hotel owned by Realty or in which Realty has a mortgage interest. See "Certain Agreements between KMC and Realty--Right of First Refusal Agreement." Under the Option Agreement, Realty has been granted a five-year option to purchase the two Owned Hotels at a price approximately equal to 110% of the current aggregate fair market value of the Owned Hotels. See "Certain Agreements between KMC and Realty--Option Agreement." The Distribution Agreement provides for assumptions of liabilities and cross-indemnities designed to allocate to KMC financial responsibility for the known and unknown liabilities arising out of the businesses and assets to be held by KMC after the Spin Off, including the hotel management, commercial laundry and formal wear businesses, and substantially all employee-related liabilities. KMC also assumes any liabilities relating to the Spin Off. See "Certain Agreements between KMC and Realty--Distribution Agreement."

VOLATILITY OF KMC'S RESULTS

  KMC's ability to carry out its obligations to Realty is, in part, a function of KMC's ability to earn sufficient amounts to effectively carry out its operations and make provisions for future expansion. KMC's lodging revenues will be subject to the various risks described below under "--Hotel Industry Risks" with respect to the operations of Realty. KMC's principal sources of revenue will be the Hotels, management fees under its management contracts and revenues from Textile and Anderson's. In addition, KMC's results will be subject to the risks associated with Textile and Anderson's. KMC had pro forma losses of $2.4 million and $2.0 million for the year ended January 1, 1995 and the twelve months ended July 2, 1995, respectively. For the first six months of 1994 and 1995, KMC had pro forma losses of $726,000 and $342,000, respectively. See "Management's Discussion and Analysis of Pro Forma Financial Data of KMC."

HOTEL INDUSTRY RISKS

 Operating Risks

  The Hotels, and any hotels subsequently acquired or managed by KMC, will be subject to all the operating risks common to the hotel industry. Significant adverse changes in the operations of any one of the Hotels could have a material adverse effect on the revenues of KMC. The operating risks include, among other things: competition from other hotels; over-building in the hotel industry that could adversely affect occupancy, ADRs and REVPAR; increases in operating costs due to inflation and other factors, which might not be offset by increased room rates; dependence on business and commercial travelers and tourism; increases in energy costs and other expenses of travel; changes in travel patterns; strikes and other labor disturbances of hotel employees; and adverse effects of general and local economic conditions.

 Geographic Concentration

  The concentration of five Hotels in and around the Greater Salt Lake City, Utah, area and four Hotels in Rochester, Minnesota, makes KMC dependent on factors such as the local economy, local competition, increases in local real and personal property tax rates and local catastrophes in these communities. The results of operations of the Hotels in the Rochester area are dependent on the level of demand generated by the Mayo Clinic for hotel accommodations by patients and by medical conferences organized by the Mayo Clinic.

 Hotel Renovation

  Hotels in general, including the Hotels, have an ongoing need for renovations and other capital improvements, particularly in older structures, including periodic replacement of FF&E and modifications required to comply with governmental rules and regulations, including building codes, fire and safety codes and rules relating to access and use by disabled persons. The ability of the owners of the Hotels to fund these and other capital expenditures and periodic replacement of FF&E will depend in part on the financial performance of the Hotels. Any inability or failure to fund these expenditures could have a material adverse effect on ADRs, occupancy, REVPAR and franchises for the Hotels. The renovation of hotels also involves certain risks, including the possibility of environmental problems, cost overruns and delays, market deterioration after commencement of renovation and the emergence of competition from unanticipated sources.

 Franchise Risks

  Eleven of the Hotels are operated pursuant to franchise or license agreements and additional hotels may be or become subject to franchise arrangements. KMC will hold the franchise or license agreements for the Hotels and will be responsible for complying with the terms of these agreements. Such franchise or license arrangements impose financial obligations on hotels generally related to maintaining the condition of hotels and the payment of franchise fees. Continuation of such franchises is subject to specified operating standards and other terms and conditions. Franchisors periodically inspect franchised hotels to confirm compliance. In addition, franchisors may require the owner of the hotel to fund significant capital improvements to the Hotels in the future to maintain such franchises. The failure of a franchisee to maintain standards or adhere to terms and conditions imposed by the franchisor may result in the loss of a license or termination of the franchise or damages as a result of the breach. It is possible that a franchisor could condition the continuation of a franchise on the completion of capital improvements or replacement of FF&E which KMC would determine are too expensive or otherwise unwarranted in light of general economic conditions or operating results or prospects of the affected Hotel. The loss of a franchise could have a material adverse effect upon the operation, financing or value of the Hotel subject to the franchise because of the loss of associated name recognition, marketing support and centralized reservation systems. There can be no assurance that an alternative franchise arrangement could be obtained or that significant expenditures might not be imposed as a condition to obtaining a new franchise. The loss of a franchise for one or more of the Hotels could have a material adverse effect on KMC's revenues. See "The Hotels--Franchise Agreements."

 Competition

  The hotel industry is highly competitive. The Hotels will compete with other hotels in their geographic markets. Many of the owners and operators of these competing hotels have substantially greater resources than Realty and KMC. See "Business--Competition."

 Seasonality of Hotel Business

  The hotel industry is seasonal in nature. This seasonality can be expected to cause quarterly fluctuations in KMC's revenues and net income.

RELATIONSHIP WITH THE MAYO FOUNDATION

  The operations of Realty and KMC are significantly affected by their relationships with the Mayo Foundation. The Chairman of the Board of Directors of each of Realty and KMC is John H. Herrell, the Vice President and Chief Administrative Officer of the Mayo Foundation. Following the completion of the Spin Off, the Mayo Foundation will own 8.8% of the outstanding Realty Common Stock and 23.9% of the outstanding KMC Common Stock (up to 35.5% giving effect to the Exchange Agreement). In addition, the results of operations of the Hotels in Rochester, Minnesota are highly dependent on the level of demand for hotel rooms generated by the Mayo Clinic and the revenue of Textile, KMC's commercial laundry business, significantly depends on the level of demand for laundry services from the Mayo Clinic. Realty does not have a commitment from or arrangement with the Mayo Clinic to provide hospitality and food services. In 1992, Textile entered into a 20-year exclusive Service Agreement to provide laundry services to the Mayo Clinic and Methodist and St. Mary's Hospitals in Rochester. KMC will purchase on an ongoing basis from Franklin Heating Station, a Mayo Foundation affiliate, all or a portion of its requirements for steam, electricity, water and related utility services for The Kahler Hotel, the Kahler Plaza Hotel, the Clinic View Inn and Suites and Textile. See "Certain Relationships and Related Transactions--Certain Transactions with the Mayo Foundation" and "--Exchange Agreement."

CONFLICTS OF INTEREST

  The capitalization of Realty and the allocation of interests held by Historical Kahler between Realty and KMC were not determined by arm's-length negotiations. Neither company's value has been determined on a property-by-property basis because the two companies are the successors to an ongoing business enterprise. Accordingly, no third-party appraisals of the Hotels or the other property interests have been obtained, no independent valuations of the businesses of KMC have been obtained, and no fairness opinion has been obtained in connection with the capitalization and valuation of either company. The terms of the Spin Off, the Percentage Leases and the various transactions implementing them likewise were not determined through arm's-length negotiations. The rent payments under the Percentage Leases were calculated with reference to historical financial data and projected operating and financial performance of the Hotels. See "Certain Agreements between KMC and Realty--The Percentage Leases."

  The management of the Hotels as well as the non-real estate related businesses of Historical Kahler will be continued by KMC. Certain executive officers and directors are officers and directors of both Realty and KMC. Accordingly, these officers and directors may have conflicts of interests with respect to their obligations as officers and directors of either Realty or KMC or both, including, for example, in the event that Realty elects to sell a Hotel leased to KMC under a Percentage Lease. The Realty and KMC Boards of Directors have adopted policies and procedures to limit the involvement of these officers and directors in conflict situations. These procedures include requiring these officers and directors to abstain from voting as directors of either company with respect to matters that present a material conflict of interest between the companies, and requiring a majority of the independent directors of each company to approve any contract or transaction that presents a material conflict of interest. The Board of Directors of KMC may amend or revise these policies and procedures from time to time without a vote of the shareholders of KMC. See "Certain Agreements between KMC and Realty--Conflicts of Interest Policies."

FAILURE OF REALTY TO QUALIFY AS A REIT

  Historical Kahler is conducting the Spin Off and Offering primarily to enable Realty to qualify as a REIT. Realty is not a REIT at the present time. Realty intends to elect to be taxed as a REIT and to operate so as to qualify as a REIT for federal income tax purposes beginning in fiscal 1996. The continued qualification of Realty as a REIT will depend on Realty's continuing ability to meet various requirements concerning, among other things, the ownership of its outstanding stock, the nature of its assets, the sources of its income, and the amount of its distributions to the shareholders of Realty.

  If Realty were to fail to qualify as a REIT in any taxable year, Realty would not be allowed a deduction for distributions to shareholders in computing its taxable income and would be subject to federal income tax (including any applicable minimum tax) on its taxable income at regular corporate rates. A failure of Realty to qualify as a REIT or a decision to revoke Realty's REIT election would increase its federal and state income taxes and could adversely affect Realty's financial condition and results of operations. This could negatively impact Realty's ability to expand its business which would have an adverse effect on KMC's growth strategy. See "Business--Growth Strategy."

LACK OF OPERATING HISTORY AS A HOTEL MANAGEMENT COMPANY AND AS A REIT

  KMC and Realty have no experience operating as an independent hotel management company and as a REIT, respectively. While the employees of KMC have substantial experience operating the Hotels, KMC has not previously had to operate as an independent management company to generate cash flow from the Realty Hotels. In addition, KMC has not previously operated the Realty Hotels to generate Rents under the Percentage Leases. There can be no assurance that the operation of the Realty Hotels under the Percentage Leases will perform to Realty's or KMC's expectations or to the minimum requirements of the Percentage Leases.

TEXTILE DEPENDENCE ON ROCHESTER FACILITY

  All of Textile's commercial laundry operations in Rochester, Minnesota are conducted from a single facility. A loss of all or a substantial part of this facility would have a material adverse effect on KMC's results of operations. In addition, Textile's 20 year exclusive Service Agreement with the Mayo Clinic requires Textile to provide uninterrupted service to the Mayo Clinic, adequate to serve all of the laundry needs of the Mayo Clinic and Methodist and St. Mary's Hospitals in Rochester. A loss of all or a substantial part of the Rochester facility would impair Textile's ability to provide uninterrupted service under the Service Agreement and could require Textile to seek alternate facilities or providers to fulfill its obligations under the Service Agreement, either of which could have a material adverse effect on KMC's results of operations. There can be no assurance that KMC would be able to find such alternate facilities or providers, or that any such alternate facilities or providers would be available on terms that would enable KMC to operate its commercial laundry business profitably. See "Business--Textile."

REAL ESTATE INVESTMENT RISKS

 Value and Illiquidity of Real Estate

  Real estate investments are relatively illiquid. The ability of KMC to vary its portfolio of real estate investments in response to changes in economic and other conditions will be limited. There can be no assurance that KMC will be able to dispose of a hotel investment when it finds disposition advantageous or necessary or that the sale price of any disposition will recoup or exceed the amount of KMC's investment.

 Uninsured and Underinsured Losses

  There are certain types of losses, generally of a catastrophic nature, such as earthquakes, acts of war and floods, that may be uninsurable or not economically insurable. Each of KMC's and Realty's Board of Directors will determine amounts, coverage limits and deductibility provisions of insurance on the Hotels owned by KMC and Realty, respectively, with a view to maintaining appropriate property and casualty insurance coverage on each of their investments at a reasonable cost and on suitable terms. This may result in insurance coverage that, in the event of a substantial loss, would not be sufficient to pay the full current market value or current replacement costs of KMC's or Realty's lost investment.

 Environmental Matters

  Under various federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real property may be liable for the costs of removal or remediation of, and damages caused by, hazardous or toxic substances and petroleum products located on or released from such property. Under such laws, ordinances and regulations, KMC could be liable for environmental conditions relating to the Hotels, Textile and Anderson's. KMC is not aware of any environmental liability that KMC believes would have a material adverse effect on KMC's business, assets or results of operations. Nevertheless, it is possible that there are material environmental liabilities of which KMC is unaware. It is also possible that new or amended laws or regulations could be adopted in the future that could impose material costs. See "Business--Regulatory Matters--Environmental Regulation."

ABSENCE OF PRIOR PUBLIC MARKET FOR KMC COMMON STOCK

  Although the stock of Historical Kahler has been publicly traded, there has been no public market for KMC Common Stock. There can be no assurance that a regular trading market for KMC Common Stock will develop or be sustained. The market price of the KMC Common Stock may be subject to significant fluctuations in response to variations in quarterly operating results and other factors. The hotel industry is seasonal in nature. This seasonality can be expected to cause quarterly fluctuations in revenue and net income of KMC. Moreover, numerous other factors, such as government regulatory action and modifications of tax laws could also have a significant effect on the future market price of the KMC Common Stock. In addition, the stock market in recent years has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of companies. Such broad fluctuations may adversely affect the market price of KMC Common Stock.

  Prices at which the KMC Common Stock may trade prior to the distribution of the shares in the Spin Off on a "when-issued" basis or after the distribution cannot be predicted. Until the KMC Common Stock is fully distributed and an orderly market develops, the prices at which trading in such stock occurs may fluctuate significantly. The prices at which the KMC Common Stock trades will be determined by the marketplace and may be influenced by many factors, including, among others, the factors discussed above as well as the depth and liquidity of the market for the KMC Common Stock, investor perception of KMC and the industries in which KMC participates, KMC's dividend policy and general economic and market conditions. Such prices may also be affected by certain provisions of KMC's Articles of Incorporation and Bylaws which will have an antitakeover effect. See "Dividend Policy" and "Description of Capital Stock-- Articles of Incorporation and Bylaw Provisions." KMC has applied for quotation of the KMC Common Stock on the Nasdaq SmallCap Market. The designation criteria for quotation on that market require that the stock have a minimum bid price of at least $3.00 per share. KMC's pro forma stockholders' equity as of July 2, 1995 was $16.6 million. KMC's pro forma stockholders' equity is based on the pro forma net book value of assets and liabilities distributed by Historical Kahler to KMC in the Spin Off. The fair market value of the KMC Common Stock following the Spin Off may differ substantially from the pro forma stockholders' equity presented.

LIMITATION ON CHANGE IN CONTROL

  Certain provisions of KMC's Articles of Incorporation and Minnesota law could have the effect of discouraging attempts to acquire KMC which, in turn, could deprive shareholders of opportunities to sell their shares of KMC Common Stock at prices higher than prevailing market prices. In addition, these provisions may have the effect of precluding acquisition of control of KMC by a third party without the approval of the Board of Directors, and may make it more difficult for shareholders to replace the management of KMC or change the composition of KMC's Board of Directors. See "Description of Capital Stock."

                               THE SPIN OFF

GENERAL

  Historical Kahler has engaged in a series of transactions to restructure and recapitalize its operations and make possible its conversion to REIT status, including a public offering of 8,420,000 shares of Realty Common Stock (the "Offering") and the Spin Off. The purpose of the Spin Off is to separate Historical Kahler's hotel ownership and development operations from its hotel management and other non-real estate related operations in order to satisfy certain provisions of the Code applicable to REITs. The distribution of the Spin Off dividend was contingent upon the completion of the Offering which
closed on         , 1995. After the Spin Off, Realty will hold 9.5% of the
outstanding KMC Common Stock.

  The Spin Off dividend, which was declared by the Board of Directors of
Historical Kahler on         , 1995, is payable to its shareholders on the
basis of one share of KMC Common Stock for every ten shares of Realty Common Stock held on the Record Date. The shareholders are not required to pay any consideration to receive shares of KMC Common Stock in the Spin Off. No fractional shares of KMC Common Stock will be received by shareholders in the Spin Off. Shareholders who otherwise would be entitled to receive fractional shares will instead receive cash based upon the market value of the KMC Common Stock.

  Realty commenced the distribution of the stock certificates representing the shares of KMC Common Stock distributed in the Spin Off on the date of this Prospectus. A copy of this Prospectus will be delivered to each shareholder receiving shares of KMC Common Stock in the Spin Off.

THE DISTRIBUTION AGREEMENT

  In connection with the Spin Off, Historical Kahler and KMC entered into a Distribution Agreement which provides for (i) the transfer of certain assets and liabilities to KMC prior to the Spin Off, (ii) the terms of the Spin Off,
(iii) the division between Realty and KMC of certain liabilities, and (iv) certain other agreements governing the relationship between Realty and KMC. See "Certain Agreements between KMC and Realty" for further information on the terms of the Distribution Agreement.

EFFECT OF SPIN OFF ON OUTSTANDING OPTIONS

  In connection with the Spin Off, outstanding stock options which were not exercised prior to the Record Date are being split into two separately exercisable options: one to purchase shares of Realty Common Stock and one to purchase shares of KMC Common Stock. See "Directors and Executive Officers-- Stock Option and Stock Retainer Plans--Effect of Spin Off on Outstanding Options."

TAX CONSEQUENCES OF THE SPIN OFF

  The distribution of KMC Common Stock in the Spin Off will be a taxable distribution to Realty stockholders for federal income tax purposes. The amount of the distribution will be the fair market value of the KMC Common Stock at the date of the distribution (plus the amount of any cash received in lieu of fractional shares of KMC Common Stock). The amount of the distribution will be treated as a dividend (taxable as ordinary income) to the extent of Realty's current or accumulated earnings and profits. Based on its current level of earnings and profits, Realty expects that the entire amount of the distribution will be treated as a dividend to Realty stockholders. A shareholder's tax basis in each share of KMC Common Stock will be equal to the fair market value of such share at the time of the distribution as determined above. The holding period for the KMC Common Stock received by stockholders will commence on the day after the effective date of the distribution.

  By January 31, 1996, Realty will mail to each Realty shareholder receiving KMC Common Stock in the Spin Off and to the Service an annual information statement on Form 1099 that will include the amount of the distribution that Realty has determined is taxable as a dividend. Realty's determinations are not binding upon the Service.

  EACH SHAREHOLDER IS ADVISED TO CONSULT HIS OR HER OWN TAX ADVISOR REGARDING SPECIFIC TAX CONSEQUENCES OF THE RECEIPT, OWNERSHIP AND SALE OF THE KMC COMMON STOCK.

                            QUOTATION ON NASDAQ

  KMC has applied for quotation on the Nasdaq SmallCap Market under the symbol "KHMC," following the distribution of shares of KMC Common Stock in the Spin Off.

                              DIVIDEND POLICY

  KMC has no current plans to pay cash dividends. The declaration and payment of dividends will be within the discretion of KMC's Board of Directors and will depend on the earnings, cash available for distribution, capital requirements and the financial condition of KMC. KMC's ability to pay dividends to its shareholders is also restricted under the terms of the Percentage Leases. See "Certain Agreements between KMC and Realty--The Percentage Leases--Restrictions on Distributions."

                         PRO FORMA CAPITALIZATION

  The following table sets forth the short term debt and capitalization of Historical Kahler as of July 2, 1995 and the pro forma short term debt and capitalization of KMC as of July 2, 1995 adjusted to give effect to the Spin Off. See the Pro Forma Condensed Consolidated Financial Data of KMC included elsewhere in this Prospectus.

                                                         JULY 2, 1995
                                                    ------------------------
                                                         (UNAUDITED)
                                                    HISTORICAL    PRO FORMA
                                                      KAHLER         KMC
                                                    -----------   ----------
                                                    (DOLLARS IN THOUSANDS)
   Notes payable...................................  $     4,100   $      --
                                                     -----------   ----------
   Long-term debt, including current portion.......      124,977       14,120
                                                     -----------   ----------
   Stockholders' equity
     Realty Common Stock, par value $.10,
      authorized, 70,000,000 shares; issued and
      outstanding, 4,211,031 shares................          421          --
     KMC Common Stock, par value $.10, authorized,
      20,000,000 shares; pro forma issued and
      outstanding, 465,307 shares..................          --            43
     Additional paid-in capital....................       13,250          --
     Retained earnings.............................       10,175       16,701
     Minimum pension liability adjustment..........         (167)        (167)
                                                     -----------   ----------
       Total stockholders' equity..................       23,679       16,577
                                                     -----------   ----------
         Total capitalization......................  $   152,756   $   30,697
                                                     ===========   ==========

  SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA OF HISTORICAL KAHLER

  The following table sets forth selected consolidated financial and operating data for Historical Kahler. The operating data for Historical Kahler for the five fiscal years ended January 1, 1995 have been derived from the audited financial statements of Historical Kahler. The operating data for Historical Kahler for the first six months of 1994 and 1995 have been derived from the unaudited financial statements of Historical Kahler and include all adjustments (consisting solely of normal, recurring adjustments) that the executive officers of Historical Kahler consider necessary to present fairly the information set forth therein. Interim results of operations are not necessarily indicative of the results of operations for a full fiscal year. This table should be read in conjunction with the Consolidated Financial Statements of Historical Kahler and the Notes thereto included elsewhere in this Prospectus.

SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA OF HISTORICAL KAHLER (UNAUDITED)

                                                                                                         FIRST
                                          FISCAL YEAR (1)                              TWELVE       SIX MONTHS (1)
                         -------------------------------------------------------    MONTHS ENDED   ------------------
                           1990       1991       1992         1993       1994       JULY 2, 1995     1994      1995
                         ---------  ---------  ---------    ---------  ---------    ------------   --------  --------
                                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AND HOTEL OPERATING DATA)
REVENUES
 Revenue of owned oper-
  ations................ $  63,323  $  64,652  $  74,014    $  96,979  $ 109,910     $ 115,431     $ 56,345  $ 61,866
 Other properties
  managed and/or
  partially owned.......    27,250     31,506     29,237       17,910     17,490        17,276        8,576     8,362
                         ---------  ---------  ---------    ---------  ---------     ---------     --------  --------
   Total revenues....... $  90,573  $  96,158  $ 103,251    $ 114,889  $ 127,400     $ 132,707     $ 64,921  $ 70,228
                         =========  =========  =========    =========  =========     =========     ========  ========
REVENUE OF OWNED OPERA-
 TIONS
 Lodging................ $  49,236  $  51,021  $  58,408    $  80,505  $  93,243     $  98,902     $ 47,618  $ 53,277
 Formal wear, laundry &
  other.................    13,055     13,193     14,182       15,277     15,894        15,815        8,444     8,365
 Interest income........     1,032        438      1,424        1,197        773           714          283       224
                         ---------  ---------  ---------    ---------  ---------     ---------     --------  --------
   Total revenue of
    owned operations....    63,323     64,652     74,014       96,979    109,910       115,431       56,345    61,866
                         ---------  ---------  ---------    ---------  ---------     ---------     --------  --------
OPERATING COSTS AND EX-
 PENSES
 Lodging................    38,760     38,458     45,053       60,974     70,797        74,860       35,453    39,516
 Formal wear, laundry &
  other.................     9,963     10,772     12,092       12,621     13,487        12,961        7,194     6,668
 Corporate expenses.....     2,747      2,827      3,225        3,272      3,257         3,477        1,694     1,914
 Depreciation and amor-
  tization..............     5,859      5,740      6,492        7,904      8,477         8,617        4,298     4,438
 Non-recurring charges
  (2)...................       --         --       2,758(2)       --       1,811(2)      1,811(2)       --        --
                         ---------  ---------  ---------    ---------  ---------     ---------     --------  --------
   Total operating costs
    and expenses........    57,329     57,797     69,620       84,771     97,829       101,726       48,639    52,536
                         ---------  ---------  ---------    ---------  ---------     ---------     --------  --------
GROSS OPERATING PROFIT..     5,994      6,855      4,394       12,208     12,081        13,705        7,706     9,330
 Interest expense.......    (7,017)    (6,764)    (7,303)      (9,362)   (11,207)      (12,019)      (5,248)   (6,060)
 Equity earnings (loss)
  of affiliates.........      (997)    (2,326)      (688)          27        193           386           98       291
 Gain (loss) on sale of
  assets................     2,325      3,005       (693)           6         20           (22)          11       (31)
                         ---------  ---------  ---------    ---------  ---------     ---------     --------  --------
INCOME (LOSS) FROM
 OPERATIONS BEFORE
 INCOME TAXES...........       305        770     (4,290)       2,879      1,087         2,050        2,567     3,530
 Provision (credit) for
  income taxes..........       119        247       (300)         875        323           647          770     1,094
                         ---------  ---------  ---------    ---------  ---------     ---------     --------  --------
 Income (loss) before
  extraordinary item
  and changes in ac-
  counting principle....       186        523     (3,990)       2,004        764         1,403        1,797     2,436
 Extraordinary item net
  of income taxes.......        75        173      2,517          --         --            --           --        --
 Cumulative effect of
  change in accounting
  for nonpension
  postretirement
  benefits..............       --         --        (250)         --         --            --           --        --
                         ---------  ---------  ---------    ---------  ---------     ---------     --------  --------
NET INCOME (LOSS)....... $     261  $     696  $  (1,723)   $   2,004  $     764     $   1,403     $  1,797  $  2,436
                         =========  =========  =========    =========  =========     =========     ========  ========
 Income (loss) per
  share (3)............. $    0.00  $    0.13  $   (0.59)   $    0.46  $    0.14     $    0.28     $   0.43  $   0.57
                         =========  =========  =========    =========  =========     =========     ========  ========
OTHER FINANCIAL DATA:
 EBITDA (4)............. $  10,856  $  10,269  $  11,398    $  20,139  $  20,751     $  22,708     $ 12,102  $ 14,059
 Cash flows from:
  Operations (5)........ $   4,215  $   7,686  $   4,427(5) $  10,417  $   9,374(5)  $   9,867(5)  $  5,592  $  6,085
  Investing activities..   (12,196)   (19,729)    (9,797)     (14,685)   (13,256)       (7,083)      (9,450)   (3,277)
  Financing activities..     7,728     12,024      5,975        4,449      4,008        (2,772)       4,186    (2,594)
HOTEL OPERATING DATA:
 Number of hotels--end
  of period (6).........        13         14         16           18         20            21           19        21
 Number of rooms--end
  of period (6).........     3,174      3,374      3,699        4,103      4,382         4,532        4,255     4,532
 Room nights available.. 1,138,335  1,214,729  1,314,976    1,406,488  1,559,012     1,598,413      772,884   812,285
 Occupancy..............      58.5%      60.9%      61.9%        63.9%      65.2%         65.7%        65.6%     66.5%
 ADR.................... $   61.35  $   61.71  $   61.36    $   63.31  $   63.75     $   64.63     $  65.49  $  67.10
 REVPAR................. $   35.91  $   37.56  $   38.01    $   40.48  $   41.58     $   42.46     $  42.95  $  44.63
BALANCE SHEET DATA:
 Investment in real es-
  tate
  (before accumulated
  depreciation).........  $109,993  $ 122,659  $ 156,583    $ 196,873  $ 205,028                   $205,546  $208,122
 Net investment in real
  estate................    71,975     81,259    110,202      142,743    150,747                    147,268   149,601
 Total assets...........   103,637    114,170    132,392      162,406    168,169                    169,414   168,624
 Total mortgage debt....    69,853     81,334     93,710      123,985    124,226                    126,526   123,477
 Stockholders' equity...    16,147     16,586     14,867       16,366     21,271                     18,397    23,679

                         (See notes on next page.)

- --------

(1) Historical Kahler's fiscal year ends on the Sunday closest to December 31 in each year. Accordingly, the table presents selected financial and operating data as of the end of and for each of the five fiscal years ended January 1, 1995 and as of and for the six months ended July 3, 1994 and July 2, 1995.

(2) Non-recurring charges for fiscal 1992 and 1994 and for the twelve months ended July 2, 1995 reflect (i) a charge of $2.8 million in 1992 consisting of a $1.2 million non-cash writedown of a hotel property and a $1.6 million charge to settle a lawsuit concerning the Sheraton San Marcos Golf Resort and Conference Center, and (ii) $1.8 million of expenses in 1994 related to a planned public offering.

(3) Income per share in 1990 and 1991 is computed on a primary and fully diluted share basis using the weighted average number of outstanding shares of Realty Common Stock and Realty Common Stock equivalents of 3,218,000 and 3,274,000, respectively. For 1992, loss per share is computed on a primary share basis using only the weighted average number of outstanding shares of Realty Common Stock aggregating 3,341,000. Realty Common Stock equivalents are excluded since the effect is antidilutive. For 1993 and 1994, income per share is computed on a primary and fully diluted share basis using the weighted average number of outstanding shares of Realty Common Stock and Realty Common Stock equivalents (arising from employee stock plans, deferred stock compensation and a warrant) aggregating 3,743,000 and 3,956,000, respectively. For the first six months of 1994 and 1995 and the twelve months ended July 2, 1995, income per share is computed on a primary and fully diluted share basis using the weighted average number of outstanding shares of Realty Common Stock and Realty Common Stock equivalents aggregating 3,785,000, 4,306,000 and 4,306,000 shares, respectively.

(4) EBITDA means income (loss) from operations before income taxes, excluding gains or losses on sale of assets, non-cash writedowns of real estate property, interest expense, depreciation and amortization. EBITDA does not represent cash generated from operating activities in accordance with GAAP, is not to be considered as an alternative to net income or any other GAAP measurements as a measure of operating performance and is not necessarily indicative of cash available to fund all cash needs. Management believes that EBITDA is a useful measure of cash flow because it indicates the cash flow available to spend on capital additions to maintain Realty's assets, to service existing debt or to use at Realty's discretion for other purposes.

(5) Cash flow from operations for fiscal 1992 and 1994 and for the twelve months ended July 2, 1995 reflects non-recurring charges of $1.6 million, $1.8 million and $1.8 million, respectively. Prior to consideration of such expenses, cash flow from operations would have been $6.0 million for 1992, $11.2 million for 1994 and $11.7 million for the twelve months ended July 2, 1995. The $1.6 million charge in 1992 relates to the settlement of a lawsuit, and the 1994 charge represents costs incurred in connection with a planned public offering. See Note 10 of Notes to Consolidated Financial Statements of Historical Kahler.

(6) The number of hotels and rooms at July 2, 1995 includes the Realty Hotels (except for the Canyon Springs Park Hotel, which was acquired after that date) as well as seven additional Hotels managed by Historical Kahler. Historical Kahler holds 100.0% equity interests in two of these seven Hotels and holds minority ownership interests in two of the other five Hotels. KMC will own the equity interests in and manage these additional Hotels following the Spin Off.

        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

              AND RESULTS OF OPERATIONS OF HISTORICAL KAHLER

  The management's discussion and analysis of financial condition and results of operations set forth below is based on the Consolidated Financial Statements of Historical Kahler. This discussion does not reflect the Spin Off and, accordingly, it includes the financial condition and results of operations related to the businesses of Realty and of KMC. The financial results of Historical Kahler will not be comparable to the future operating results of Realty and of KMC. The following discussion should be read in conjunction with
(i) the Consolidated Financial Statements of Historical Kahler and Notes thereto, (ii) the Pro Forma Condensed Consolidated Financial Data of Realty and KMC and the respective Notes thereto, and (iii) Management's Discussion and Analysis of Pro Forma Financial Data of KMC, all appearing elsewhere in this Prospectus.

  Historical Kahler's principal business is the ownership and management of hotel properties. Revenues from lodging are primarily derived from the revenues of hotels consolidated in Historical Kahler's financial statements, interest income on mortgage notes held by Historical Kahler with respect to hotels managed by Historical Kahler and equity earnings (loss) on hotels in which Historical Kahler owns a minority interest. The Consolidated Financial Statements include the accounts of all wholly or majority owned hotels and the lodging revenues of the University Park Hotel. See Note 1 to the Consolidated Financial Statements of Historical Kahler. Except for the University Park Hotel, ownership of 50.0% or less of a hotel is accounted for under the equity method.

  The following table sets forth, as percentages of total lodging revenue, the principal components of Historical Kahler's lodging operations for the periods indicated.

                                                                     FIRST
                                                FISCAL YEAR       SIX MONTHS
                                             -------------------  ------------
                                             1992   1993   1994   1994   1995
                                             -----  -----  -----  -----  -----
   Room revenue.............................  57.1%  57.2%  58.0%  58.6%  58.8%
   Food and beverage revenue................  29.7   31.3   31.5   30.4   30.2
   Other lodging revenue....................  13.2   11.5   10.5   11.0   11.0
                                             -----  -----  -----  -----  -----
     Total lodging revenue.................. 100.0% 100.0% 100.0% 100.0% 100.0%
   Lodging expenses.........................  77.1   75.7   75.9   74.5   74.2
                                             -----  -----  -----  -----  -----
   Lodging income before interest,
    depreciation and corporate expenses.....  22.9%  24.3%  24.1%  25.5%  25.8%
                                             =====  =====  =====  =====  =====

  The following table sets forth certain additional operating data for the hotels owned and managed by Historical Kahler:

                                                                   FIRST
                                      FISCAL YEAR               SIX MONTHS
                             -------------------------------  ----------------
                               1992       1993       1994      1994     1995
                             ---------  ---------  ---------  -------  -------
   Number of Hotels--end of
    period.................         16         18         20       19       21
   Number of rooms--end of
    period.................      3,699      4,103      4,382    4,255    4,532
   Room nights available...  1,314,976  1,406,488  1,559,012  772,884  812,285
   Occupancy...............       61.9%      63.9%      65.2%    65.6%    66.5%
   ADR.....................     $61.36     $63.31     $63.75   $65.49   $67.10
   REVPAR..................     $38.01     $40.48     $41.58   $42.95   $44.63

RESULTS OF OPERATIONS

 Comparison of First Six Months 1994 to First Six Months 1995

  REVENUE FROM OWNED OPERATIONS. Total lodging revenue increased 11.9% from $47.6 million in the first six months of 1994 to $53.3 million in the comparable 1995 period. This improvement resulted primarily from a $1.61 or 2.5% increase in ADR from $65.49 in the first six months of 1994 to $67.10 in the first six months of 1995 and an increase in occupancy from 65.6% in the first six months of 1994 to 66.5% in the first six months of 1995. Also, the acquisition of the Pocatello Park Quality Inn and the Green Oaks Inn and Conference Center provided an increase in lodging revenue of $3.6 million. Historical Kahler's hotels in the Intermountain states of Utah and Idaho and the conference center hotel in Arizona primarily generated the increase in ADR and occupancy. Lodging revenue from food and beverage increased 10.9% from $14.5 million in the first six months of 1994 to $16.1 million in the first six months of 1995 primarily as a result of improved occupancy levels and the acquisition of the Pocatello Park Quality Inn and the Green Oaks Inn and Conference Center.

  OPERATING COSTS AND EXPENSES. Lodging expenses increased 11.5% from $35.5 million in the first six months of 1994 to $39.5 million in the first six months of 1995. As a percentage of lodging revenue, however, lodging expenses decreased from 74.5% in the first six months of 1994 to 74.2% in the first six months of 1995. This change was primarily the result of increased ADRs and a higher gross operating margin in food and beverage as described above. Lodging income before interest, depreciation and corporate expenses increased from $12.2 million or 25.5% of total lodging revenue in the first six months of 1994 to $13.8 million or 25.8% of total lodging revenue in the first six months of 1995.

  Corporate expenses, primarily administrative and general expenses, increased 13.0% from $1.7 million for the first six months of 1994 to $1.9 million in the first six months of 1995. This increase is primarily a result of an increase in employee related expenses and professional fees. Depreciation and amortization increased 3.3% from $4.3 million in the first six months of 1994 to $4.4 million in the first six months of 1995 due primarily to the hotel acquisitions.

  GROSS OPERATING PROFIT. Gross operating profit increased 21.1% from $7.7 million in the first six months of 1994 to $9.3 million in the first six months of 1995 primarily due to the acquisition of the Pocatello Park Quality Inn and the Green Oaks Inn and Conference Center as mentioned above. As a percentage of total revenue of owned operations, gross operating profit increased from 13.7% in the first six months of 1994 to 15.1% in the first six months of 1995 due primarily to the strong economies from the hotels in the Intermountain states of Utah and Idaho and the conference center hotel in Arizona.

  INTEREST EXPENSE. Interest expense increased 15.5% from $5.2 million in the first six months of 1994 to $6.1 million in the first six months of 1995. The increase is attributable to the increase in prime lending rate and the debt associated with the acquisition of the Pocatello Park Quality Inn.

 Comparison of 1993 to 1994 Operations

  REVENUE FROM OWNED OPERATIONS. Total lodging revenue increased 15.8% from $80.5 million in 1993 to $93.2 million in 1994. This increase resulted primarily from the acquisitions of hotels in 1993 and 1994. Additional revenue resulted from increased occupancy levels from 63.9% in 1993 to 65.2% in 1994 and increased ADR from $63.31 in 1993 to $63.75 in 1994. The increased occupancy resulted primarily from improved levels in the Intermountain region hotels.

  OPERATING COSTS AND EXPENSES. Lodging expenses increased 16.1% from $61.0 million in 1993 to $70.8 million in 1994. This increase also relates to the hotel acquisitions in 1993 and 1994. As a percentage of lodging revenue, lodging expenses increased from 75.7% in 1993 to 75.9% in 1994.

  Corporate expenses, primarily administrative and general expenses, remained level at $3.3 million from 1993 to 1994, but declined from 3.4% to 3.0% as a percentage of total revenue of owned operations.

Depreciation and amortization increased 7.2% from $7.9 million in 1993 to $8.5 million in 1994 due primarily to the hotel acquisitions in 1993 and 1994 and the new laundry facility which opened in April 1993 in Rochester, Minnesota.

  The non-recurring charge of $1.8 million in 1994 represents expenses related to a planned public offering and conversion of Historical Kahler into a REIT which was not completed due to unfavorable market conditions. The after-tax impact of such charge was approximately $1.3 million.

  GROSS OPERATING PROFIT. Gross operating profit decreased by $127,000 from $12.2 million in 1993 to $12.1 million in 1994. Excluding the $1.8 million of non-recurring charges, Historical Kahler would have had 1994 gross operating profit of $13.9 million, a 13.8% increase over 1993.

  INTEREST EXPENSE. Interest expense increased by 19.7% from $9.4 million in 1993 to $11.2 million in 1994. The increase in the amount of interest expense can be attributed to increased indebtedness incurred in connection with the hotel acquisitions in 1993 and 1994, the new laundry facility and increases in the prime interest rate during 1994. Increases in the prime interest rate during 1994 contributed approximately $720,000 of this $1.8 million increase.

  PROVISION FOR INCOME TAXES. At January 2, 1994 and January 1, 1995, Historical Kahler had prepaid income tax charges net of deferred income tax credits of $393,000 and $513,000, respectively. Historical Kahler has based the value of the net prepaid tax asset primarily on the alternative minimum tax credits which, under current law, have no expiration dates. The ultimate realization of the deferred tax asset is dependent upon the offset of these credits against future federal tax payments if future taxable income exceeds the alternative minimum tax levels. Also, these credits could generate a refund by carrying back net operating losses if Historical Kahler incurred such losses in the future. Further analysis of the tax provision is presented in Note 11 of Notes to Consolidated Financial Statements of Historical Kahler.

 Comparison of 1992 to 1993 Operations

  REVENUE FROM OWNED OPERATIONS. Lodging revenues increased by $22.1 million or 37.8% from $58.4 million in 1992 to $80.5 million in 1993. This increase is primarily the result of having the additional properties acquired in 1992 (Boise Park Suites, Sheraton San Marcos and Olympia Park Hotels) for the full year of 1993 and the additional hotels acquired in 1993 (Salt Lake Hilton and Ogden Park Hotels). Increased occupancy and average room rates also contributed to the revenue increase.

  OPERATING COSTS AND EXPENSES. Total operating costs and expenses, excluding non-recurring charges, increased from $66.9 million in 1992 to $84.8 million in 1993, but as a percentage of total revenue of owned operations declined from 90.3% in 1992 to 87.4% in 1993.

  Similarly, lodging costs increased 35.3% from $45.1 million in 1992 to $61.0 million in 1993, but as a percentage of lodging revenue declined from 77.1% in 1992 to 75.7% in 1993. This improvement was a direct result of increased occupancy and rates during the year plus improved cost control.

  Corporate expenses for 1993 remained approximately the same as in 1992, but as a percentage of total revenue of owned operations corporate expenses declined from 4.3% in 1992 to 3.4% in 1993.

  Depreciation and amortization increased 21.7% from $6.5 million in 1992 to $7.9 million in 1993 due primarily to the 1993 hotel acquisitions. Depreciation and amortization declined, however, as a percentage of total revenue of owned operations from 8.8% in 1992 to 8.2% in 1993.

  The non-recurring charge of $2.8 million in 1992 consists of a $1.2 million non-cash writedown of a hotel property and a $1.6 million charge to settle a lawsuit concerning the Sheraton San Marcos Golf Resort and Conference Center.

  GROSS OPERATING PROFIT. Gross operating profit increased by $7.8 million from $4.4 million in 1992 to $12.1 million in 1993. As a percentage of total revenue of owned operations, gross operating profit increased from 5.9% in 1992 to 12.6% in 1993. Lodging, formal wear operations and the 1992 non-recurring charges were the major contributors to this improvement.

  INTEREST EXPENSE. Interest expense increased 28.2% from $7.3 million in 1992 to $9.4 million in 1993. This increase is attributable to the debt associated with the laundry facility opened in April 1993 and new properties acquired in 1993.

  OTHER ITEMS. The loss on sale of assets of $693,000 in 1992 includes a $397,000 loss relating to discontinued operations at a Wisconsin Dells hotel, a $400,000 writedown of assets and reserve for demolition of the old laundry facility in Rochester, offset by a gain of $104,000 on the sale of customer contracts related to the closing of formal wear operations in San Jose.

  The 1992 extraordinary item of $2.5 million, net of income tax of $278,000, relates to the extinguishment of debt and was recorded simultaneously with the writedown of a hotel property.

LIQUIDITY AND CAPITAL RESOURCES

  CASH FLOWS FROM OPERATIONS. Net cash from operations increased 8.8% from $5.6 million in the first six months of 1994 to $6.1 million in the first six months of 1995. Net cash from operations decreased, however, from $10.4 million in 1993 to $9.4 million in 1994. The decrease was primarily attributable to the after-tax charge of $1.3 million resulting from costs incurred in connection with a planned public offering and conversion of Historical Kahler into a REIT.

  CASH FLOWS FROM INVESTING ACTIVITIES. Capital expenditures decreased from $8.7 million in the first six months of 1994 to $3.2 million in the first six months of 1995. Capital expenditures in the first six months of 1994 consisted of $5.2 million used for acquisition of the Pocatello Park Quality Inn with most of the rest used for refurbishment of existing properties and purchase of formal wear garments. Expenditures in the first six months of 1995 were used to remodel and refurbish existing hotels, purchase laundry and formal wear equipment and purchase garments.

  Capital expenditures for 1993 and 1994 totaled $12.2 million and $13.5 million, respectively. In 1993, approximately $9.3 million was used on the construction of the new laundry facility in Rochester, while approximately $2.2 million was used for refurbishment of existing hotels and $700,000 for the purchase of garments. In 1994, approximately $7.8 million was used for acquisition and renovation of the Pocatello Park Quality Inn, land for the expansion of the Boise Park Suites Hotel, acquisition of Green Oaks Inn and Conference Center and completion of the laundry facility in Rochester. In addition, approximately $4.5 million was used for refurbishment of existing hotels and $1.2 for the purchase of formal wear garments.

  In June 1995, Historical Kahler signed a purchase agreement relating to the acquisition of the Canyon Springs Park Hotel for $5.8 million. In addition to this acquisition, which was completed in August 1995, and Historical Kahler's customary refurbishing expenditures, management estimates that $5.2 million will be used to expand the Boise Park Suites Hotel from 130 rooms to 243 rooms. Historical Kahler has a loan commitment for construction and permanent financing to fund the estimated $4.9 million cost of expansion.

  Notes receivable, including current portion, declined from $5.1 million at 1993 year end to $1.6 million at 1994 year end, principally due to the acquisition of the Green Oaks Inn and Conference Center in December 1994. See
Note 3 of Notes to Consolidated Financial Statements of Historical Kahler for a summary of the acquisition.

  CASH FLOWS FROM FINANCING ACTIVITIES. In the first six months of 1995, Historical Kahler made a scheduled $500,000 payment on its subordinated debt, normal principal retirements of $976,000 and $1.2 million repayment on its lines of credit and short-term notes. In the first six months of 1994, normal principal retirements of $1.2 million were made. Net cash provided from proceeds of new long-term debt of $3.7 million and net borrowing under line-of-credit agreements of $1.7 million relates to the cash requirements for the acquisition of Pocatello Park Quality Inn.

  At January 1, 1995, Historical Kahler had notes payable of $5.3 million due in 1995. Of this amount, $4.3 million relates to amounts outstanding on $4.5 million of available lines of credit. The banks providing these lines of credit normally extend the lines one year at a time. Historical Kahler has received the extension of all its lines of credit through June 1996. The remaining $1.0 million at January 1, 1995 was a note payable due in June 1995 which was repaid from working capital.

  At January 1, 1995, Historical Kahler had approximately $75 million of variable rate debt and $57 million of fixed rate debt. Historical Kahler's variable rate debt is generally indexed to the prime rate, ranging from prime to 2% in excess of prime. Historical Kahler believes that its net cash provided by operating activities along with other financing sources will be sufficient to fund its capital requirements.

  Historical Kahler received proceeds of approximately $1.4 million in 1994 from the issuance of Common Stock in connection with the exercise of warrants and stock options. Stockholders' equity increased $4.9 million during fiscal 1994 to $21.3 million at January 1, 1995, principally as a result of such proceeds and conversion of approximately $3.3 million of preferred stock.

INFLATION

  Management believes that, during the five years ended January 1, 1995 and the six months ended July 2, 1995, inflation has not had a material effect on the assets or operations of Historical Kahler.

SEASONALITY

  Historical Kahler's hotel operations have been seasonal in nature, reflecting higher occupancy rates during the first and third quarters. The higher occupancy rates during the first quarter are due to increased seasonal demand at the Sheraton San Marcos Golf Resort and Conference Center and the Greater Salt Lake City area hotels due to winter skiing. The third quarter typically has higher occupancy rates due to summer vacation travel.

OTHER

  Historical Kahler is involved in various litigation in the normal course of business. Historical Kahler does not expect the outcome of such litigation to have a material adverse effect on its consolidated financial statements. See "The Hotels--Legal Proceedings."

           PRO FORMA SELECTED CONSOLIDATED FINANCIAL DATA OF KMC

  The following table sets forth unaudited pro forma selected consolidated financial data for KMC. The data are presented as if (i) the Spin Off had occurred as of the beginning of each period presented, (ii) certain Hotels acquired subsequent to the beginning of each period presented had been acquired as of the beginning of each period presented, and (iii) the Percentage Leases were executed and in effect as of the beginning of each period presented. The pro forma financial information is not necessarily indicative of what the actual financial position and results of operations of KMC would have been as of and for the periods presented, and such information does not purport to represent the future financial position of KMC. This table should be read in conjunction with the Pro Forma Condensed Consolidated Financial Data of KMC included elsewhere in this Prospectus.

                                                               FIRST
                                                TWELVE      SIX MONTHS
                                 FISCAL YEAR MONTHS ENDED ----------------
                                    1994     JULY 2, 1995  1994     1995
                                 ----------- ------------ -------  -------
                                   (DOLLARS IN THOUSANDS, EXCEPT PER SHARE
                                                    DATA)
STATEMENT OF OPERATIONS DATA:
Lodging Segment
 Lodging--rooms.................   $55,275     $56,673    $28,527  $29,925
 --food & beverage..............    29,869      30,272     14,866   15,269
 --other........................    10,121      10,641      5,442    5,962
 Interest income................       137         144         60       67
 Equity loss of affiliates......      (278)       (292)       (29)     (43)
                                   -------     -------    -------  -------
   Total lodging revenue........    95,124      97,438     48,866   51,180
 Percentage lease expense (1)...    24,354      25,117     12,752   13,515
 Lodging expenses...............    68,178      69,542     34,270   35,634
                                   -------     -------    -------  -------
 Lodging income before
  interest, depreciation, and
  corporate expenses............     2,592       2,779      1,844    2,031
                                   -------     -------    -------  -------
Laundry Segment
 Laundry revenue................     6,304       6,052      3,309    3,057
 Laundry expenses...............     5,957       5,206      3,220    2,469
                                   -------     -------    -------  -------
 Laundry income before
  interest, depreciation, and
  corporate expenses............       347         846         89      588
                                   -------     -------    -------  -------
Formal Wear Segment
 Formal wear revenue............     8,924       9,117      4,809    5,002
 Formal wear expenses...........     6,975       7,207      3,704    3,936
                                   -------     -------    -------  -------
 Formal wear income before
  interest, depreciation, and
  corporate expenses............     1,949       1,910      1,105    1,066
                                   -------     -------    -------  -------
Other income before interest,
 depreciation, and corporate
 expenses.......................        86          73         43       30
                                   -------     -------    -------  -------
Total income before interest,
 depreciation and corporate
 expenses.......................     4,974       5,608      3,081    3,715
Corporate expenses..............    (2,782)     (3,002)    (1,456)  (1,676)
Interest expense................    (1,294)     (1,337)      (629)    (672)
Depreciation and amortization...    (3,305)     (3,292)    (1,722)  (1,709)
                                   -------     -------    -------  -------
Loss from operations before
 income taxes...................    (2,407)     (2,023)      (726)    (342)
                                   -------     -------    -------  -------
Net loss........................   $(2,407)    $(2,023)   $  (726) $  (342)
                                   =======     =======    =======  =======
Loss per share (2)..............   $ (5.02)    $ (4.22)   $ (1.52) $  (.71)
                                   =======     =======    =======  =======

                                                                    JULY 2, 1995
                                                                    ------------
                                                                    (DOLLARS IN
                                                                     THOUSANDS)
BALANCE SHEET DATA:
Investment in real estate (before accumulated depreciation)........   $45,204
Net investment in real estate......................................    29,667
Total assets.......................................................    41,867
Total mortgage debt................................................    14,120
Stockholders' equity...............................................    16,577

- --------

(1) Represents lease payments to Realty calculated on a pro forma basis by applying the rent provisions in the Percentage Leases to the historical revenue of the Leased Hotels for the periods presented.

(2) The number of outstanding shares of KMC Common Stock used to compute income per share for 1994, for the twelve months ended July 2, 1995 and for the first six months of 1994 and 1995 is 479,177.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF

                      PRO FORMA FINANCIAL DATA OF KMC

  The management's discussion and analysis of pro forma financial data set forth below should be read in conjunction with the Pro Forma Condensed Consolidated Financial Data of KMC and Realty, Management's Discussion and Analysis of Financial Condition and Results of Operations of Historical Kahler, and the Consolidated Financial Statements of Historical Kahler and Notes thereto, all appearing elsewhere in this Prospectus.

  Following the Spin Off, KMC will be primarily engaged in managing and operating 22 Hotels, two commercial laundry facilities and a formal wear business. KMC's principal sources of revenue will be from the Leased Hotels, management fees under its management contracts, revenues from the two Owned Hotels and revenues from Textile and Anderson's. KMC will initially lease the Leased Hotels pursuant to the Percentage Leases. Under the Percentage Leases, KMC will be obligated to pay at least the Base Rent with respect to each Leased Hotel. KMC's ability to pay rent to Realty under the Percentage Leases will depend on the operations of the Leased Hotels.

  Pro forma results for the first six months are not necessarily indicative of trends for the year due to the seasonal nature of KMC's business. Historically, revenues of the KMC businesses are greater in the second and third quarters.

PRO FORMA RESULTS OF OPERATIONS

 Comparison of Pro Forma First Six Months 1995 to Pro Forma First Six Months
1994.

  Pro forma total lodging revenue increased 4.7% to $51.2 million in 1995 as compared to $48.9 million in 1994, primarily due to an increase in the number of room nights available, improved occupancy and increased average room rates. Room nights available in the Hotels on a historical basis increased 5.1% from 772,884 during the first six months of 1994, to 812,285 during the same period in 1995. Occupancy on a historical basis increased to 66.5% in 1995, as compared to 65.6% in 1994. The ADR for the Hotels on a historical basis increased by $1.61 from $65.49 in 1994 to $67.10 in 1995. Food and beverage pro forma revenues increased by 2.7% from $14.9 million in 1994, to $15.3 million in 1995, as a result of the increase in the number of room nights available and improved occupancy rate between the periods. Pro forma other lodging revenue increased from $5.4 million in 1994, to $6.0 million in 1995, or 9.6%, primarily because of the increase in occupied rooms. Approximately 97.0% and 96.6% of total lodging revenue and 83.8% and 82.8% of total revenue was attributable to the Realty Hotels during the first six months of 1995 and 1994, respectively.

  Percentage lease expense, increased by 6.0% to $13.5 million in 1995, from $12.8 million in 1994 as a result of increases in room and food and beverage revenues. On a pro forma basis, the Percentage Rent for each Leased Hotel for the six months of 1995 and 1994 was greater than Base Rent for that period. The aggregate pro forma Base Rent for the Leased Hotels was $8.1 million for the first six months of 1995 and 1994. Pro forma lodging expenses also increased by approximately $1.4 million, or 3.8%, to $35.6 million in 1995 as compared to $34.3 million in 1994. These increases are the result of the increased occupancies and rates as mentioned above.

  Lodging income before interest, depreciation and corporate expenses increased 10.1% to $2.0 million in 1995 as compared to $1.8 million in 1994, due to the increase in total lodging revenue which was only partially offset by increased percentage lease expense and lodging expenses.

  Laundry revenue decreased 7.6% to $3.1 million in 1995 from $3.3 million in 1994. This decrease was primarily the result of downsizing the Textile laundry facility in Utah in the fourth quarter of 1994. This downsizing was the result of Historical Kahler's efforts to discontinue laundry services for unprofitable products and accounts in Utah. Offsetting this decrease was an increase in revenues at the Textile laundry facility in Rochester of approximately 3.3% in 1995.

  Laundry operating expenses decreased to 80.8% of laundry revenues in 1995, as compared to 97.3% in 1994. The decrease was primarily due to greatly improved efficiencies associated with the laundry facility in Rochester, which opened in April 1993. Productivity measured in pounds produced per labor hour increased to 90.1 in 1995 compared to 62.3 in 1994, a 44.6% improvement in Rochester. Also contributing to this improvement was the downsizing at the Utah facility.

  Laundry income before interest, depreciation and corporate expenses increased to $588,000 in 1995 as compared to $89,000 in 1994. This substantial increase was primarily due to the greatly improved operating efficiencies at the Rochester laundry facility.

  Formal wear revenue increased by 4.0% in 1995 to $5.0 million from $4.8 million in 1994. This improvement resulted from an increase in the volume of units shipped of 1.8% and an increase of revenue per unit of 1.3%.

  Formal wear operating expenses increased by 6.3% in 1995 to $3.9 million from $3.7 million in 1994. As a percentage of formal wear revenue, formal wear expenses increased slightly to 78.7% in 1995 from 77.0% in 1994.

  Formal wear operating income before interest, depreciation and corporate expenses was approximately $1.1 million during the first six months of 1995 and 1994.

  Pro forma corporate expenses of KMC were approximately $1.7 million in 1995 and $1.5 million in 1994. This increase is primarily because of an increase in employee related expenses and professional fees. Pro forma interest expense increased to $672,000 in 1995 from $629,000 in 1994. The increase in pro forma interest expense resulted from an increase in the prime lending rate. Approximately $474,000 and $477,000 of the interest expense in 1995 and 1994, respectively, represented interest on debt secured by the Rochester laundry facility, with most of the balance attributable to a mortgage on the Owned Hotels. Pro forma depreciation and amortization was unchanged at $1.7 million in 1995 and 1994. Approximately $692,000 and $579,000 of this amount in 1995 and $754,000 and $566,000 of this amount in 1994 was attributable to depreciation in the formal wear business (primarily garments) and to depreciation in the hotel management business (primarily personal property at the Hotels), respectively, with the balance in each case attributable to the commercial laundry business and corporate.

  Pro forma net loss was $342,000 in 1995 as compared to a pro forma net loss of $726,000 in 1994.

 Pro Forma Fiscal Year 1994



  Pro forma total lodging revenue for KMC in 1994 was $95.1 million. Approximately 96.5% of total lodging revenue and 83.2% of total revenue was attributable to the Realty Hotels during 1994. Percentage lease expense for 1994 was $24.4 million. On a pro forma basis, the Percentage Rent for each Leased Hotel during 1994 would have been greater than Base Rent for that period. The aggregate pro forma Base Rent for the Leased Hotels for 1994 was $16.2 million. Pro forma lodging expenses were $68.2 million in 1994. Pro forma lodging income before interest, depreciation and corporate expenses was $2.6 million.

  The pro forma results for the laundry and formal wear businesses are identical to the historical results reported by Historical Kahler for these businesses. On a pro forma basis, laundry revenue for 1994 was $6.3 million and laundry expenses were $6.0 million. Pro forma laundry expenses represented 94.5% of total laundry revenue for 1994. The new Rochester laundry facility which opened in April 1993 continued to experience start up inefficiencies in 1994 causing the facility to operate below its expected efficiency. During 1994, the facility processed an average of 66.6 pounds per labor hour. Comparing production of the facility in January 1994 with December 1994, the pounds processed per labor hour were 61.4 and 82.7, respectively.

  On a pro forma basis, formal wear revenue in 1994 was $8.9 million and formal wear expenses were $7.0 million. As a percentage of formal wear revenue, formal wear expenses were 78.2%.

  On a pro forma basis, corporate expenses, interest expense and depreciation and amortization were approximately $2.8 million, $1.3 million and $3.3 million, respectively, for 1994. The pro forma corporate expenses reflect the transfer to KMC of substantially all of Historical Kahler's former employees as a result of the Spin Off. Of the pro forma interest expense for 1994, approximately $963,000 represented interest on debt secured by the Rochester laundry facility, with most of the balance attributable to KMC's mortgage on the Owned Hotels. Of the pro forma depreciation and amortization for 1994, approximately $1.4 million and $1.1 million of this amount was attributable to depreciation in the formal wear business (primarily garments) and to depreciation in the hotel management business (primarily personal property at the Hotels), respectively, with the balance in each case attributable to the commercial laundry business and corporate.

  Pro forma net loss for KMC in 1994 was $2.4 million.

PRO FORMA LIQUIDITY AND CAPITAL RESOURCES


  On a pro forma basis, after the Spin Off, KMC had outstanding mortgage debt of approximately $14.1 million as of July 2, 1995. This debt included approximately $9.7 million of debt of a subsidiary of KMC, which is secured by Textile's commercial laundry facility in Rochester, Minnesota, and guaranteed by Realty. If the subsidiary defaults on this debt, the lender has the right to demand payment of the debt from Realty and to put the debt to the Mayo Foundation. In that event the Mayo Foundation can either pursue Realty for reimbursement as guarantor or foreclose on the commercial laundry facility, which is the sole laundry facility serving the Mayo Clinic's facilities in Rochester, Minnesota. KMC has agreed to indemnify Realty for any amounts paid under this guarantee.

  KMC's pro forma stockholders' equity as of July 2, 1995 was $16.6 million. KMC's pro forma stockholders' equity is based on the pro forma net book value of assets and liabilities distributed by Historical Kahler to KMC in the Spin Off. The fair market value of the KMC Common Stock following the Spin Off may differ substantially from the pro forma stockholders' equity presented. KMC has applied for quotation of the KMC Common Stock on the Nasdaq SmallCap Market. Until the KMC Common Stock is fully distributed and an orderly market develops, the prices at which trading in such stock occurs may fluctuate significantly.

  As of July 2, 1995, KMC's pro forma investment in real estate (before accumulated depreciation) was $45.2 million and its net investment in real estate was $30.0 million. KMC's pro forma total assets as of July 2, 1995 were $41.9 million.

  On a proforma basis, KMC has had net losses of $2.4 million, $2.0 million, $726,000 and $342,000 for fiscal 1994, the twelve months ended July 2, 1995, and the first six months of 1994 and 1995, respectively. These pro forma net losses are primarily due to depreciation of the new Rochester laundry facility, depreciation of personal property associated with six of the Leased Hotels and the operating inefficiencies experienced by the Rochester laundry during its start up phase. In the future, KMC anticipates that its net loss will decline primarily as a result of improved operating results from the Textile business due to increased operating efficiencies and the operation of additional hotels under percentage lease arrangements similar to its existing leases with Realty. KMC also anticipates that it will generate sufficient cash from operations in 1995 to fund its business operations and planned capital expenditures. There can be no assurance, however, that KMC will be able to reduce its net losses in the near future or that the cash generated by operations in 1995 will be sufficient to fund its business operations.

  KMC's capital expenditure requirements consist of the purchase of formal wear garments, expenditures for the two Owned Hotels and the laundry facilities and corporate expenditures. KMC's principal annual capital expenditure is the purchase of formal wear garments. In 1994, KMC had approximately $2.0 million in capital expenditures, including approximately $1.2 million for formal wear garments and $326,000 for equipment at the new Rochester laundry facility. KMC anticipates that it will make approximately $1.5 million in capital expenditures in 1995, including $1.1 million for formal wear garments.

  KMC does not currently have any lines of credit and does not anticipate needing a line of credit within the next year. KMC's pro forma negative working capital provides it with a source of capital. Since KMC principally sells services (rather than goods) for cash, KMC does not normally need positive working capital. Negative working capital is common in the lodging industry. If KMC determines to seek a line of credit, it currently has unencumbered assets which could be used to secure a line of credit; however, there can be no assurance that a line of credit would be available on terms acceptable to KMC or at all.

SEASONALITY

  KMC anticipates that it will experience seasonality in its operation of the Hotels similar to that experienced by Historical Kahler, reflecting higher occupancy rates in the first quarter due to winter ski vacations and Arizona vacations and in the third quarter due to summer vacation travel. In addition, the formal wear business is highly seasonal, with the greatest amount of rentals during the second quarter due to high school proms and weddings. KMC's laundry business is not subject to significant seasonality. As a result, KMC expects that the second and third quarters will generally be its strongest, with the fourth quarter generally being its weakest.

                                 BUSINESS

GENERAL

  KMC is primarily engaged in managing and operating the 22 Hotels, a majority of which are owned by Realty. KMC also owns and operates certain non-real estate related businesses that were owned by Historical Kahler prior to the Spin Off, including Textile, Historical Kahler's commercial laundry business, and Anderson's, Historical Kahler's wholesale and retail formal wear business.

GROWTH STRATEGY

  KMC's growth strategy is to expand its hotel management operations primarily through its relationship with Realty. KMC's primary focus will be to operate the Realty Hotels and any new hotel properties that Realty acquires and leases to KMC. KMC expects to pursue jointly with Realty new hotel opportunities. Realty has indicated that it will rely on KMC's hotel management operations to assist it in evaluating potential markets for acquisitions and in identifying potential acquisition opportunities that might not be readily available in the open market. After a potential acquisition opportunity is identified, Realty and KMC will jointly evaluate the property from both an ownership and operational standpoint. Once acquired, Realty and KMC will work together to reposition the hotel, as necessary, through improved management, franchise affiliation, redevelopment or refurbishment.

  Subject to its noncompetition covenant set forth in the Right of First Refusal Agreement, KMC may also seek to manage additional hotels for third parties other than Realty. See "Certain Agreements between KMC and Realty-- Right of First Refusal Agreement." Although equity interests in certain hotels were transferred to KMC as part of the Asset Transfers, KMC does not anticipate making substantial equity investments in hotel properties for the foreseeable future.

HOTEL OPERATIONS

 General

  KMC operates 22 Hotels, including the 14 Leased Hotels, the six Managed Hotels and the two Owned Hotels. KMC also holds a minority equity interest in the entities that own four of the Managed Hotels. Of the 22 Hotels, 16 are full service hotels, 3 are conference center hotels and 3 are limited service hotels. The general attributes of each of these categories of Hotel are described below.

  . Full service. These Hotels generally provide a full range of services and amenities, including convention and banquet facilities, room service, business centers, fitness centers, swimming pools, gift and convenience shops, parking facilities and, in most instances, restaurants and lounges. KMC operates both luxury and moderately-priced full service Hotels containing from 130 to 351 guest rooms, except for The Kahler Hotel, which has 696 rooms. These Hotels cater to a broad range of customers including frequent business travelers, large groups and conventions, and leisure travelers of the 16 full service Hotels, eleven are Leased Hotels and five are Managed Hotels. See "The Hotels."

  . Conference Center. These Hotels offer all of the services of a full service hotel, as well as large meeting and conference facilities and convention support services. Two of the conference center Hotels operated by KMC also offer a full range of resort amenities, including golf courses and tennis courts. The conference center Hotels operated by KMC have from 187 to 295 rooms and are designed to provide high quality conference facilities with moderately-priced room rates. The conference center Hotels seek to attract regional and national conferences and meetings. All of the conference center Hotels are Leased Hotels. See "The Hotels."

  . Limited Service. These Hotels offer budget formats and provide a selected range of amenities and services, primarily swimming pools, fitness centers and business centers that are attractive to business travelers. The limited service operation of these Hotels is designed to attract individual business travelers and vacationers and to allow the Hotels to be competitive and profitable at relatively lower occupancy levels than other hotel formats. The limited service Hotels operated by KMC have from 70 to 107 rooms. The limited service Hotels include two Owned Hotels and one Managed Hotel. See "The Hotels."

  Most of the Hotels are situated near major hotel room demand generators, including major medical facilities, large corporate facilities and major universities, and are generally located near major interstate highways, transportation centers and airports.

 Hotel Management

  KMC's operating responsibilities with respect to the Hotels encompass all phases of lodging operations, including hiring, training and supervising all of the managers and employees necessary for the operation of the Hotels. KMC also provides computerized reservation services, advertising and marketing and promotion services.

  KMC is also generally responsible for allocating funds for periodic maintenance and repairs of the buildings and furnishings. With respect to the Leased Hotels under the terms of the Percentage Leases, Realty is required to reserve, on a quarterly basis, 5.5% of total room revenues to be used for the ongoing refurbishment and replacement of FF&E at the Leased Hotels. KMC will submit to Realty, on an annual basis, capital reinvestment schedules which detail proposed room and facilities refurbishments and FF&E replacement for the Leased Hotels based upon feedback from guests, employees, property managers and property inspection reports from franchisors on the franchised properties. KMC reviews each of the Leased Hotels for potential revenue-enhancing upgrades, renovations, and refurbishment projects including additional guest services and amenities such as business centers, concierge floors and in-room refrigerators. Based on information provided by KMC, Realty reviews investment returns of such projects to decide upon the feasibility and timing. To maximize operational savings, the purchasing of capital items, which include linens, paper goods, toiletries, furniture and hotel equipment, are centralized by KMC to achieve economies of scale.

  KMC's primary goal is to maintain guest satisfaction by providing quality lodging services and value to guests of the Hotels. In order to monitor customer satisfaction, senior management of KMC personally review guest feedback obtained from comment cards and questionnaires given to hotel and restaurant guests as well as planners of meetings, conventions, and banquets. KMC also monitors its guests' satisfaction and expectations of guest services and amenities through focus groups. Recent enhancements in response to these programs include the addition of microwaves, refrigerators and coffee-makers in guest rooms at certain of the Hotels.

  Each of the 22 Hotels managed by KMC has a general manager who is responsible for that Hotel's operations. The general manager has a staff that manages the various departments within the Hotel. Each year the general managers prepare detailed operating budgets and marketing plans. Hotel operations are monitored throughout the year by comparing results to the budget and to the prior year's performance. The general manger is compensated in part through a bonus equal to a percentage of the amount by which the income of the Hotel less operating expenses of the Hotel exceeds the annual budget for the Hotel.

  KMC has a centralized corporate staff that provides support to each general manager and each Hotel staff in the following areas: sales and marketing; human relations and employee benefits; engineering and building maintenance; accounting; and data processing. KMC believes that it is able to operate more effectively than many franchised competitors because it has both regional and centralized support services whereby senior management constantly monitors revenue and expense trends. Senior management of KMC review annual operating budgets and marketing plans and attend monthly meetings to review recent performance and to revise the following month's forecast.

 Marketing

  KMC's senior vice president-marketing works with each Hotel sales staff in setting marketing goals, developing marketing strategies and achieving marketing goals. The general manager and the director of marketing for each Hotel are responsible for the sales effort of their Hotel. Each Hotel market is divided into two general categories: individual travelers, who travel alone with or without advance reservations, and group travelers, who stay at a Hotel as part of a business group, convention or tour group. Individual travelers are attracted to a Hotel as a result of the Hotel's location, by advertising directed at individual travelers, by maintaining toll-free numbers and reservation systems, by providing special services when the traveler arrives at the Hotel and by promoting special sales programs and discounts. A Hotel attracts group travelers as a result of the Hotel's location, by providing facilities and amenities to meet group needs and by offering special group rates. Each Hotel maintains a sales staff which calls on groups and travel agents and works with them in selecting, planning and holding group functions.



ANDERSON'S

  Following the Spin Off, KMC will own and operate Anderson's, a wholesale and retail distributor of men's formal wear. Anderson's has distribution centers in Rochester, Minnesota; Denver, Colorado; Kansas City, Kansas and Dallas, Texas. These distribution centers range in size from approximately 14,000 square feet to 16,200 square feet and supply both company-owned and unaffiliated retail outlets throughout the Midwest and West. Anderson's operates 39 retail outlets in Colorado, Iowa, Kansas, Minnesota, Missouri, Nevada, North Dakota, South Dakota, Texas and Wisconsin.

  Purchases of tuxedos and related accessories come from a number of different manufacturers. These tuxedos are stored in the four distribution warehouses and rented at wholesale cost per affair to more than 1,400 retail outlets. The consumers order from catalog pictures or from samples displayed in the store. The dealers send the orders to the Anderson's wholesale operation. The week the tuxedo is needed, it is sent to the dealer where it is held for customer pickup.

  The tuxedos are shipped via United Parcel Service, bus, mail and other modes of transportation, including Anderson's own delivery vehicles. The tuxedos are returned from the dealer to Anderson's in the same manner as they were shipped. Each Anderson's operation has its own cleaning plant. This includes dry cleaning, laundry, finishing and alterations. The garment processing takes approximately 50% of the labor cost involved in renting a tuxedo.

  KMC's formal wear business supplies a wide variety of colors and styles with 75% to 80% of the business consisting of wedding parties. The balance of the rental revenue is generated from proms and other special occasions.

  The formal wear business is highly seasonal, with the peak of the season coming in the early summer months and holding through the fall. The lowest point in the seasonal curve comes in January and February. The seasonal nature of the formal wear business occurs over a relatively short period of time, with large fluctuations from week to week.

TEXTILE

  Textile, KMC's commercial laundry business, has laundry facilities in Rochester, Minnesota and Salt Lake City, Utah, providing commercial and institutional laundry and dry cleaning services as well as linen, uniform and dust control rental services. These laundry operations provide cleaning and rental services to all of the Realty Hotels in Rochester and three of the Realty Hotels in Salt Lake City. Textile was formed in 1918 to provide laundry services to The Kahler Hotel and the hospitals Historical Kahler then owned. Today, Textile's mission is very similar--to provide cleaning and rental services to KMC's lodging facilities and to medical, institutional and commercial businesses.

  In 1992, Textile entered into a 20 year exclusive Service Agreement to provide laundry services to the Mayo Clinic and Methodist and St. Mary's Hospitals in Rochester. The Service Agreement requires Textile to provide uninterrupted service to the Mayo Clinic, adequate to service all of the laundry needs of the Mayo Clinic and Methodist and St. Mary's Hospitals. The Service Agreement also provides that the maximum price increase by Textile in any calendar year is 0.5% less than the average monthly percentage change between the two prior calendar years in the CPI and that the Mayo Clinic is entitled to price decreases to the extent that the Mayo Clinic can reasonably demonstrate cost savings due to actions by the Mayo Clinic. Textile opened a $13.2 million state-of-the-art commercial laundry in Rochester in April 1993. Textile's laundry facility in Rochester secures a mortgage loan due September 2013 that had an outstanding balance as of July 2, 1995, of $9.7 million and bears interest at 9.9% per annum. See "Management's Discussion and Analysis of Pro Forma Financial Data of KMC."

  In December 1988, Historical Kahler acquired an operating commercial laundry in Salt Lake City, Utah. Today, in the greater Salt Lake City area, Textile provides laundry services for three of the Realty Hotels in Salt Lake City as well as for other hotels, a hospital and other institutional customers. Although KMC believes that Textile is not dependent on any one particular customer, its operations in Rochester will vary directly with volume of use by the Mayo Clinic and Methodist and St. Mary's Hospitals. KMC's strategy is to build on Textile's major institutional accounts, such as its relationships with the Mayo Clinic and Realty, while seeking to expand its services to other institutional customers and to broaden its operations in the uniform rental and dust control markets.

REGULATORY MATTERS

 Permits and Licenses

  A number of states regulate the licensing of hotels and restaurants, including liquor license grants, by requiring registration, disclosure statements and compliance with specific standards of conduct. In addition, various federal and state regulations mandate certain disclosures and practices with respect to the sales of license agreements and the licensor/licensee relationship. KMC believes that each of the Hotels has the necessary permits and approvals to operate its respective business. The relevant licenses have been issued to the individual Hotels. KMC believes that the Spin Off will not affect such licenses.

 Environmental Regulation

  Under various federal, state and local laws and regulations, a current or past owner or operator of real estate may be liable for the cost of removal or remediation of, and damages caused by, certain hazardous or toxic substances or petroleum products located on or released or potentially released from such property. Such laws often impose such liability without regard to whether the owner or operator knew of, or was responsible for, the presence or possible presence of hazardous or toxic substances or petroleum products. Furthermore, a person that arranges for the disposal or transports for disposal or treatment of hazardous or toxic substance or petroleum products at another property may be liable for the cost of removal or remediation of, and damages caused by such materials. The costs of remediation or removal of such substance, or compensation for damages caused thereby, may be substantial. The presence of such substances, or the failure to promptly remediate such substances, may adversely affect the ability to sell such real estate or to borrow using such real estate as collateral. As the operator and, in some cases, owner of the Hotels, KMC may be liable for any such costs. As a successor to Historical Kahler, KMC could also be liable for environmental conditions relating to the prior operation of the Hotels as well as Historical Kahler's formal wear and commercial laundry and dry cleaning businesses.

  KMC is not aware of any environmental liability that KMC believes would have a material adverse effect on KMC's business, assets or results of operations. Nevertheless, it is possible that there are material environmental liabilities of which KMC is unaware. No assurances can be given that (i) future or amended laws, ordinances or regulations or more stringent interpretations or enforcement policies thereunder will not impose any material environmental liability or compliance costs or (ii) the environmental condition of the Hotels will not be affected by recent changes (of which KMC is unaware), by the condition of properties in the vicinity of the Hotels (such as the presence of leaking underground storage tanks) or by the acts or omissions of third parties unrelated to KMC.

  Based on the information contained in environmental assessments and management supervision of compliance with environmental laws, KMC believes that the Hotels are in compliance in all material respects with all federal, state and local ordinances and regulations regarding hazardous or toxic substances, petroleum products, ACMs and other environmental matters. KMC has not been notified by any governmental authority of any material noncompliance, liability or claim relating to hazardous or toxic substances or other environmental matters in connection with any of its present or former properties.

 Asbestos Containing Materials

  Certain federal, state and local laws, regulations and ordinances govern the use, removal, encapsulation or disturbance of ACMs when ACMs are in poor condition or in the event of building remodeling, renovation or demolition. These laws, and certain common law principles, may impose liability for the release of ACMs and may permit third parties to seek recovery from owners or operators of real estate for personal injury or other loss or damage associated with ACMs. KMC believes that the Hotels are in compliance in all material respects with all federal, state and local ordinances and regulations regarding ACMs. KMC has not been notified by any governmental authority of any material noncompliance, liability or claim relating to ACMs in connection with any of its current or former properties.

 Americans with Disabilities Act

  The Hotels and any newly developed or acquired hotels must comply with Title III of the ADA to the extent that such properties are "public accommodations" or "commercial facilities" as defined by ADA. Compliance with the ADA requirements could require removal of structural barriers to handicapped access in certain public areas of the Hotels where such removal is readily achievable. Noncompliance could result in a judicial order requiring compliance, an imposition of fines or an award of damages to private litigants. KMC believes that the Hotels are in compliance in all material respects with the ADA requirements. KMC has not been notified by any governmental authority of any material noncompliance, liability or claim relating to the ADA.

COMPETITION

  Each of the Hotels is located in a developed area that includes other hotels. The markets in which the Hotels are located are competitive, with many hotels in each market. KMC believes that no competitor has a dominant position in any market. Many competitors of the Hotels have substantially greater resources than KMC. KMC has the largest number of rooms under common management in the Greater Salt Lake City area and in Rochester, Minnesota. These concentrations of hotels enable KMC to benefit from its knowledge of those markets and to obtain economies of scale through the coordinated operation of multiple hotels in those markets. An increase in the number of competitive hotels in one of KMC's two primary markets could have a material adverse effect on occupancy and ADRs of the Hotels in those markets or of hotels acquired in the future in those areas.

LEGAL PROCEEDINGS

  Prior to the Spin Off, Historical Kahler was in the discovery stage of litigation with a telecommunications company relating to disputed unremitted telephone revenue and fees at ten of the Hotels. Historical Kahler has denied all claims and has made counterclaims relating to breach of contract and intends to pursue all available alternatives. The outcome of this dispute is uncertain. In connection with the Spin Off, KMC has agreed to indemnify Realty for any losses sustained as a result of this action.

  In December 1994, notice of default relating to bond indebtedness was given on one of Historical Kahler's wholly owned properties. A group of bondholders have claimed Historical Kahler incorrectly calculated "added interest" for the year 1993 in the amount of approximately $267,000. Historical Kahler has denied the claim. If the bondholders were found to be correct in this claim, Historical Kahler would owe this amount for 1993 and an additional $618,000 for 1994. In connection with the Spin Off, Realty has agreed to indemnify KMC for any losses sustained as a result of this action.

  Additionally, Historical Kahler has been involved in various routine litigation arising in the ordinary course of business, substantially all of which is expected to be covered by liability insurance. KMC does not expect the outcome of the matters described above to have a material adverse effect on KMC's consolidated financial statements.

  Realty, Mr. Milner, its President and Chief Executive Officer, and Mr. Stenhaug, its Senior Vice President, Chief Financial Officer and Treasurer, are subject to a 1993 order and consent decree of the Securities and Exchange Commission concerning allegedly improper accounting and disclosure practices employed by Historical Kahler during fiscal years 1988 through 1990. In 1988, 1989 and 1990, Historical Kahler's independent auditors issued unqualified opinions on Historical Kahler's financial statements. Under the terms of the decree, Realty, Mr. Milner and Mr. Stenhaug, without admitting any wrongdoing, have agreed to permanently cease and desist from causing any violation and any future violation of certain sections of the Exchange Act and rules thereunder governing Realty's disclosure and accounting practices. See Note 13 of Notes to Consolidated Financial Statements of Historical Kahler.

EMPLOYEES

  KMC employs approximately 3,500 persons, which represents substantially all of the former employees of Historical Kahler. This staff includes a corporate staff of 45 individuals supporting senior management and approximately 285 hotel management personnel. The hotel employees in Rochester, Minnesota (approximately 496 employees) are represented by a labor union. KMC believes its relationship with its employees is good.

                                  THE HOTELS

                          YEAR       NUMBER
                         OPENED     OF ROOMS   TYPE OF HOTEL     KMC'S INTEREST        REALTY'S INTEREST
                         -------    --------   -------------     --------------        -----------------
THE LEASED HOTELS
 Salt Lake Hilton           1974       351   Full Service      Leased from Realty  100% equity
  Hotel.................
  Salt Lake City, UT
 Ogden Park Hotel.......    1982       288   Full Service      Leased from Realty  63.8% equity(1)
  Ogden, UT
 Provo Park Hotel.......    1982       232   Full Service      Leased from Realty  50.0% equity
  Provo, UT
 Olympia Park Hotel.....    1985       204   Full Service      Leased from Realty  100% equity
  Park City, UT
 Pocatello Park Quality     1978       152   Full Service      Leased from Realty  100% equity
  Inn...................
  Pocatello, ID
 Boise Park Suites          1991       130   Full Service      Leased from Realty  100% equity
  Hotel.................
  Boise, ID
 Canyon Springs Park        1980       112   Full Service      Leased from Realty  100% equity
  Hotel.................
  Twin Falls, ID
 The Kahler Hotel....... various(2)    696   Full Service      Leased from Realty  100% equity
  Rochester, MN
 Kahler Plaza Hotel.....    1989       194   Full Service      Leased from Realty  100% equity
  Rochester, MN
 Clinic View Inn and     various(3)    266   Full Service      Leased from Realty  100% equity
  Suites................
  Rochester, MN
 Holiday Inn Downtown...    1968       170   Full Service      Leased from Realty  100% equity
  Rochester, MN
 Sheraton San Marcos
  Golf Resort and                            Conference Center Leased from Realty  100% equity
  Conference Center..... 1987(4)       295
  Chandler, AZ
 Lakeview Conference
  Center and Resort..... various(5)    187   Conference Center Leased from Realty  100% equity
  Morgantown, WV
 Green Oaks Inn and                    284
  Conference Center.....    1964     -----   Conference Center Leased from Realty  100% equity
  Fort Worth, TX
  ALL LEASED HOTELS.....             3,781
                                     -----
THE MANAGED HOTELS
- ------------------
 University Park Hotel..    1987       220   Full Service      24.0% equity and a  Mortgage
  Salt Lake City, UT                                           management contract
 Plaza One Hotel........    1965       174   Full Service      26.6% equity and a  Right of first refusal(6)
  Rock Island, IL                                              management contract
 Kahler Park Hotel......    1967       125   Full Service      25.0% equity and a  None
  Hibbing, MN                                                  management contract
 Copper King Inn........    1979       146   Full Service      32.9% equity and a  Right of first refusal(6)
  Butte, MT                                                    management contract
 EuroSuites Hotel.......    1990        70   Limited Service   Management contract None
  Morgantown, WV
 Red Fox Inn............    1974       127   Full Service      Management contract None
  Waverly, IA                        -----
  ALL MANAGED HOTELS....               862
                                     -----
THE OWNED HOTELS
- ----------------
 Knights Inn............    1988       107   Limited Service   100% equity         Option to acquire(6)
  Racine, WI
 Knights Inn............    1985       104   Limited Service   100% equity         Option to acquire(6)
  Port Huron, MI                     -----
  ALL OWNED HOTELS......               211
                                     -----
   ALL HOTELS...........             4,854
                                     =====

- --------

(1) Realty will hold a 63.8% equity interest in the Ogden Park Hotel (84.0% upon conversion of certain indebtedness held by Realty).

(2) 350 rooms built in 1926, 228 rooms in 1954 and 162 rooms in 1968. Forty-four of these rooms have been converted to offices and other uses.

(3) 48 rooms built in 1968, 94 rooms in 1974 and 128 rooms in 1990. Four of these rooms have been converted to offices and other uses.

(4) Originally constructed in 1912 and reconstructed and reopened in 1987.

(5) Built in stages from 1950 to 1987.

(6) See "Certain Agreements between KMC and Realty--Right of First Refusal Agreement" and "--Option Agreement."

THE LEASED HOTELS

  The Leased Hotels consist of seven full service Hotels in the Intermountain states of Utah and Idaho, four Hotels in Rochester, Minnesota and three conference center hotels located in Chandler, Arizona, Morgantown, West Virginia and Fort Worth, Texas. KMC will perform all operational and management functions necessary to operate the Leased Hotels. These functions include all advertising, marketing, maid and food service, reservations, accounting, laundry and maintenance. Under the Percentage Leases, Realty is entitled to the greater of Base Rent or Percentage Rent for each Leased Hotel. KMC's ability to effectively conduct its operations and to pay Base Rent or Percentage Rent under the Percentage Leases is dependent upon its ability to generate sufficient cash flow from the operation of the Leased Hotels. The obligations of KMC under the Percentage Leases are unsecured. KMC is entitled to all revenue from the Leased Hotels after payment of Rent under the Percentage Leases and other operating expenses. The Percentage Leases have terms of three, five and seven years, subject to earlier termination upon the occurrence of certain events. Although the Percentage Leases were not determined by arm's-length negotiation, the independent directors of KMC and Realty have approved the Percentage Leases. For further information on the Percentage Leases, see "Certain Agreements between KMC and Realty--The Percentage Leases."

 Intermountain Hotels

  In the Intermountain region, KMC operates eight Hotels with a total of 1,689 rooms, located in Utah and Idaho. Five of these Hotels, with a total of 1,295 rooms, are located in the Greater Salt Lake City area. The Utah Hotels provide extensive coverage of the primary business destinations in the region as well as access to the nine major ski areas surrounding Salt Lake City.

  SALT LAKE HILTON HOTEL-SALT LAKE CITY, UTAH. This Hotel, situated in downtown Salt Lake City, is on the main freeway access to and from downtown and is ten minutes from the airport and 45 minutes to seven ski areas. The Salt Lake Hilton Hotel offers 318 guest rooms and 33 suites at rates from $105 to $135. Each room offers cable television, with complimentary premium movie channel service. To attract group meetings and conferences, as well as individual business travelers, the Salt Lake Hilton Hotel offers 23,000 square feet of conference and meeting facilities that can accommodate up to 1,200 persons. In addition, the Salt Lake Hilton Hotel provides executive concierge level service on two floors of the hotel and has three restaurants, a lounge, room service, an outdoor swimming pool, an indoor whirlpool area and a fitness center. The Salt Lake Hilton Hotel operates under a Hilton franchise agreement. The Percentage Lease with respect to this Hotel expires in 1998.

  OGDEN PARK HOTEL-OGDEN, UTAH. This Hotel is located in downtown Ogden and provides convenient access to downtown Ogden, the Internal Revenue Service, Weber State University, three ski areas and Hill Air Force Base. The Ogden Park Hotel offers 271 guest rooms and 17 suites at rates from $69 to $101. Cable television service is included in all rooms, while separate living rooms with wet bars are provided in the suites. In addition, the Ogden Park Hotel offers a complimentary breakfast buffet and executive club service, including free newspaper, concierge service and complimentary evening hors d'oeuvres. With over 16,000 square feet of conference space that can accommodate up to 1,000 persons, the Ogden Park Hotel seeks to attract conferences and groups as well as individual travelers. Major hotel room demand generators in Ogden include Thiokol Corp., the Internal Revenue Service, the U.S. Forest Service and Morton International. The Ogden Park Hotel has a restaurant, a lounge, room service, liquor store and gift shop, indoor swimming pool and fitness center. The Ogden Park Hotel operates under a Best Western franchise agreement. The Percentage Lease with respect to this Hotel expires in 2000.

  PROVO PARK HOTEL-PROVO, UTAH. This nine story Hotel is located in downtown Provo near Brigham Young University and several major corporations including Novell Inc., Micron Technology, Inc. and NuSkin International and is a 15 minute drive to Sundance ski area. The 232 room Provo Park Hotel has the largest meeting space in the Provo area with ten meeting rooms aggregating 10,296 square feet that can accommodate up to 900 persons to serve groups and conventions. Room rates at the Provo Park Hotel range from $75 to $95. The Provo Park Hotel offers a restaurant, a club, room service, a gift shop and a business center, as well as an outdoor pool, exercise room and free parking. A substantial remodeling of the top three floors to establish a concierge level area for business travelers and an upgrading of all guest rooms as well as the restaurant and public areas was completed in March 1995. The remodeling cost approximately $1.0 million.

  Realty currently owns 50.0% of the outstanding equity of Park Hotels with the remaining 50.0% interest held by a third party. Park Hotels leases the Provo Park Hotel to an affiliate of KMC, and KMC manages the Hotel. The Percentage Lease with respect to this Hotel expires in 1998.

  Park Hotels has a loan commitment for $15.6 million from a local bank and a federal grant for $1.0 million to build an additional 96 suites and conference center with approximately 17,000 square feet of meeting space. In addition, the loan proceeds will be used to construct a 114 room all-suites Residence Inn by Marriott in Provo, Utah. Construction of this expansion and the Residence Inn by Marriott is expected to be completed in 1996.

  OLYMPIA PARK HOTEL AND CONFERENCE CENTER-PARK CITY, UTAH. This 204 room Hotel is located five minutes from the Park City ski area and ten minutes from the Deer Valley ski area and is approximately 30 minutes east of Salt Lake City. Room rates range from $139 in season during the winter to $89 during the summer. The Olympia Park Hotel primarily serves ski and summer vacationers, as well as conferences and group meetings that use the Hotel's 8,000 square feet of conference and banquet facilities. The Olympia Park Hotel's amenities include an atrium, swimming pool, spa and sauna, plus a restaurant, coffee shop and gift shop. In connection with the Spin Off, all of the personal property associated with this Hotel was transferred to KMC in order to satisfy certain requirements of the Code applicable to REITs. The Percentage Lease with respect to this Hotel expires in 2000.

  POCATELLO PARK QUALITY INN-POCATELLO, IDAHO. This Hotel is located in Pocatello, next to Interstate 15, a major thoroughfare extending from Los Angeles, California to the Canadian border. Located on a 6.7 acre site, the 121,000 square foot Pocatello Park Quality Inn has 152 rooms, the second largest number of rooms in the area. The Pocatello Park Quality Inn also has conference facilities aggregating 10,600 square feet capable of accommodating 600 to 700 people, which are the largest in the area. Room rates at the Pocatello Park Quality Inn range from $59 to $125. Amenities at the Pocatello Park Quality Inn include an indoor pool and reception area, a fitness center, two restaurants and a cocktail lounge. In connection with the Spin Off, all of the personal property associated with this Hotel was transferred to KMC in order to satisfy certain requirements of the Code applicable to REITs. The Percentage Lease with respect to this Hotel expires in 2002.

  BOISE PARK SUITES HOTEL-BOISE, IDAHO. This four story Hotel, located in a business park near the corporate headquarters for Boise Cascade Corp., Albertson's, Inc., Micron Technology, Inc., Ore-Ida Foods, Inc., J. R. Simplot Co. and Morrison-Knudson Corp., was constructed by Realty in 1992. The Boise Park Suites Hotel currently has 130 suites that include a separate living room with kitchen facilities. The room rate for a suite at the Boise Park Suites Hotel is $110. Among the amenities offered by the Boise Park Suites Hotel are an outdoor swimming pool, fitness center, limited food service and a business center, with computer and cellular phone rental, laser printing, secretarial service and fax and copier service. In addition, the Boise Park Suites Hotel provides meeting facilities aggregating 837 square feet that can accommodate up to 90 persons. The Boise Park Suites Hotel primarily attracts business travelers, as well as leisure travelers on weekends at discounted room rates. Realty is constructing an additional 108 suites and an additional 1,347 square feet of meeting space, which are scheduled to open in early 1996. In connection with the Spin Off, all of the personal property associated with this Hotel was transferred to KMC in order to satisfy certain requirements of the Code applicable to REITs. The Percentage Lease with respect to this Hotel expires in 1998.

  CANYON SPRINGS PARK HOTEL-TWIN FALLS, IDAHO. This Hotel is located just off of Interstate 84 near the campus of the College of Southern Idaho and the Snake River Recreation Area. The Canyon Springs Park Hotel is a two-story building with 112 rooms located on a 6.3 acre site. The Canyon Springs Park Hotel has six meeting rooms with an aggregate of 8,494 square feet of meeting space which can accommodate up to 750 people. Room rates at the Canyon Springs Park Hotel range from $62 to $66. Amenities at the Hotel include an outdoor pool, a full service restaurant and a coffee shop. The Canyon Springs Park Hotel operates under a Best Western franchise agreement. The Percentage Lease with respect to this Hotel expires in 1998.

 Rochester Hotels

  There are four Leased Hotels in Rochester, Minnesota with an aggregate of 1,326 guest rooms, representing nearly 60% of the total supply of full service rooms in Rochester. Historical Kahler was founded in 1917 to provide lodging for individuals visiting the Mayo Clinic in Rochester. The Mayo Clinic is an internationally known private group practice dedicated to providing diagnosis and treatment of patient illnesses through a systematic focus on individual needs. The Mayo Clinic operates a medical school and also provides advanced education for the continuing training of medical personnel. The Mayo Clinic also does extensive medical research. As a result of its operations based in Rochester, the Mayo Clinic generates a strong demand for hotel accommodations by individual visitors seeking medical treatment and their relatives as well as medical conferences organized by the Mayo Clinic. In addition, Rochester is the principal development and manufacturing facility for IBM's Application Systems/400.

  The Leased Hotels in Rochester are connected to the Mayo Clinic facilities by skyways and pedestrian subways. The level of demand created by the Mayo Clinic is such that the results of operations of the Rochester Hotels are dependent upon the continued attractiveness of the Mayo Clinic to patients and medical conferences.

  THE KAHLER HOTEL-ROCHESTER, MINNESOTA. This 12 story full service Hotel is located directly across from and is connected by pedestrian subways to the Mayo Clinic's facilities, Rochester Methodist Hospital and downtown shopping areas. In addition, The Kahler Hotel has convenient access to IBM's Rochester facilities and is ten minutes from the Rochester airport. The Kahler Hotel provides guest rooms and suites at room rates from $46 to $1,500. Each room offers cable television and in-room movie service. The Kahler Hotel has conference and banquet facilities with approximately 15,000 square feet of space arranged in 15 flexible meeting rooms. The Kahler Hotel has four restaurants, a lounge, room service, an indoor swimming pool, exercise equipment and an indoor shopping arcade of 55 shops, including a pharmacy, car rental office, fashion boutiques and several novelty and specialty shops.

  The original portion of The Kahler Hotel was completed in 1926 with significant additions completed in 1954 and 1968. A $2.3 million renovation of the guest rooms and public areas was completed in 1994. As part of this renovation, the top floor of The Kahler Hotel has been remodeled to include a Presidential Suite and a Concierge Club, which provides an executive lounge and complimentary continental breakfast and evening cocktails. In connection with the Spin Off, all of the personal property associated with this Hotel was transferred to KMC in order to satisfy certain requirements of the Code applicable to REITs. The Percentage Lease with respect to this Hotel expires in 2002.

  KAHLER PLAZA HOTEL-ROCHESTER, MINNESOTA. This luxury nine story Hotel opened in March 1989. The Kahler Plaza Hotel is accessible on three levels to the adjoining Harold W. Siebens Education Building of the Mayo Clinic, which includes the Clinic's principal medical meeting and education facilities. The Kahler Plaza Hotel is also directly across the street from and connected by skyway and the pedestrian subway to The Kahler Hotel. The Kahler Plaza Hotel offers guest room and suite accommodations at prices ranging from $118 to $1,700. Each room has cable television and in-room movie service. In addition, the Kahler Plaza Hotel has two floors of Concierge Club service, including complimentary continental breakfast and evening cocktails. The Kahler Plaza Hotel has approximately 10,000 square feet of meeting and banquet space that can accommodate up to 400 persons. The Kahler Plaza Hotel offers a restaurant and lounge, complete room service, as well as an indoor swimming pool, whirlpool, sauna and exercise room. The Percentage Lease with respect to this Hotel expires in 2000.

  CLINIC VIEW INN AND SUITES-ROCHESTER, MINNESOTA. This nine story moderately priced Hotel is located directly across the street and connected by pedestrian subway from Rochester Methodist Hospital and the Mayo Clinic's cancer and pain treatment center. The Clinic View Inn was opened in 1974 and acquired by Realty in 1980. In April 1991, a 128 suite addition was added to the facility to meet the market demand for the extended stay lodging by Mayo Clinic patients, their families and business guests. During the construction of the suites, the existing hotel space was extensively renovated. The Clinic View Inn and Suites offers guest rooms and suites at rates ranging from $65 for guest rooms to $95 for suites. Each suite has a kitchen area, including a microwave oven, refrigerator, coffee maker and toaster, and a living room. The guest rooms and suites have cable television with complimentary premium movie channel service. The Clinic View Inn offers a restaurant, indoor swimming pool, whirlpool, sauna and exercise equipment, as well as laundry facilities and a convenience store. In addition, the Clinic View Inn and Suites has conference facilities aggregating 1,440 square feet for up to 100 persons. The Percentage Lease with respect to this Hotel expires in 1998.

  HOLIDAY INN DOWNTOWN-ROCHESTER, MINNESOTA. Located three blocks from the Mayo Clinic and one block from the Rochester Civic Center, the Holiday Inn Downtown occupies floors two through eight of a 16 story multi-use condominium building. This Hotel provides moderately priced guest rooms and primarily serves visitors to the Mayo Clinic and individual business travelers. The Holiday Inn Downtown is connected to the skyway system, which allows access to the Mayo facilities as well as a retail shopping mall. Room rates range from $60 to $86. The Holiday Inn Dowtown's guest rooms have cable television with complimentary premium movie channel service. The Holiday Inn Downtown offers an executive floor service, including complimentary continental breakfast and evening cocktails and computer-accessible phone lines; an informal restaurant, lounge and room service; a dinner theater; and conference and banquet facilities aggregating 7,886 square feet that can accommodate up to 200 persons. The Holiday Inn Downtown operates under the Holiday Inn franchise. The Holiday Inn Downtown was acquired and substantially renovated by Realty in 1983. Various portions of the Holiday Inn Downtown have been renovated since 1989, including the lobby, guest rooms and restaurant. In connection with the Spin Off, all of the personal property associated with this Hotel was transferred to KMC in order to satisfy certain requirements of the Code applicable to REITs. The Percentage Lease for this Hotel expires in 1998.

 Conference Center Hotels


  SHERATON SAN MARCOS GOLF RESORT AND CONFERENCE CENTER-CHANDLER (GREATER PHOENIX), ARIZONA. This conference center and resort Hotel is located approximately 18 miles southeast of the Phoenix airport. In 1987, Realty invested approximately $20.0 million to restore and substantially rebuild this historic 75-year old resort. Among the amenities the Sheraton San Marcos Resort provides are the oldest 18-hole championship golf course in Arizona, two heated swimming pools and a tennis complex, plus three restaurants, a lounge and room service. The Sheraton San Marcos Resort also offers 16 conference rooms with 20,000 square feet of meeting space that can serve up to 600 persons. Each of the 295 guest rooms and suites has a private patio or balcony and includes complimentary cable television service. Room rates for the resort's guest rooms and suites range from $98 to $450. The Sheraton San Marcos Resort seeks to attract business groups, as well as individual travelers. The Sheraton San Marcos Resort is operated under a Sheraton Hotel franchise agreement. The Percentage Lease for this Hotel expires in 2000.

  LAKEVIEW RESORT AND CONFERENCE CENTER-MORGANTOWN, WEST VIRGINIA. The Lakeview Resort is located near Morgantown, West Virginia and is 75 miles south of Pittsburgh. This resort is a full service conference center with resort amenities, including two 18-hole championship golf courses and a fitness and sports center with an indoor swimming pool, tennis courts, weight training equipment and running track, as well as boating on Cheat Lake and hiking trails. In addition, the Lakeview Resort offers two restaurants. With conference

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facilities aggregating 22,000 square feet that can accommodate up to 600 persons, the resort seeks to attract business groups from Pittsburgh and surrounding areas, as well as visitors to the University of West Virginia and vacationing golfers. The Lakeview Resort has 187 guest rooms and 72 two-bedroom condominium units at rates ranging from $89 to $375. The Percentage Lease for this Hotel expires in 2002.

  GREEN OAKS INN AND CONFERENCE CENTER-FORT WORTH, TEXAS. This Hotel is located near the Southwest Regional Navy and Air Force Training Command and a Lockheed Corp. aircraft plant and is approximately ten minutes from downtown Fort Worth and 25 minutes from Dallas/Fort Worth Airport. Room rates at the Green Oaks Inn and Conference Center range from $61 to $98. With 16 conference rooms aggregating 12,592 square feet that can accommodate up to 1,000 persons, the Green Oaks Inn and Conference Center primarily seeks to attract conferences and group meetings as well as individual business travelers and visitors to the naval air station and Lockheed aircraft plant. Amenities at the Green Oaks Inn and Conference Center include two swimming pools, two tennis courts, an exercise room and access to an adjacent public golf course. In connection with the Spin Off, all of the personal property associated with this Hotel was transferred to KMC in order to satisfy certain requirements of the Code applicable to REITs. The Percentage Lease with respect to this Hotel expires in 2002.

THE MANAGED HOTELS

  The Managed Hotels consist of five full service Hotels located in Utah, Illinois, Minnesota, Montana and Iowa, and one limited service Hotel located in West Virginia. KMC will operate the six Managed Hotels under separate management contracts. Realty has a mortgage note interest in one of the Managed Hotels--the University Park Hotel. KMC holds minority equity positions in four of the Managed Hotels, including the University Park Hotel. The other two Managed Hotels are entirely owned by third parties. See "--The Management Contracts."

  UNIVERSITY PARK HOTEL-SALT LAKE CITY, UTAH. This seven story Hotel is located in the University of Utah's Research Park on a 6.9 acre site, which is approximately ten minutes from downtown Salt Lake City, 20 minutes from the airport, and is near the University of Utah and its medical and research facilities. Approximately a half-hour drive from the University Park Hotel are the Alta, Brighton, Deer Valley, Park City, Park West, Solitude and Snowbird ski areas. The University Park Hotel provides 192 guest rooms and 28 executive suites at rates from $99 to $130. Each room offers cable television, with complimentary premium movie channel service, while each suite has a separate living room with a kitchen area, including a refrigerator. The University Park Hotel has a restaurant and lounge, an indoor swimming pool and fitness center, conference and banquet facilities aggregating 10,205 square feet, plus a gift shop and liquor store. Realty currently is working with the University of Utah on plans to expand the Hotel and construct a meeting and conference center adjacent to the Hotel to service the growing needs of the University.

  The University Park Hotel is owned by University Inn Associates, a Utah limited partnership ("UIA"). The Hotel is located on a site leased under a ground lease expiring in December 2025, with an option to extend the lease term for an additional ten years. KMC holds a 24.0% general partnership interest in UIA. KMC manages the University Park Hotel under a management agreement with UIA.

  Realty holds a $4.6 million mortgage note with equity features from UIA that is secured by a second mortgage on the University Park Hotel. The mortgage note bears interest at 9.0% per year with payments of interest only until maturity on the earlier of October 31, 2005 or the termination of KMC's management contract with UIA. The mortgage note is nonrecourse to UIA and may not be prepaid. After September 30, 1998, Realty has an option to convert the outstanding balance of the mortgage note into a 60.0% partnership interest in UIA. Before Realty can exercise this option to convert the mortgage note, UIA's management contract with KMC must be replaced with a Percentage Lease in order to satisfy certain REIT provisions of the Code. The agreement granting the conversion option to Realty also grants Realty a right of first refusal on the sale of any partnership interest in UIA or on the sale of any interest in the University Park Hotel. If Realty exercises its conversion option, KMC's 24.0% general partnership interest in UIA would be diluted to 9.6%.

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


  PLAZA ONE HOTEL-ROCK ISLAND, ILLINOIS. The Plaza One Hotel is located in downtown Rock Island overlooking the Mississippi River. This 174 room full service Hotel underwent a $4.0 million renovation in 1992. The Hotel features three dining rooms, a lounge and meeting facilities that can accommodate groups of up to 500 people. The Hotel operates under a Quality Inn franchise agreement. KMC holds a 26.6% partnership interest in this Hotel.

  KAHLER PARK HOTEL-HIBBING, MINNESOTA. The Kahler Park Hotel is a full service Hotel with 125 rooms and suites, a full service restaurant, a lounge, an indoor pool, recreation facilities and meeting facilities that can accommodate up to 350 persons. The Hotel is located approximately 190 miles north of Minneapolis, Minnesota. The lodging facility is currently undergoing an extensive refurbishment and will cater to the business and leisure traveler. KMC holds a 25.0% partnership interest in this Hotel. KMC also holds a $617,000 mortgage receivable on this property.

  COPPER KING INN-BUTTE, MONTANA. The Copper King Inn is a 146 room full service Hotel located across from the airport serving the Butte area, which is halfway between Glacier and Yellowstone National Parks. Located on a 9.5 acre site, the 78,200 square foot Copper King Inn offers room rates from $49 to $75 and a 25,060 square foot multipurpose conference center which can accommodate up to 1200 people. Amenities at the Hotel include an indoor pool, Jacuzzi, sauna, health club, two restaurants and a sports bar. The Hotel operates under a Best Western franchise agreement. KMC holds a 32.9% equity interest in the entity that owns this Hotel.

  EUROSUITES HOTEL-MORGANTOWN, WEST VIRGINIA. The EuroSuites Hotel is a 70-unit limited service, all suite Hotel located near the University of West Virginia campus and its medical center. Each suite includes a separate living room with kitchenette, two television sets and computer modem access. The Hotel has a 60 seat cocktail lounge, four conference rooms and an exercise facility. KMC does not have any ownership interest in this Hotel.

  RED FOX INN-WAVERLY, IOWA. The Red Fox Inn is a 127 room full service Hotel located 14 miles north of the Waterloo-Cedar Falls area serving Northeast Iowa with room rates from $54 to $99. The Hotel has 4 meeting rooms with an aggregate of 5,325 square feet of meeting space which can accommodate up to 700 people. Amenities at the Hotel include an enclosed swimming pool with pool side cocktail lounge, a larger lounge with live entertainment and two restaurants. The Hotel operates under a Best Western franchise agreement. KMC's management contract for this property was effective as of January 1, 1995. KMC does not have any equity interest in this Hotel.

THE OWNED HOTELS

  KMC owns all of the equity in and operates two limited service Hotels located in Racine, Wisconsin and Port Huron, Michigan. KMC has granted to Realty a five-year option to purchase these two Hotels. See "Certain Agreements between KMC and Realty--The Option Agreement."

  KNIGHTS INN-RACINE, WISCONSIN. This 107 room Hotel is a budget priced hotel located between Milwaukee and Chicago, near Racine, Wisconsin and several beaches and marinas along Lake Michigan. Room rates at the Knights Inn-Racine range from $37 to $65. The Knights Inn-Racine is approximately five years old and attracts primarily weekend and vacationing travelers, as well as business travelers. The Hotel operates under a Knights Inn franchise agreement. This Hotel's performance has been negatively impacted in the last twelve months by the opening of several new economy hotels in the area.

  KNIGHTS INN-PORT HURON, MICHIGAN. This 104 room Hotel is a budget priced hotel located at the U.S.-Canadian border near Lake Huron. The Knights Inn-Port Huron has an outdoor swimming pool and meeting facilities. Room rates at the Knights Inn-Port Huron range from $40 to $51. The Knights Inn-Port Huron is approximately seven years old and attracts primarily weekend and vacationing travelers and individual business travelers. The Hotel operates under a Knights Inn franchise agreement.

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


THE MANAGEMENT CONTRACTS

  In general, the management contracts under which KMC operates the Managed Hotels grant to KMC the sole and exclusive right to manage and operate the Hotels. KMC provides services to the Hotel within the guidelines contained in annual operating business plans. The annual operating business plans are prepared by KMC and submitted to each Hotel owner for approval prior to the start of each operating year. Each Hotel's annual operating business plan contains estimates as to projected revenues and expenditures, capital improvements, purchases of furniture, fixtures and equipment and a detailed statement of the marketing strategy and techniques to achieve the revenue estimates. Subject to the expenditure levels set forth in the specific operating business plans, KMC is generally responsible for making fixed asset additions and repairs to the property, while the owner of the property bears the costs of such fixed asset additions and repairs. The Hotel owner either pays all costs and expenditures incurred in the operation of the property or must reimburse KMC for costs and expenses paid by KMC.

  The management fee to be paid by the Hotel owner to KMC is calculated as set forth in the management contract with respect to each Hotel. All of the management contracts include a base fee calculated as a percentage of the Hotel's revenues or cash flow. Five of these management contracts also provide for an incentive fee calculated as a percentage of the amount by which the net operating income or net cash flow of the Hotel exceeds a certain level. The base fee percentages in the management contracts of KMC range from 2.0% to 5.0% of gross revenues. The incentive fee percentages range from 15.0% to 25.0% of the excess of the net operating income or net cash flow of a Hotel over a specified level.

FRANCHISE AGREEMENTS

  KMC has entered into non-exclusive franchise or license agreements with respect to eleven of the Hotels (hereinafter referred to as "franchise licenses"). Of these eleven Hotels, four are Best Western Hotels (Ogden Park, Utah, Twin Falls, Idaho, Butte, Montana and Waverly, Iowa), one is a Hilton Hotel (Salt Lake City, Utah), one is a Holiday Inn (Rochester, Minnesota), one is a Sheraton Hotel (Chandler, Arizona), two are Quality Inns (Pocatello, Idaho and Rock Island, Illinois) and two are Knights Inns (Racine, Wisconsin and Port Huron, Michigan).

  The franchise licenses generally specify certain management, operational, recordkeeping, accounting, reporting and marketing standards and procedures with which the franchisee must comply. The franchise licenses obligate the franchisee to comply with the franchisors' standards and requirements with respect to training of operational personnel, safety, maintaining specified insurance, the types of services and products ancillary to guest room services that may be provided by the franchisee, display of signage and the type, quality and age of furniture, fixtures and equipment included in guest rooms, lobbies and other common areas. KMC is not aware of any material defaults under the franchise licenses, and the executive officers of KMC believe that all of its franchise licenses are in good standing.

  Each franchise license gives KMC the right during the term of the agreement to operate the particular Hotel under the applicable tradename. The Best Western franchise licenses continue in full force and effect as long as KMC is in possession of any property bearing the Best Western tradename or any identification symbols in any manner. The Hilton franchise license expires in 2000. The Holiday Inns franchise license expires in 2000. The Sheraton franchise license expires in 1997. The Choice Hotels franchise license expires in 2013. The two Cardinal franchise licenses expire in 1997. The franchise licenses provide for termination at the franchisor's option upon the occurrence of certain events, including KMC's failure to pay royalties and fees or perform its other covenants under the franchise license, bankruptcy, abandonment of the franchise, commission of a felony, assignment of the franchise license without the consent of the franchisor, or failure to comply with applicable law in the operation of the relevant Hotel. KMC is permitted to terminate the franchise licenses under certain circumstances. KMC may terminate the Holiday Inns franchise license at any time during the term of the franchise license upon at least 12 months notice, which notice shall be accompanied by a lump sum payment of certain specified fees. KMC may terminate the Sheraton franchise

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


license by giving at least six months notice accompanied by lump sum payment at any time during the term of the franchise license, or at the end of each five year period following the date of the franchise license, upon six months notice to the franchisor. KMC may terminate the Choice Hotels franchise license upon 30 days notice if the franchisor shall be in default of any of its material obligations under the license and the franchisor has failed to cure such default after such 30 days notice from KMC, or upon three months notice on the tenth or fifteenth anniversary of the franchise license, which notice shall be accompanied by specified fees. KMC may terminate the Cardinal franchise licenses upon 30 days' notice during the term or upon six months' notice prior to the commencement of any renewal term. None of the franchise licenses renew automatically except for the Cardinal franchise licenses, which renews automatically for two additional five year terms.

  KMC is responsible for making all payments under the franchise licenses to the franchisors. Under the Best Western franchise licenses with respect to the Ogden Park Hotel, the Canyon Springs Park Hotel, the Copper King Inn and the Red Fox Inn, KMC pays franchise fees of $0.58, $0.59, $0.63 and $0.64, respectively, per day per room at the respective Hotel and reservation fees of $3.80, $3.17, $3.74 and $3.34, respectively, per room night confirmed through the franchisor's reservation system, net of cancellations. Under the Hilton Inns franchise license, KMC pays a franchise fee of 5.0% of room revenue. Under the Holiday Inns franchise license, KMC pays a royalty fee of 4.0% of room revenue, a marketing fee of 1.0% of room revenue, a reservation contribution of 1.0% of room revenue, a Holidex fee of $3.50 per room and an amount equal to any sales, gross receipts or similar tax imposed on franchisor. Under the Sheraton franchise license, KMC pays a franchise fee of 5.0% of room sales. Under the Choice Hotels franchise licenses with respect to the Pocatello Park and the Plaza One Hotels, KMC pays a royalty fee of 3.0% of room revenue, a marketing fee of 1.3% of the preceding month room revenue plus a supplemental marketing fee of $0.28 per day times the specified room count, a reservation fee of 1.0% of room revenue, and reservation delivered charge of $1.00 per room night confirmed through the franchisor's reservation system. Under the Cardinal franchise licenses, KMC pays a royalty fee of 4% of room revenue.

                 CERTAIN AGREEMENTS BETWEEN KMC AND REALTY

  Realty and KMC have entered into a number of agreements and transactions for the purpose of effecting the Spin Off and defining their ongoing relationship and the conduct of their respective businesses following the Spin Off. The terms of these agreements and transactions were not the result of arm's-length negotiations between independent parties. The independent directors of each of Realty and KMC have unanimously approved these agreements and transactions. These agreements may be modified and additional agreements, arrangements and transactions may be entered into by Realty and KMC after completion of the Spin Off.

  The following is a summary of the material features of certain agreements and transactions between Realty and KMC. The summaries of each of the following agreements are qualified in their entirety by reference to the full text of such agreement, a copy of which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part.

THE PERCENTAGE LEASES

  Each of the Leased Hotels is leased by Realty to KMC under a separate Percentage Lease. All of the Percentage Leases include cross-default provisions. Each Percentage Lease contains, among other things, the provisions described below, and KMC anticipates that future leases with Realty with respect to its hotels will contain substantially similar provisions, although Realty's Board of Directors may, in its discretion, alter any of these provisions with respect to any particular lease.

 Percentage Lease Terms

  The Percentage Leases have initial terms of three, five or seven years and are subject to earlier termination upon the occurrence of certain events or contingencies described herein, including the provisions described below under "--Damage to Hotels," "--Condemnation of Hotels," "--Termination of Percentage Leases on Disposition of the Leased Hotels" and "--Events of Default."

 Amounts Payable under the Percentage Leases

  During the term of each Percentage Lease, KMC is obligated to pay (i) the greater of Base Rent or Percentage Rent and (ii) certain other amounts, including interest accrued on any late payments or charges (the "Additional Charges"). Base Rent is an annual fixed rental per Leased Hotel, which accrues and is required to be paid monthly in advance of the first day of each month. Percentage Rent is calculated by multiplying fixed percentages by gross room revenue for each of the Leased Hotels and by multiplying fixed percentages by gross food and beverage revenue for each of the Leased Hotels, except for the Boise Park Suites Hotel, for which Percentage Rents will be based solely on room revenues because of the limited service nature of that Hotel. Percentage Rent is due quarterly within 45 days of the end of each quarter, with a reconciling payment to be made within 90 days after the end of each calendar year to reflect the actual Percentage Rent due with respect to such calendar year based on the revenue of the Hotel.

  On a pro forma basis, the Percentage Rent for each Leased Hotel for the twelve months ended July 2, 1995, would have been greater than Base Rent for that period. The aggregate pro forma Percentage Rent and Base Rent for the Leased Hotels for the twelve months ended July 2, 1995 were $25.9 million and $16.2 million, respectively.

  Under the Percentage Leases, as of January 1, 1997 and the first day of each year thereafter, the Base Rent and Percentage Rent thresholds for each year will be adjusted to reflect any year-to-year change in the CPI.

  Other than real estate and personal property taxes, casualty insurance premiums, land rents for ground leases, debt service payments, the cost of maintenance of any existing signs, any underground utilities and the structural elements and an obligation to fund an amount equal to 5.5% of room revenue per quarter on a

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


cumulative basis for capital improvements and for replacement or refurbishing of FF&E, which are obligations of Realty, the Percentage Leases require KMC to pay all utility and other charges, and all other costs and expenses incurred in the management, operation, maintenance and repair of the Leased Hotels. The Percentage Leases also provide for rent reductions and abatements in the event of damage or destruction (but only to the extent of rent loss insurance proceeds received by Realty) or a partial taking of any Leased Hotel as described under "--Damage to Hotels" and "--Condemnation of Hotels."

 Capital and FF&E Reserves

  Under the Percentage Leases, Realty is required to maintain any existing signs, any underground utilities and the structural elements of the improvements, including exterior walls (excluding plate glass) and the roof of each Leased Hotel. In addition, the Percentage Leases obligate Realty to reserve funds for periodic capital improvements to the buildings and grounds of the Leased Hotels and for periodic replacement and refurbishment of FF&E in the Leased Hotels, to be expended by KMC and subject to the approval of Realty in an amount equal to 5.5% of room revenue for each fiscal quarter. This funding obligation is cumulative and accrues quarterly. The obligation to reserve these funds ceases upon termination of the Percentage Lease. Realty may reserve amounts in excess of the obligated amounts, if necessary, to maintain the franchise licenses and otherwise if Realty deems such expenditures to be in its best interest. KMC is required, at its expense, to maintain the Leased Hotels in good order and repair, except for ordinary wear and tear, and to make nonstructural, foreseen and unforeseen, ordinary and extraordinary repairs that may be necessary and appropriate to keep the Leased Hotels in good order and repair.

 Maintenance and Modifications

  KMC, at its expense, may make non-capital and capital additions, modifications or improvements to the Leased Hotels, provided that such action does not significantly alter the character or purposes of the Leased Hotels or significantly detract from the value or operating efficiencies of the Leased Hotels or significantly impair the revenue-producing capability of the Leased Hotels. All such additions, modifications and improvements are subject to all the terms and provisions of the Percentage Leases and will become the property of Realty upon termination of the Percentage Leases. KMC owns all of the inventory, linens and other nondepreciable personal property at the Leased Hotels. Realty owns substantially all of the remaining personal property at the Leased Hotels, except in the case of the Kahler Hotel, the Holiday Inn Downtown, the Olympia Park Hotel, the Boise Park Suites Hotel, the Pocatello Park Quality Inn and the Green Oaks Inn and Conference Center, where KMC owns all of the personal property associated with the Leased Hotel. Where KMC owns all such personal property, Realty has the option, upon termination or expiration of the applicable Percentage Lease, to purchase such personal property from KMC at a purchase price equal to the fair market value of such personal property. KMC owns all of the personal property at these six Hotels in order to satisfy certain requirements of the Code applicable to REITs.

 Insurance, Property Taxes and Ground Lease Payments

  Realty is responsible for paying real estate and personal property taxes (except for any such personal property taxes on property owned by KMC) and casualty insurance premiums on the Leased Hotels, and, in the case of three Leased Hotels, the ground rents payable under ground leases. KMC is required to pay or reimburse Realty for all other insurance on the Leased Hotels, including rent loss and business interruption insurance, commercial general liability insurance (including liquor law or "dram shop" liability), workers' compensation insurance and other insurance appropriate and customary for properties similar to the Leased Hotels, and name Realty as an additional named insured.

 Indemnification

  Under each of the Percentage Leases, KMC has agreed to indemnify Realty against, and hold Realty harmless from, all claims, liabilities, damages, costs and expenses (including reasonable attorney's fees and

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


expenses) incurred by Realty with respect to: (i) any accident or injury to person or property on or about the Leased Hotels; (ii) any misuse by KMC or any of its agents of any Leased Hotel; (iii) any environmental liability resulting from conditions caused by or resulting from any action or negligence of KMC;
(iv) liability resulting from the sale or consumption of alcoholic beverages at the Leased Hotels; (v) any negligence of KMC; (vi) taxes and assessments in respect of the Leased Hotels (other than real estate and personal property taxes on property which is not owned by KMC and income taxes of Realty on income attributable to the Leased Hotels); or (vii) any breach of the Percentage Leases by KMC.

 Assignment and Subleasing

  KMC is not permitted to sublet the Leased Hotels, other than to concessionaires and hotel guests or in the normal course of business to a subtenant of any retail, office or restaurant portion of the Leased Hotel, or assign its interest under any of the Percentage Leases, other than an assignment to an affiliate of KMC, without the prior written consent of Realty. No assignment or subletting will release KMC from any of its obligations under the Percentage Leases.

 Damage to Hotels

  In the event of damage to or destruction of any Leased Hotel, KMC is obligated to repair, rebuild or restore the Leased Hotel. Realty is obligated to pay to KMC any insurance proceeds received by Realty as a result of such damage or destruction. Any excess costs of repair or restoration will be paid by KMC if the insurance proceeds are unavailable or inadequate as a result of KMC's failure to comply with its obligations to obtain and maintain insurance, or by Realty if the insurance proceeds are unavailable or inadequate for reasons unrelated to any such failure on KMC's part. If the insurance proceeds are unavailable or inadequate, and Realty would be obligated to pay the costs of repair or restoration, Realty instead may terminate the Percentage Lease. Any unused insurance proceeds, whether following repair or restoration or upon termination of the Percentage Lease, will be retained by Realty. Base Rent and Percentage Rent under the Percentage Lease will be equitably abated during any period required for repair or restoration of any damaged or destroyed Leased Hotel, but only to the extent that Realty receives proceeds of rent loss insurance that KMC is required to maintain.

 Condemnation of Hotels

  In the event of a total condemnation of a Leased Hotel, the relevant Percentage Lease will terminate with respect to such Leased Hotel as of the date of taking and, except for certain limited rights of KMC, Realty will be entitled to the condemnation award in accordance with the provisions of the Percentage Lease. In the event of a partial taking that does not render the Leased Hotel unsuitable for KMC's use, KMC will be obligated to restore the untaken portion of the Leased Hotel to a complete architectural unit and Realty will be obligated to contribute to the cost of such restoration that part of the condemnation award specified for restoration.

 Events of Default

  Events of Default under the Percentage Leases include the following:

    (i) the occurrence of an Event of Default under any other lease between Realty or an affiliate of Realty and KMC or an affiliate of KMC;

    (ii) the failure by KMC to pay rent (including Base Rent, Percentage Rent and Additional Charges) when due and the continuation of such failure for a period of ten days after receipt by KMC of notice thereof from Realty;

    (iii) the failure by KMC to observe or perform any other term of a Percentage Lease and the continuation of such failure for a period of 30 days after receipt by KMC of notice thereof from Realty,

  unless such failure cannot be cured within such period and KMC commences appropriate action to cure such failure within said 30 days and thereafter diligently completes the curing thereof, provided that in no event will the cure period extend beyond 90 days after such notice;

    (iv) certain events of bankruptcy relating to KMC;

    (v) if KMC voluntarily discontinues operations of a Leased Hotel, except as a result of damage, destruction or condemnation, and fails to recommence operations within ten days after receipt by KMC of notice from Realty directing KMC to do so; and

    (vi) if the franchise agreement with respect to a Leased Hotel is terminated or not renewed by the franchisor as a result of any action or failure to act by KMC or its agents.

  If an Event of Default occurs and continues beyond any cure period, Realty will have the option of terminating the Percentage Lease and any or all other Percentage Leases by giving KMC written notice of such termination of the Percentage Leases.

 Expansion of Leased Hotels

  The Percentage Leases provide that Realty may give notice to KMC of any proposed Leased Hotel expansion and corresponding Percentage Lease amendment. Within 30 days KMC must elect to either (i) agree to the proposed amendments or
(ii) negotiate the proposed amendments with Realty in good faith. If after 80 days KMC and Realty are unable to reach agreement, KMC will be deemed to have agreed to the proposed amendment unless it gives notice to Realty within ten days of its election to terminate the Percentage Lease. If the Percentage Lease is terminated and Realty does not (i) commence the proposed expansion within six months or (ii) complete the proposed expansion within two years, then Realty must either pay to KMC an amount equal to the fair market value of the leasehold estate or offer to lease to KMC one or more substitute hotels of comparable value.

 Termination of Percentage Leases on Disposition of the Leased Hotels

  In the event Realty enters into an agreement to sell or otherwise transfer a Leased Hotel, Realty will have the right to terminate the Percentage Lease with respect to such Leased Hotel if within six months of the termination Realty either (i) pays KMC the fair market value of KMC's leasehold interest in the remaining term of the Percentage Lease to be terminated, or (ii) offers to lease to KMC one or more substitute Hotels on terms that would create a leasehold interest in such Hotel with a fair market value equal to or exceeding the fair market value of KMC's remaining leasehold interest under the Percentage Lease to be terminated.

 Subordination to Liens Created by Realty

  In order to facilitate financing by Realty, the Percentage Leases will be subordinate to liens created by Realty in connection with such financing, including mortgages now or hereafter granted by Realty.

 Limitation on Realty's Liability

  Realty is not personally liable for its obligations under the Percentage Leases, and KMC's recourse against Realty for a breach of such obligations is limited to Realty's then interest and estate in the Leased Hotel in question, and, following entry of a final nonappealable judgment in KMC's favor against Realty, a credit and offset against future rent.

 Restrictions on Distributions

  KMC covenants in each of the Percentage Leases that it will not pay any dividends (other than dividends payable in KMC Common Stock) or make any other distributions to its shareholders unless, when the dividend is declared, it has cash and marketable securities with an aggregate fair market value equal to or greater than 50.0% of the projected annual Rents due to Realty from KMC during the 12 months following the declaration of the dividend under all percentage leases then in effect between Realty and KMC.

THE LICENSE AGREEMENT

  Realty and KMC have entered into a nonexclusive trademark license agreement (the "License Agreement") pursuant to which certain trademarks of Realty are licensed to KMC for its use in connection with the operation of the Realty Hotels. The License Agreement will remain in effect so long as any of the initial Percentage Leases are still in effect, except that trademarks unique to a specific Hotel will cease to be licensed to KMC if the Percentage Lease for such Hotel is no longer in effect. Upon termination of the License Agreement, KMC will cease to have any right to use the trademarks covered by the License Agreement.

RIGHT OF FIRST REFUSAL AGREEMENT

  Realty and KMC have entered into an agreement with respect to new hotel opportunities (the "Right of First Refusal Agreement") pursuant to which Realty has a right of first refusal to acquire any hotel or site suitable for the development of a hotel controlled by KMC or any of its affiliates. This right of first refusal provision requires KMC, before such hotel or site is sold to a third party, to offer the property to Realty on the same terms and conditions as the proposed sale to the third party. Realty also has a right of first refusal with respect to two hotels on which KMC has a right of first refusal, the Plaza One in Rock Island, Illinois and the Best Western Copper King Inn in Butte, Montana. This right of first refusal gives Realty the ability to exercise KMC's right of first refusal with respect to these hotels. In addition, Realty has an option to purchase any hotel controlled by KMC, beginning 18 months after the hotel is open, at fair market value as determined by appraisers or other experts in real estate matters who are mutually agreed upon by Realty and KMC. The Right of First Refusal Agreement also provides that KMC has a right of first refusal to lease any hotel acquired by Realty. Before Realty may lease a hotel to a third party, Realty must notify KMC and give KMC the opportunity to lease the hotel on the same terms as the proposed lease to a third party. Without the written consent of Realty, KMC will not manage, lease, own or otherwise operate a hotel located within the trade area of a hotel owned by Realty or on which Realty has a mortgage interest. KMC is obligated to notify Realty before entering into any arrangement to manage, lease, own or otherwise operate a hotel in order to allow Realty to determine whether the proposed arrangement falls outside Realty's trade areas. The definition of the trade area for each of Realty's hotels must be approved by a majority of the independent directors of Realty. The Right of First Refusal Agreement will remain in effect until the Rents paid by KMC to Realty for the previous twelve months represent less than 50% of the total revenue of Realty during that period.

OPTION AGREEMENT

  Realty and KMC have entered into an agreement under which KMC grants to Realty an option to purchase the two Owned Hotels. The Owned Hotels were transferred to KMC by Historical Kahler prior to the Spin Off. The option has a five year term and is exercisable at any time during its term. The exercise price of the option is $4.9 million, which the parties believe is approximately 110% of the current aggregate fair market value of the properties.

DISTRIBUTION AGREEMENT

  Realty and KMC have entered into the Distribution Agreement, which provides for (i) the transfer of certain assets and liabilities to KMC prior to the Spin Off, (ii) the Spin Off, (iii) the division between Realty and KMC of certain liabilities and (iv) certain other agreements governing the relationship between Realty and KMC.

  Subject to certain exceptions, the Distribution Agreement provides for assumptions of liabilities and cross-indemnities designed to allocate, effective as of the end of the last monthly fiscal period prior to the closing of the Offering (the "Effective Date"), financial responsibility for the liabilities arising out of or in connection with the KMC business to KMC and its subsidiaries, and financial responsibility for the liabilities arising out of or in connection with the Realty business to Realty and its retained subsidiaries. The specific dollar amount of liabilities allocated to each of Realty and KMC pursuant to the terms of the Distribution Agreement was determined as of the Effective Date on a basis consistent with the determination of the liabilities of Realty and KMC included in the Pro Forma Condensed Consolidated Financial Data of Realty included elsewhere in this Prospectus. Each of KMC and Realty also agrees to remain obligated with regard to any liabilities relating to their respective businesses which were not accrued as of the Effective Date but which were incurred before, or arise with respect to facts, events or circumstances occurring before, such Effective Date. KMC assumes any liabilities relating to the Spin Off.

  As of the Effective Date, KMC became the employer of all persons then employed by Realty other than Mr. Stenhaug. Under the Distribution Agreement, KMC assumes sponsorship and administration of Historical Kahler's pension plan, 401(k) plan and group health benefit plan and liabilities arising under these plans. The liabilities assumed by KMC under the Distribution Agreement include any employment-related liabilities accrued as of the Effective Date, as well as liability for any action taken by Historical Kahler with respect to Historical Kahler's pension plan, 401(k) plan and group health benefit plan on or prior to the Effective Date and liabilities for employment-related claims which were incurred before, or arise with respect to facts, events or circumstances occurring before, such date.

  The officers and directors and certain employees of Historical Kahler hold options exercisable for shares of Realty Common Stock granted under Realty's stock option plans and the Historical Kahler Plans. The Distribution Agreement provides that options not exercised prior to the Effective Date will be split into two separately exercisable options: one to purchase shares of Realty Common Stock and one to purchase shares of KMC Common Stock. These options will be administered separately by Realty and KMC under the terms of the Plans under which such options were originally granted. Realty and KMC have adopted the Historical Kahler Plans solely with respect to the options denominated in shares of their respective common stock. All future stock option grants made by Realty and KMC will be made under new stock option plans adopted by Realty and KMC. See "Directors and Executive Officers--Stock Option and Stock Retainer Plans."

  After the Spin Off, Realty and KMC will not be able to participate in a consolidated income tax return. The Distribution Agreement therefore contains certain agreements clarifying responsibilities and procedures for the filing of returns, the payment of taxes and the resolution of disputes regarding taxes following the Spin Off. The Distribution Agreement provides that Realty is responsible for payment of income taxes attributable to the operations of Realty and its subsidiaries for all taxable periods. The Distribution Agreement further provides that Realty is responsible for payment of income taxes attributable to the operations of KMC and its subsidiaries (other than its subsidiaries engaged in operating KMC's commercial laundry and formal wear businesses) for taxable periods ending on or prior to the Effective Date and the portion ending on the Effective Date of any taxable period that includes (but does not end on) the Effective Date, and that KMC is responsible for payment of income taxes attributable to all of its operations for the remaining portion of any such taxable period and for all subsequent taxable periods and for payment of income taxes attributable to its commercial laundry and formal wear subsidiaries for all taxable periods. The Distribution Agreement also provides that Realty is liable for the payment of all income taxes that may be imposed on Realty as a result of the Spin Off and any sales, use, transfer or excise taxes imposed on either party as a result of the asset transfers or the Spin Off.

CONFLICTS OF INTEREST POLICIES

  The following is a discussion of KMC's policies with respect to conflicts of interest. The policies with respect to conflicts of interest have been determined by the Board of Directors of KMC and may be amended or revised from time to time at the discretion of the Board of Directors without a vote of the shareholders of KMC.

  Realty and KMC each has adopted policies and procedures to be followed by the Board of Directors of each company to limit the involvement in matters affecting both companies of the executive officers and directors who serve both companies as well as to govern other conflicts. These procedures require interested executive officers and directors to abstain from voting as directors of either company, with respect to matters that present a material conflict of interest and require a majority of the independent directors of each company to approve any contract or transaction that presents a material conflict of interest. See "The Spin Off." Whether or not a material conflict of interest situation exists will be determined on a case-by-case basis depending on such factors as the dollar value of the matter, the respective interests of the shareholders of Realty and KMC and the likelihood that resolution of the matter would have significant strategic, operational or financial implications for the business of Realty or KMC. It is a principal responsibility of the independent directors of each company to monitor such situations as well as any other situation which presents a conflict of interest.

  The ongoing relationships between Realty and KMC will create potential conflict situations. Two executive officers, Harold W. Milner, the President and Chief Executive Officer, and Michael J. Quinn, the Senior Vice President, Secretary and General Counsel, hold similar positions for each of Realty and KMC. In addition, Mr. Milner and John H. Herrell, the Chairman of the Board, are each a director of both Realty and KMC. Realty anticipates that additional employees may be hired to serve both Realty and KMC. Relationships between Realty and KMC that may be subject to the conflict of interest policies include the Percentage Leases, the Right of First Refusal Agreement, the License Agreement, the Option Agreement, the Distribution Agreement, the Exchange Agreement and the franchise licenses.

                     DIRECTORS AND EXECUTIVE OFFICERS

  The Board of Directors of KMC consists of five members, three of whom are independent directors. The Directors are elected for three year terms with staggered expiration dates.

  The executive officers of KMC are the same persons who have been operating the businesses of Historical Kahler. The four senior executive officers of KMC have over 65 years of experience in the ownership, management and development of hotels and conference centers and include Harold W. Milner, President and Chief Executive Officer (28 years of experience), Michael R. Hinckley, Senior Vice President, Marketing (12 years of experience), Kevin L. Molloy, Senior Vice President, Operations (21 years of experience), and Michael J. Quinn, Senior Vice President, General Counsel (8 years of experience). In addition, KMC has approximately 19 general hotel managers with an average of 20 years of experience operating and managing hotels and conference centers.

  Mr. Milner and Mr. Quinn are also executive officers of Realty and are expected to devote 80% of their time to the business matters of Realty. Mr. Milner is also a Director of Realty.

  Certain information regarding the directors and executive officers of KMC is set forth below.

                                                                        TERM
             NAME         AGE                POSITION                  EXPIRES
             ----         ---                --------                  -------
      John H. Herrell      54 Chairman of Board                         1996
      Harold W. Milner     60 President, Chief Executive Officer and    1997
                               Director
      Michael R. Hinckley  59 Senior Vice President, Marketing
      Kevin L. Molloy      45 Senior Vice President, Operations
      Michael J. Quinn     47 Senior Vice President, Secretary,
                               General Counsel
      Thomas R. Gintz      45 Vice President, Purchasing
      Michael P. Gehling   33 Vice President, Engineering
      James E. Hinrichs    56 Vice President, Accounting
      James D. Porrett     41 Vice President, Textile Care Services
      Philip D. Thorpe     61 Vice President, Real Estate
      Paul R. Tieskoetter  36 Controller and Treasurer
      Simon W. Workman     59 Vice President, Corporate Human
                               Resources
      Willis K. Drake      71 Director                                  1998
      Alan O. Tuntland     53 Director                                  1998
                              Director                                  1997

  John H. Herrell has been a Director of KMC since 1994. He has also been a Director of Realty since 1981 and Chairman of its Board of Directors since 1993. Mr. Herrell has held various positions with the Mayo Foundation since 1968, serving most recently as Vice President and Chief Administrative Officer of the Mayo Foundation. He holds a Bachelor of Arts degree from the University of Virginia and a Masters degree from the Harvard Graduate School of Business Administration. He is a Director of Universal Health Services, Inc.

  Harold W. Milner has been a Director of KMC since 1994. He has also been President and Chief Executive Officer and Director of Realty since 1985. From 1967 to 1970, he was Assistant Treasurer and then Treasurer of Marriott Corporation. From 1970 to 1975, he founded and was the President and Chief Executive Officer of Hotel Investors Corporation (predecessor of Starwood Lodging Trust). From 1975 to 1985, he was President and Chief Executive Officer of Americana Hotels Corporation and its predecessor corporation, Pick Hotels Corporation. From 1982 to 1985, he was also President, Chairman and Chief Executive Officer of Americana Hotels and Realty Corporation. He has a Bachelors degree in mechanical engineering from the University of Utah and a Masters degree from the Harvard Graduate School of Business Administration. He is a Director of Baron Asset Fund. See "Business--Legal Proceedings."

  Michael R. Hinckley has been Senior Vice President, Marketing and Operations since 1987. From 1983 to 1987, he was Senior Vice President and Treasurer of Americana Hotels Corporation. He has a Bachelors degree from the University of Utah and a Masters degree from the Harvard Graduate School of Business Administration.

  Kevin L. Molloy joined Historical Kahler in 1976. He has worked in various management positions and since 1986 he has been Senior Vice President, Operations. Mr. Molloy is a Certified Hotel Administrator and completed the Management Apprenticeship Program, Shelbourne Hotel/International Airport Hotel, Dublin, Ireland.

  Michael J. Quinn has been Senior Vice President, Secretary and General Counsel of Realty since 1993. From 1989 to 1993, he was Vice President-Secretary and General Counsel. From 1988 to 1989, he was General Counsel for PDQ Food Stores, Inc. From 1981 to 1989, he was Vice President/General Counsel for Country Kitchen Restaurants, a subsidiary of Carlson Companies. He holds a Bachelors degree in economics and history from the University of Minnesota and a law degree from Stetson College of Law.

  Thomas R. Gintz joined Historical Kahler in 1982. He has been Vice President, Purchasing since 1992 and served as Purchasing Director prior to being appointed a Vice President. He attended the University of Iowa, South Dakota University and Iowa Central Community College.

  Michael P. Gehling joined Historical Kahler in 1983. He has been Vice President, Engineering since 1990 and served in various management positions in engineering and construction prior to being appointed a Vice President. He holds a Bachelors degree in mechanical engineering from Iowa State University and a Masters degree in business administration from Winona State University.

  James E. Hinrichs joined Historical Kahler in 1962. He has been Vice President, Accounting since 1985. He has a Bachelors degree from Winona State University.

  James D. Porrett joined Historical Kahler in 1984. He has been Vice President, Textile Care Services since 1993. From 1984 to 1994, he was General Manager of the Rochester laundry facility and General Manager of the Salt Lake City laundry facility. He has a Bachelors degree from Millersville State College.

  Philip D. Thorpe joined Historical Kahler in 1987. He has been Vice President, Real Estate since 1989 and was Director, Real Estate from 1987 to 1989. He holds a Bachelors degree and a Masters degree from the University of Utah and a Doctorate degree from Brigham Young University.

  Paul R. Tieskoetter joined Historical Kahler in 1984. He has served as Controller since 1985. He holds a Bachelors degree from the University of Northern Iowa and is a Certified Public Accountant.

  Simon W. Workman joined Historical Kahler in 1992 as Vice President, Corporate Human Resources. Prior to joining Historical Kahler, he was Manager of Headquarters Human Resources for Control Data Corporation from 1982 to 1992. He holds a Bachelor of Arts degree from Calvin College.

  Willis K. Drake has been a Director of KMC since 1994. From 1980 to 1994, he was a Director of Historical Kahler. He is the retired Chairman of the Board of Data Card Corporation. He is a Director of Analysts International Corp., Innovex, Inc., Digi International, Inc. and Telident, Inc. He holds a Bachelors degree from Purdue University.

  Alan O. Tuntland has been a Director of KMC since 1994. Mr. Tuntland has held various positions with Schmidt Printing, Inc. since 1976, serving most recently as president and chairman of the board since 1994. Mr. Tuntland holds a Bachelor of Science degree from South Dakota State University and Master of Science degree from Purdue University.

COMPENSATION OF DIRECTORS

  After the Spin Off, KMC will compensate each of its non-employee directors at a rate of $12,000 per year for serving as a director. Non-employee directors will also receive $750 for each meeting of the Board of Directors, or committee thereof, which the particular director attends, except that only one such fee will be paid for all meetings occurring on the same day. In addition, each non-employee director serving on the executive committee will receive additional compensation of $3,000 per year. The non-employee chairman of the Board of Directors will receive additional compensation of $15,000 per year. Non-employee chairmen of other Board committees will receive an additional $1,000 per year.

  In addition to the cash compensation listed above, KMC will award each non-employee director an option to purchase 1,220 shares of KMC Common Stock at the time of such director's initial election or, in the case of the current non-employee directors, at the time of effectiveness of KMC's 1995 Non-Employee Directors Stock Option Plan, and will grant each such director an option to purchase 400 shares of KMC Common Stock on the day immediately following the last regularly scheduled Board meeting of each year. The option price will be the fair market value of a share of KMC Common Stock as of the date of grant. Options granted upon a director's initial election will extend for 10 years and will become fully exercisable one year after the date of grant. Each subsequent option will extend for 10 years, and will be fully exercisable one year after the date of grant.

  Notwithstanding KMC's non-employee director compensation set forth above, KMC non-employee directors who are also Realty non-employee directors will not receive any additional compensation as a result of their being directors of KMC.

  Employee directors will receive no additional compensation, beyond that which they receive in their capacity as employees of KMC, for serving on KMC's Board of Directors.

EXECUTIVE COMPENSATION

  KMC, prior to the Spin Off, did not pay any compensation to its officers. The following table sets forth the annual base salary of KMC's executive officers whose cash compensation is expected to exceed $100,000 during 1995.

                                                                   BASE
             NAME                          TITLE                  SALARY
             ----                          -----                  ------
      Harold W. Milner     President and Chief Executive Officer $ 280,000(1)
      Kevin L. Molloy      Senior Vice President, Operations     $ 156,755
      Michael R. Hinckley  Senior Vice President, Marketing      $ 135,621

- --------

(1) After the Spin Off, two of KMC's executive officers, Mr. Milner and Mr. Quinn, will be employed both by Realty and KMC. Realty has agreed to pay 80% of the executives' base salary, while KMC will pay the remaining 20%. The table sets forth the aggregate annual base salary that Realty and KMC intend to pay Mr. Milner during 1995.

  During 1995, Mr. Milner will receive bonus payments of $56,875 under Historical Kahler's bonus plan for his performance in 1994.

STOCK OPTION AND STOCK RETAINER PLANS

 1995 Stock Option Plan

  The Board of Directors of KMC has adopted the KMC 1995 Stock Option Plan (the "1995 Option Plan"). Realty, as sole shareholder of KMC, approved the 1995 Option Plan. The 1995 Option Plan provides for the grant of both incentive stock options intended to qualify for preferential tax treatment under Section 422 of the Code and nonqualified stock options that do not qualify for such special tax treatment.

  The exercise price of all incentive stock options granted under the 1995 Option Plan must equal or exceed the fair market value of the KMC Common Stock at the time of the grant. The exercise price for options granted under the 1995 Option Plan which do not qualify as incentive stock options may not be less than 50% of the fair market value of the KMC Common Stock at the time of the grant. Only employees are eligible for the grant of incentive stock options. Nonqualified stock options may also be granted to consultants or independent contractors providing valuable services to KMC. The 1995 Option Plan will be administered by the Board of Directors or a committee appointed by the Board of Directors consisting of at least two directors, none of whom may be officers or employees of KMC and all of whom must be disinterested persons with respect to the 1995 Option Plan.

  A total of 50,000 shares of KMC Common Stock has been reserved for issuance under the 1995 Option Plan. No options have been granted under the 1995 Option Plan as of the date hereof.

 1995 Directors Plan

  The Board of Directors of KMC has adopted the KMC 1995 Non-Employee Directors Stock Option Plan (the "1995 Directors Plan"). Realty, as sole shareholder of KMC, approved the 1995 Directors Plan. KMC has reserved 15,000 shares of KMC Common Stock for issuance under the 1995 Directors Plan. The 1995 Directors Plan will be administered by the Board of Directors. Only non-employee directors are eligible to participate in the 1995 Directors Plan. Eligible directors are automatically granted an option to purchase 1,220 shares of KMC Common Stock on the date they first become a director, and an option to purchase 400 shares on the day immediately following the last regularly scheduled Board meeting each year, so long as the person continues to serve as a director of KMC. The exercise price of an option granted under the 1995 Directors Plan is the fair market value of the KMC Common Stock on the date the stock option is granted. No options have been granted under the 1995 Directors Plan as of the date hereof.

 1995 Retainer Plan

  The Board of Directors of KMC has adopted the 1995 Retainer Stock Payment Plan For Non-Employee Directors (the "1995 Retainer Plan"). Realty, as sole shareholder of KMC, approved the 1995 Retainer Plan. The 1995 Retainer Plan provides non-employee directors the opportunity to receive payment of the annual fee, as well as any earned but unpaid committee fees (the "Retainer") in the form of shares of KMC Common Stock. Under the terms of the 1995 Retainer Plan, each non-employee director who makes an election to receive shares in lieu of cash payment of the Retainer will be issued after such Annual Meeting of Shareholders an amount of shares equal to 100% of the Retainer divided by the fair market value of the KMC Common Stock as of that date. The 1995 Retainer Plan will be administered by the Board of Directors. Only non-employee directors are eligible to participate in the 1995 Retainer Plan.


 Effect of Spin Off on Outstanding Options

  Although no options are outstanding under the 1995 Option Plan and the 1995 Directors Plan, the officers and directors and certain employees of Historical Kahler hold options outstanding under several

Historical Kahler option plans (the "Historical Kahler Plans") covering 269,250 shares of Realty Common Stock as of July 2, 1995, including options for 34,500, 15,700 and 10,400 shares held by Messrs. Milner, Molloy and Hinckley as of that date. Individuals who exercised their outstanding options prior to the Record Date of the Spin Off will be entitled to participate in the Spin Off and receive one share of KMC Common Stock for every ten shares of Realty Common Stock owned as of the Record Date. Outstanding options not exercised prior to the Record Date ("Pre-Spin Off Options") will be split into two separately exercisable options: one to purchase shares of Realty Common Stock and one to purchase shares of KMC Common Stock (collectively, the "Adjusted Options"). Adjusted Options denominated in Realty Common Stock will be exercisable for the same number of shares as the corresponding Pre-Spin Off Options; Adjusted Options denominated in KMC Common Stock will be exercisable for one-tenth of the number of shares acquirable upon exercise of the corresponding Pre-Spin Off Options.

  The per share exercise price of Pre-Spin Off Options in effect immediately prior to the Spin Off will be allocated between the Adjusted Options on the basis of the relative fair market values of the Realty Common Stock and the KMC Common Stock following the distribution of the shares of KMC Common Stock in the Spin Off. The other terms and conditions of the Adjusted Options will be identical to those in effect for the Pre-Spin Off Options immediately prior to the Spin Off. The vesting schedule of the Adjusted Options will be the same as the Pre-Spin Off Options except that vesting will be subject to continued employment by either KMC or Realty. The value of the Adjusted Options is dependent upon the trading prices of Realty Common Stock and KMC Common Stock after the Spin Off. As a result, neither the value of the Adjusted Options nor the amount of compensation expense, if any, to Realty as a result of the split of Pre-Spin Off Options can be determined until after the Spin Off.

  As a result of the split of the Pre-Spin Off Options, the Adjusted Options will not qualify as "incentive stock options" within the meaning of the Code regardless of whether a Pre-Spin Off Option was an incentive stock option or a nonqualified stock option prior to the Spin Off. The conversion of incentive stock options to nonqualified stock options will have no immediate tax consequences to either Realty or KMC or to the holders of the Pre-Spin Off Options. Upon exercise of an Adjusted Option, however, an employee will be taxed on any gain as ordinary income in an amount equal to the difference between the option exercise price and the fair market value of the stock issued upon exercise. The company issuing the stock will receive a corresponding deduction in the same amount.

  Adjusted Options will be administered separately by Realty and KMC under the terms of the plans under which such options were originally granted. Realty and KMC have adopted the Historical Kahler Plans solely with respect to Adjusted Options denominated in shares of their respective common stock. See "Certain Agreements between KMC and Realty--Distribution Agreement."

              CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

DIRECTORS AND OFFICERS

  John H. Herrell, the Chairman of the Board of Realty, is also the Chairman of the Board of KMC. Harold W. Milner serves as a director and President and Chief Executive Officer of both Realty and KMC. In addition, Michael J. Quinn, Senior Vice President, Secretary and General Counsel, serves in similar positions at KMC.

OPERATING AGREEMENTS

  In connection with the Spin Off, Realty and KMC have entered into the Percentage Leases, the Distribution Agreement, the License Agreement, the Right of First Refusal Agreement, the Option Agreement and certain agreements with respect to the franchise licenses. See "Certain Agreements between KMC and Realty" and "The Hotels--Franchise Agreements."

CERTAIN TRANSACTIONS WITH THE MAYO FOUNDATION

  Historical Kahler regularly furnished laundry, hospitality and food services to the Mayo Foundation and its affiliates at competitive prices. Mr. Herrell, the Chairman of the Board of Directors of Historical Kahler, is an officer of the Mayo Foundation. During 1994, sales of such services together with management fees and rent amounted to $4.3 million or 3.9% of Historical Kahler's revenue of owned operations. Sales of these services to the Mayo Foundation amounted to $3.1 million and $4.1 million in 1992 and 1993, respectively. See Note 10 of the Notes to Consolidated Financial Statements of Historical Kahler.

  Historical Kahler purchased, at competitive prices, steam, electricity, water and related utility services from Franklin Heating Station ("Franklin"), a Mayo Foundation affiliate, pursuant to a Utility Sale Agreement with Franklin. The amount of purchased utility services during 1992 was $2.3 million, during 1993 was $1.9 million, and during 1994 was $1.9 million. See Note 10 to the Consolidated Financial Statements of Historical Kahler. As a result of the Spin Off, KMC has assumed the Utility Sales Agreement and will purchase from Franklin all, or a portion, of the utility services for The Kahler Hotel, the Kahler Plaza Hotel and the Clinic View Inn and Suites. The Utility Sales Agreement has an indefinite term and may not be terminated unless, among other things, the Franklin facilities are permanently retired, damaged or destroyed, or the Franklin facilities are condemned or taken by eminent domain. The cost of utility services is based on allocated cost of the utility services provided by Franklin and the amount of usage.

  It is anticipated that KMC will engage in transactions with the Mayo Foundation that are similar to Historical Kahler's transactions with the Mayo Foundation.

STOCK ACQUISITION

  In October 1994, Milner Associates, a family partnership of which Mr. Harold
W. Milner is general partner, acquired 21,622 shares of Common Stock through conversion of 8,000 shares of $2.25 Cumulative Convertible Exchangeable Preferred Stock of Historical Kahler.

EXCHANGE AGREEMENT

  At the request of the underwriters and in order to facilitate the Offering and Realty's conversion to REIT status, Realty, the Mayo Foundation and the three executive officers of Realty have entered into an agreement intended to eliminate the interest of Realty's executive officers in the equity of KMC (the "Exchange Agreement"). Under the Exchange Agreement, the executive officers of Realty will transfer all of the outstanding shares of KMC Common Stock held by them, either directly or indirectly, to the Mayo Foundation in exchange for shares of Realty Common Stock having a value equal to the value of their KMC Common Stock. The executive officers also agree (i) to exercise all of their Adjusted Options for KMC Common Stock and dispose of the underlying shares (aggregating 6,600 shares) prior to January 1, 1996, either by exchanging the shares for Realty Common Stock pursuant to the Exchange Agreement or by selling the shares in the open market, and (ii) to request that the trustee of Historical Kahler's 401(k) plan dispose of any shares of KMC Common Stock which are allocated to the officers' accounts after the Spin Off. The executive officers also agree not to purchase or otherwise own any shares of KMC Common Stock while employed by Realty, except pursuant to the exercise of their Adjusted Options. Finally, Messrs. Milner, Stenhaug and Quinn each agree to enter into a letter agreement with the Underwriters pursuant to which he will agree not to sell any shares of Common Stock for three years, six months and six months, respectively, after the closing of the Offering. The Mayo Foundation will also agree to enter into a similar letter agreement with the Underwriters pursuant to which (i) none of the shares of Common Stock owned by the Mayo Foundation may be sold for one year after the closing of the Offering, and (ii) one third of the shares of Common Stock owned by the Mayo Foundation will become available for sale at the beginning of each of the second, third and fourth years following the closing of the Offering.

  Realty and KMC have agreed to take certain other steps to induce the executive officers to enter into the Exchange Agreement. Realty has agreed that, within six months after the closing of the Offering, it will file and have declared effective a registration statement on Form S-3 covering resales by the executive officers of the shares of Realty Common Stock received from the Mayo Foundation in the exchange. Realty will be obligated to maintain the effectiveness of that registration statement until the shares of Realty Common Stock are eligible for sale by the executive officers pursuant to Rule 144 under the Securities Act. With respect to the exercise of the Adjusted Options, the Exchange Agreement provides that (i) KMC will accelerate the vesting of all of the Adjusted Options for KMC Common Stock held by the executive officers of Realty, and (ii) Realty will award a cash bonus to each of the executive officers approximately equal, on an after tax basis, to his tax liability upon exercise of the Adjusted Options.

  As a result of the Spin Off, the Mayo Foundation will hold 111,323 shares or 23.9% of the KMC Common Stock, and Messrs. Milner, Stenhaug and Quinn will hold 51,119 shares, 2,603 shares and 2,939 shares, respectively, of KMC Common Stock (assuming the exercise of all options) or 12.0% of the KMC Common Stock on an aggregate basis. Giving effect to the Exchange Agreement, Messrs. Milner, Stenhaug and Quinn will have no equity interest in KMC and the Mayo Foundation will hold up to 35.5% of the KMC Common Stock. The number of shares of Realty Common Stock to be transferred to the executive officers by the Mayo Foundation pursuant to the Exchange Agreement will depend on the fair market value of the KMC Common Stock after the Spin Off, which cannot be determined at this time. See "The Spin Off." Realty estimates that the shares of Realty Common Stock to be received by the executive officers of Realty pursuant to the Exchange Agreement will represent less than 0.5% of the outstanding shares of Realty Common Stock.

  The Exchange Agreement became effective upon the closing of the Offering.

                          PRINCIPAL SHAREHOLDERS

  The following table sets forth certain information with respect to the beneficial ownership of KMC Common Stock after the Spin Off by each director of KMC, the Chief Executive Officer and each other executive officer of KMC whose salary and bonus in 1995 is expected to exceed $100,000, each other person who owns more than 5.0% of the KMC Common Stock, and all directors and executive officers as a group, in each case as of August 15, 1995. Except as otherwise indicated, the persons listed have sole voting and investment power over such shares.

                                                      SHARES BENEFICIALLY
                                                        OWNED AFTER THE
                                                         SPIN OFF (1)
                                                      -------------------------
                                                       NUMBER         PERCENT
                                                      -----------    ----------
John H. Herrell......................................       3,139            *
Willis K. Drake......................................       3,783            *
Alan O. Tuntland.....................................           0            *
Harold W. Milner.....................................           0(2)         *
Michael R. Hinckley..................................       2,385            *
Kevin L. Molloy......................................       1,902            *
Mayo Foundation......................................     111,323(3)      35.5%
 Rochester, Minnesota
Kahler Realty Corporation............................      44,204          9.5%
 20 Second Avenue Southwest
 Rochester, Minnesota 55902
All directors and executive
 officers as a group (13 persons)....................      15,055(2)       3.2%

- --------

 * Less than 1.0%

(1) Includes the following shares which could be acquired within 60 days upon exercise of options: Mr. Herrell, 400 shares; Mr. Drake, 400 shares; Mr. Molloy, 405 shares; and all directors and executive officers as a group, 2,367 shares. Also includes the following shares held through Realty's 401(k) Plan, with respect to which the trustee of the 401(k) plan has the power to vote and the individual has the power to dispose: Mr. Hinckley, 165 shares; Mr. Molloy, 199 shares; and all directors and executive officers as a group, 1,000 shares.

(2) Reflects disposition of all KMC shares pursuant to the Exchange Agreement. See "Certain Relationships and Related Transactions--Exchange Agreement."

(3) Does include shares of KMC Common Stock to be acquired by Mayo Foundation pursuant to the Exchange Agreement. See "Certain Relationships and Related Transactions--Exchange Agreement."

                       DESCRIPTION OF CAPITAL STOCK

  Under KMC's Articles of Incorporation, the total number of shares of all classes of stock that KMC has authority to issue is 30,000,000, consisting of 20,000,000 shares of KMC Common Stock and 10,000,000 shares of preferred stock, par value $.10 per share (the "KMC Preferred Stock"). No shares of any class of KMC Preferred Stock will be issued or outstanding immediately after consummation of the Spin Off, and KMC has no present intention to issue any such shares.

COMMON STOCK

 General

  After the distribution of shares of KMC Common Stock in the Spin Off, there will be 465,307 shares of KMC Common Stock outstanding. All shares of KMC Common Stock will be fully paid and nonassessable and the holders thereof will not have preemptive rights.

 Voting Rights

  The holders of KMC Common Stock will be entitled to one vote per share on all matters voted on by shareholders, including elections of directors. Except as otherwise required by law or provided in any resolution adopted by the Board of Directors with respect to any series of KMC Preferred Stock, the holders of such shares will exclusively possess all voting power. The KMC Articles of Incorporation do not provide for cumulative voting in the election of directors.

 Dividends

  Subject to any preferential rights of any outstanding series of KMC Preferred Stock, the holders of KMC Common Stock will be entitled to such dividends as may be declared from time to time by the Board of Directors from funds available therefor, and upon liquidation will be entitled to receive pro rata all assets of KMC available for distribution to such holders.

 Quotation of KMC Common Stock on the Nasdaq SmallCap Market

  KMC has applied to have the KMC Common Stock quoted on the Nasdaq SmallCap Market upon consummation of the Spin Off.

 Shares Eligible for Future Sale

  All of the shares of KMC Common Stock distributed in the Spin Off to persons other than "affiliates" of KMC will be freely tradeable without restriction or registration under the Securities Act of 1933. Following the Spin Off, shares of KMC Common Stock held by affiliates of KMC and shares retained by Realty upon completion of the Spin Off may not be sold in the public market unless registered under the Securities Act or sold in compliance with Rule 144 promulgated thereunder.

  Rule 144, as currently in effect, provides that a person (or persons whose sales are aggregated) who is an affiliate of KMC or who has been the beneficial owner of restricted shares (defined as shares which were issued and sold in reliance upon exemptions from registration under the Securities Act) for at least two years is entitled to sell within any three-month period a number of shares that does not exceed the greater of one percent of the then outstanding shares of KMC Common Stock (approximately 4,653 shares immediately after the Spin Off) or the average weekly trading volume in the KMC Common Stock during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain manner-of-sale provisions, notice requirements and the availability of current public information about KMC. However, a person who is not deemed to have been an "affiliate" of KMC at any time during the three months preceding a sale, and who has beneficially owned restricted shares for at least three years, may sell such shares under Rule 144 without regard to volume limitations, manner-of-sale provisions, notice requirements or the availability of current public information about KMC.

PREFERRED STOCK

  The KMC Board of Directors is authorized to provide for the issuance of shares of KMC Preferred Stock in one or more series, to establish the number of shares in each series and to fix the designation, powers, preferences and rights of each such series and the qualifications, limitations or restrictions thereof. Because the KMC Board of Directors has the power to establish the preferences and rights of each class or series of KMC Preferred Stock, the Board of Directors may afford the holders of any series or class of KMC Preferred Stock preferences, powers and rights, voting or otherwise, senior to the rights of holder of KMC Common Stock. The issuance of KMC Preferred Stock could have the effect of delaying or preventing a change in control of KMC.

ARTICLES OF INCORPORATION AND BYLAW PROVISIONS

 Staggered Board of Directors

  KMC's Articles of Incorporation provide that the Board of Directors will be divided into three classes of directors, each class constituting approximately one-third of the total number of directors and with the classes serving staggered three year terms. The classification of directors will have the effect of making it more difficult for shareholders to change the composition of the Board of Directors. KMC believes, however, that the longer time required to elect a majority of a classified Board of Directors will help to ensure continuity and stability of KMC.

  The classification provisions could also have the effect of discouraging a third party from accumulating large blocks of KMC's stock or attempting to obtain control of KMC, even though such an attempt might be beneficial to KMC and its shareholders. Accordingly, shareholders could be deprived of certain opportunities to sell their shares of KMC Common Stock at a higher market price than might otherwise be the case.

 Number of Directors; Removal; Filling Vacancies

  KMC's Articles of Incorporation provide that the number of directors on KMC's Board will be subject to increase or decrease by the affirmative vote of a majority of the members of the Board of Directors or of the holders of 75.0% of the outstanding shares of KMC Common Stock. The shareholders shall be entitled to vote on the election or removal of directors, with each share entitled to one vote. Any vacancies on the Board will be filled by the affirmative vote of a majority of the remaining directors. Newly created directorships resulting from action of the Board of Directors may be filled by the Board while newly created directorships resulting from shareholder action may be filled only by shareholders. Any director elected by the Board of Directors shall hold office until his or her successor is elected by the shareholders.

  A director may be removed with or without cause by the vote of either the holders of 75.0% of the outstanding shares of KMC Common Stock or 75.0% of the directors then in office. The term "cause" is not defined in KMC's Articles of Incorporation.

 Limitation of Liability

  KMC's Articles of Incorporation provide that to the maximum extent permitted by Minnesota law, as in effect from time to time, no director or officer of KMC shall be liable to KMC or its shareholders for monetary damages.

 Other Provisions

  Under KMC's Bylaws, KMC is required to indemnify its officers and directors for such expenses and liabilities, in such manner, under such circumstances, and to such extent, as required or permitted by Minnesota law.

  Under Minnesota law, a corporation shall, unless prohibited or limited by its articles of incorporation or bylaws, indemnify its current and former officers, directors, employees and agents against expenses (including attorneys' fees), judgments, penalties, fines and amounts paid in settlement and which were incurred in connection with actions, suits or proceedings in which such persons are parties by reason of the fact that they are or were an officer, director, employee or agent of the corporation, if they (i) have not been indemnified by another organization; (ii) acted in good faith; (iii) received no improper personal benefit; (iv) in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and (v) reasonably believed that the conduct was in the best interests of the corporation. Minnesota corporate law also provides that a corporation may purchase and maintain insurance on behalf of its officers, directors, employees and agents against any liability which may be asserted against, or incurred by, such persons in their capacities as officers, directors, employees and agents of the corporation, whether or not the corporation would have been required to indemnify the person against the liability under the provisions of such section.

  Any indemnification by KMC pursuant to the provisions of KMC's Articles of Incorporation or Bylaws described above shall be paid out of the assets of KMC and shall not be recoverable from the shareholders. To the extent that the foregoing indemnification provisions purport to include indemnification for liabilities arising under the Securities Act, in the opinion of the Commission such indemnification is contrary to public policy and, therefore, unenforceable.

  KMC does not currently have, but will seek to obtain insurance on behalf of its directors and executive officers against liabilities which may be asserted against, or incurred, by these persons in their capacities as directors and executive officers of KMC. The scope of the coverage of this insurance, if any, has yet to be determined and will depend, in part, on premiums charged for this insurance.

 Amendment

  KMC's Articles of Incorporation may be amended by the affirmative vote of the holders of a majority of the outstanding shares of the KMC Common Stock, with the shareholders voting as a class with one vote per share, except in the case of an amendment to Article 7 which provides for a staggered board and sets forth procedures for establishing the size of, filling vacancies on, and removal of members of, the Board of Directors, which article may not be amended without the affirmative vote of the holders of 75.0% of the outstanding shares of KMC Common Stock. Subject to certain limitations, KMC's Bylaws may be amended by the Board of Directors or by vote of the holders of a majority of the outstanding shares of KMC Common Stock.

MINNESOTA ANTI-TAKEOVER STATUTES

  KMC is governed by the provisions of Sections 302A.671 and 302A.673 of the MBCA. Section 302A.671 of the MBCA provides that the shares of a corporation acquired in a "control share acquisition" have no voting rights unless they are approved in a prescribed manner. A "control share acquisition" is generally defined as an acquisition of beneficial ownership of voting stock of the corporation that would, when added to all other shares beneficially owned by the acquiring person, entitle the acquiring person to have voting power of 20.0% or more in the election of directors. Section 302A.673 of the MBCA prohibits a publicly-held Minnesota corporation from engaging in a "business combination" with an "interested shareholder" for a period of four years after the date of the transaction in which the person became an interested shareholder, unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested shareholder. Subject to certain exceptions, an "interested shareholder" is a person who, together with affiliates, beneficially owns, or within four years did own, 10.0% or more of the corporation's outstanding voting stock.

  In the event of certain tender offers for stock of KMC, Section 302A.675 of the MBCA precludes the tender offeror from acquiring additional shares of stock (including acquisitions pursuant to mergers, consolidations or statutory share exchanges) within two years following the completion of such offer unless the selling shareholders are given the opportunity to sell the shares on terms that are substantially equivalent to those contained in the earlier tender offer. This section does not apply if a committee of the board of directors consisting of disinterested directors (excluding present and former officers of the corporation) approves the subsequent acquisition before shares are acquired pursuant to the earlier tender offer.

                               LEGAL MATTERS

  The validity of the shares of KMC Common Stock offered hereby will be passed upon by Dorsey & Whitney P.L.L.P. of Minneapolis, Minnesota.

                               CHANGE IN AUDITORS

  On October 25, 1993, Kahler Corporation retained KPMG Peat Marwick LLP as its independent auditors for 1993, thereby replacing Deloitte & Touche LLP as Kahler Corporation's independent auditors. Kahler Corporation and Deloitte & Touche LLP did not have any disagreements on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure during Kahler Corporation's fiscal year 1992 or during any subsequent interim period.

                                  EXPERTS

  The consolidated financial statements and consolidated financial statement schedule of Kahler Realty Corporation and Subsidiaries as of January 1, 1995 and January 2, 1994 and for the years then ended have been included herein, and in the Registration Statement in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

  The consolidated financial statements of operations, stockholders' equity and cash flows for the year ended January 3, 1993 of Kahler Realty Corporation (formerly Kahler Corporation) and Subsidiaries included in this Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein and elsewhere in the Registration Statement and have been so included in reliance upon the report of said firm given upon their authority as experts in accounting and auditing.

                              CERTAIN DEFINITIONS

  "1995 Directors Plan" means the Kahler Management Corporation 1995 Non-Employee Directors Stock Option Plan.

  "1995 Option Plan" means the Kahler Management Corporation's 1995 Stock Option Plan, as amended.

  "1995 Retainer Plan" means the Kahler Management Corporation 1995 Retainer Stock Payment Plan for Non-employee Directors.

  "ACM" means asbestos containing material.

  "ADA" means the Americans with Disabilities Act of 1990, as amended.

  "Additional Charges" means certain amounts in addition to Base Rent and Percentage Rent, including interest accrued on any late payments or charges, due to Realty from KMC under the Percentage Leases.

  "Adjusted Options" means the two separately exercisable options into which the Pre-Spin Off Options will be split as of the Record Date.

  "ADR" means average daily room rate per occupied room.

  "Anderson's" means Anderson's Formal Wear, a wholesale and retail distributor of men's formal wear.

  "Articles of Incorporation" mean the KMC Articles of Incorporation, as amended.

  "Asset Transfers" means a series of asset transfers and related transactions engaged in by Historical Kahler as part of the Spin Off to separate certain of its hotel interests from its hotel management operations.

  "Base Rent" means the fixed rent due to Realty from KMC under the Percentage Leases.

  "Best Western" means Best Western International Inc.

  "Cardinal" means Cardinal Lodging Group, Inc.

  "Choice Hotels" means Choice Hotels International, Inc.

  "Code" means the Internal Revenue Code of 1986, as amended.

  "Commission" means the Securities and Exchange Commission.

  "CPI" means the Consumer Price Index, All Urban Consumers, U.S. City Average, All Items, Standard Reference Base 1982-1984=100, as released by the U.S. Department of Labor, Bureau of Labor Statistics.

  "Distribution Agreement" means the agreement between Realty and KMC which provides for the Asset Transfers, the Spin Off, the division between Realty and KMC of certain liabilities and certain other agreements governing the relationship between Realty and KMC.

  "EBITDA" means income (loss) from operations before income taxes, excluding gains or losses on sale of assets, non-cash writedowns of real estate property, interest expense, depreciation and amortization.

  "Effective Date" means the effective date of the Distribution Agreement,
which was         , 1995, the end of the last monthly fiscal period prior to the closing of the Offering.

  "Exchange Act" means the Securities Exchange Act of 1934, as amended.

  "Exchange Agreement" means the agreement among Realty, the Mayo Foundation and the executive officers of Realty which provides for the transfer of the executive officers' shares of KMC Common Stock to the Mayo Foundation in exchange for shares of Realty Common Stock.

  "FF&E" means furniture, fixtures and equipment.

  "Franklin" means the Franklin Heating Station, a Mayo Foundation affiliate which provides steam, electricity, water and related utility services to Historical Kahler.

  "Hilton" means Hilton Hotels Corporation.

  "Historical Kahler" means Kahler Realty Corporation without giving effect to the Spin Off.

  "Historical Kahler Plans" means the option plans in effect at Historical Kahler prior to the adoption of the 1995 Option Plan and the 1995 Directors Plan.

  "Holiday Inns" means Holiday Inns, Inc.

  "Hotels" means the 22 hotels included in the table under the heading "The Hotels."

  "KMC" means Kahler Management Corporation, a wholly owned subsidiary of Historical Kahler, 90.5% of the Common Stock of which is being distributed to the pre-Offering shareholders of Historical Kahler in the Spin Off.

  "KMC Common Stock" means the common stock, $.10 par value, of KMC.

  "KMC Preferred Stock" means the 10 million shares of Preferred Stock, par value $.10 per share, authorized for issuance under the Articles of Incorporation.

  "Knights Inn" is a registered trademark of Cardinal Lodging Group, Inc.

  "Leased Hotels" means the 14 Hotels that are leased to KMC by Realty.

  "License Agreement" means the non-exclusive trademark license agreement entered into by Realty and KMC.

  "Lines of Credit" means the lines of credit currently being negotiated by Realty in an aggregate principal amount of $50.0 million.

  "Managed Hotels" means the six Hotels that are operated by KMC pursuant to management contracts.

  "MBCA" means the Minnesota Business Corporation Act, as amended.

  "NAREIT" means the National Association of Real Estate Investment Trusts.


  "Offering" means the public offering by Realty of approximately 8,420,000 shares of Realty Common Stock.

  "Option Agreement" means the agreement between Realty and KMC which grants Realty a five-year option to purchase the Owned Hotels from KMC.

  "Owned Hotels" means the two Hotels that are 100% owned and operated by KMC.


  "Park Hotels" means Park Hotels, L.C., a Utah limited liability company, which holds a 50-year ground lease with the City of Provo, Utah, with respect to the Provo Park Hotel.

  "Percentage Leases" means the leases pursuant to which KMC leases 14 of the Hotels from Realty.

  "Percentage Rent" means the percentage rent due to Realty from KMC under the Percentage Leases.

  "Pre-Spin Off Options" means outstanding options for Realty Common Stock which were not exercised prior to the Record Date of the Spin Off.

  "Prospectus" means this Prospectus filed as part of the Registration
Statement.

  "Realty" means Kahler Realty Corporation giving effect to the Spin Off.

  "Realty Common Stock" means the common stock, $.10 par value, of Kahler Realty Corporation.

  "Realty Hotels" means the University Park Hotel and the 14 Leased Hotels.

  "Record Date" means            , 1995, the date as of which the shareholders
of record of Historical Kahler to receive the Spin Off dividend were determined.

  "REIT" means real estate investment trust.

  "Rents" means the Base Rent and Percentage Rent, collectively.

  "Residence Inn by Marriott" is a registered trademark of Residence by Marriott, Inc.

  "Retainer" means the annual fee paid to non-employee directors, as well as any earned but unpaid committee fees.

  "REVPAR" means the average daily room revenue per available room, which is calculated by multiplying occupancy times ADR.

  "Right of First Refusal Agreement" means the agreement entered into by Realty and KMC with respect to new hotel opportunities.

  "Securities Act" means the Securities Act of 1933, as amended.

  "Service" means the Internal Revenue Service.

  "Service Agreement" means the agreement entered into by Textile to provide laundry services to the Mayo Clinic and Methodist and St. Mary's Hospitals in Rochester, Minnesota.

  "Sheraton" means ITT Sheraton Corporation.

  "Spin Off" means a series of transactions which Historical Kahler will engage in to facilitate its conversion into a REIT. The Spin Off will include (i) the Asset Transfers and (ii) the distribution by dividend of 90.5% of the KMC Common Stock to the existing shareholders of Historical Kahler.

  "Textile" means KMC's commercial laundry business.


  "UIA" means the University Inn Associates, a Utah limited partnership, which owns the University Park Hotel.

                      INDEX TO FINANCIAL STATEMENTS

                                                                           PAGE
                                                                           ----
I. KAHLER REALTY CORPORATION (REALTY):
  Pro Forma Condensed Consolidated Balance Sheet as of July 2, 1995
   (Unaudited)............................................................ F-3
  Pro Forma Condensed Consolidated Statement of Operations for the year ended January 1, 1995 (Unaudited)...................................... F-8
  Pro Forma Condensed Consolidated Statement of Operations for the 12
   months ended July 2, 1995 (Unaudited).................................. F-13
  Pro Forma Condensed Consolidated Statement of Operations for the first six months ended July 2, 1995 (Unaudited).............................. F-18
II. KAHLER MANAGEMENT CORPORATION (KMC):
  Pro Forma Condensed Consolidated Balance Sheet as of July 2, 1995
   (Unaudited)............................................................ F-24
  Pro Forma Condensed Consolidated Statement of Operations for the year ended January 1, 1995 (Unaudited)...................................... F-27
  Pro Forma Condensed Consolidated Statement of Operations for the 12
   months ended July 2, 1995 (Unaudited).................................. F-31
  Pro Forma Condensed Consolidated Statement of Operations for the first six months ended
   July 2, 1995 (Unaudited)............................................... F-35
III. KAHLER REALTY CORPORATION (HISTORICAL KAHLER):
  Independent Auditors' Reports........................................... F-40
  Consolidated Balance Sheets as of January 2, 1994 and January 1, 1995
   and July 2, 1995 (Unaudited)........................................... F-42
  Consolidated Statements of Operations for the years ended January 3,
   1993, January 2, 1994 and January 1, 1995 and the first six months ended July 3, 1994 and July 2, 1995 (Unaudited)........................ F-44
  Consolidated Statements of Cash Flows for the years ended January 3,
   1993, January 2, 1994 and January 1, 1995 and the first six months ended July 3, 1994 and July 2, 1995 (Unaudited)........................ F-45
  Consolidated Statements of Stockholders' Equity for the years ended
   January 3, 1993, January 2, 1994 and January 1, 1995 and the first six months ended July 2, 1995 (Unaudited).................................. F-46
  Notes to Consolidated Financial Statements.............................. F-47

                   I. KAHLER REALTY CORPORATION (REALTY)

                    KAHLER REALTY CORPORATION (REALTY)

              PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

                               JULY 2, 1995

                                (UNAUDITED)

  The unaudited Pro Forma Condensed Consolidated Balance Sheet of Realty is presented as if (i) the Spin Off had occurred on July 2, 1995 and (ii) the Offering and the application of the net proceeds therefrom to repay certain outstanding indebtedness and the acquisition of the Canyon Springs Park Hotel occurred on July 2, 1995. This unaudited Pro Forma Condensed Consolidated Balance Sheet should be read in conjunction with the Consolidated Financial Statements of Historical Kahler and its subsidiaries and the notes thereto included elsewhere in this Prospectus. In management's opinion, all adjustments considered necessary to reflect the effects of the Spin Off and the application of the net proceeds of the Offering have been made. Reference is made to "The Spin Off."

  This unaudited Pro Forma Condensed Consolidated Balance Sheet is not necessarily indicative of what the actual financial position would have been at July 2, 1995, nor does it purport to represent the future financial position of Realty. Capitalized terms not defined herein are used as defined elsewhere in this Prospectus of which these unaudited financial statements are a part.

                    KAHLER REALTY CORPORATION (REALTY)

              PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

                               JULY 2, 1995

                                (UNAUDITED)

                          (DOLLARS IN THOUSANDS)

                                     ASSETS      PRO FORMA               PRO FORMA
                         HISTORICAL  TO BE       HISTORICAL  PRO FORMA   CONDENSED
                           KAHLER   OWNED BY       KAHLER   ADJUSTMENTS CONSOLIDATED
         ASSETS             (A)       KMC           (D)         (E)        REALTY
         ------          ---------- --------     ---------- ----------- ------------
CURRENT ASSETS
 Cash...................  $  1,324  $   (845)     $    479   $  2,157     $  2,636
 Receivables:
   Trade, less allowance
    for doubtful
    accounts............     6,173    (5,543)          630        --           630
   Notes receivable--
    current.............       150      (150)          --         --           --
 Inventory..............     2,557    (2,445)          112        --           112
 Prepaid expenses.......       446      (445)            1        --             1
                          --------  --------      --------   --------     --------
     Total current
      assets............    10,650    (9,428)        1,222      2,157        3,379
                          --------  --------      --------   --------     --------
OTHER ASSETS
 Notes receivable.......     1,393    (1,393)          --         --           --
 Investment in
  affiliates............     3,425      (606)        4,689        --         4,689
                                       1,870 (B)
 Debt service reserve
  fund..................       750       --            750       (750)         --
 Intangibles............       736      (671)           65        --            65
 Other..................     2,069      (102)        1,967     (1,505)         462
                          --------  --------      --------   --------     --------
     Total other assets.     8,373      (902)        7,471     (2,255)       5,216
                          --------  --------      --------   --------     --------
PROPERTY AND EQUIPMENT
 Land and improvements..    16,349    (1,475)       14,874        250       15,124
 Buildings..............   136,967   (12,334)      124,633      4,850      129,483
 Equipment..............    49,043   (25,632)       23,411        650       24,061
 Formal wear............     5,763    (5,763)          --         --           --
                          --------  --------      --------   --------     --------
     Total..............   208,122   (45,204)      162,918      5,750      168,668
     Less accumulated
      depreciation......    58,521   (15,537)       42,984        --        42,984
                          --------  --------      --------   --------     --------
     Total property and
      equipment.........   149,601   (29,667)      119,934      5,750      125,684
                          --------  --------      --------   --------     --------
     TOTAL ASSETS.......  $168,624  $(39,997)     $128,627   $  5,652     $134,279
                          ========  ========      ========   ========     ========
    LIABILITIES AND STOCKHOLDERS' EQUITY
    ------------------------------------                                             --- ---
CURRENT LIABILITIES
 Accounts payable.......  $  7,727  $ (6,558)     $  1,169   $   (140)    $  1,029
 Accrued liabilities....     6,615    (3,464)        3,151        --         3,151
 Notes payable..........     4,100       --          4,100     (4,100)         --
 Current portion of
  long-term debt........     2,912      (794)        2,118     (1,659)         459
 Current portion of
  subordinated debt.....       500       --            500       (500)         --
                          --------  --------      --------   --------     --------
     Total current
      liabilities.......    21,854   (10,816)       11,038     (6,399)       4,639
                          --------  --------      --------   --------     --------
LONG-TERM DEBT..........   120,565   (13,326)      107,239    (90,063)      17,176
                          --------  --------      --------   --------     --------
SUBORDINATED DEBT TO
 AFFILIATE..............     1,000       --          1,000     (1,000)         --
                          --------  --------      --------   --------     --------
OTHER DEFERRED
 LIABILITIES
 Deferred revenue.......       134       (71)           63        --            63
 Other..................     1,392    (1,077)          315        --           315
                          --------  --------      --------   --------     --------
     Total other
      deferred
      liabilities.......     1,526    (1,148)          378        --           378
                          --------  --------      --------   --------     --------
STOCKHOLDERS' EQUITY
 Common stock...........       421       --            421        842        1,263
 Additional paid-in                      --
  capital...............    13,250                  13,250    107,536      120,786
 Retained earnings......    10,008   (16,577)       (4,699)    (5,264)      (9,963)
                                       1,870 (B)
                          --------  --------      --------   --------     --------
     Total stockholders'
      equity............    23,679   (14,707)        8,972    103,114      112,086
                          --------  --------      --------   --------     --------
     TOTAL LIABILITIES
      AND STOCKHOLDERS'
      EQUITY............  $168,624  $(39,997)(C)  $128,627   $  5,652     $134,279
                          ========  ========      ========   ========     ========

                    KAHLER REALTY CORPORATION (REALTY)

                 NOTES TO PRO FORMA CONDENSED CONSOLIDATED

                               BALANCE SHEET

                               JULY 2, 1995

                                (UNAUDITED)

                          (DOLLARS IN THOUSANDS)

(A) The "Historical Kahler" column represents the historical consolidated balance sheet of Kahler Realty Corporation as of July 2, 1995, without giving effect to the Spin Off.

(B) The following adjustments are a result of reclassification of certain assets and liabilities of Historical Kahler as a result of the Spin Off:

                              INVESTMENT   RETAINED
                             IN AFFILIATES EARNINGS
                             ------------- --------
    Establish KMC's
     investment in
     University Park Hotel..    $  295      $  295
    Establish Realty's
     investment in KMC......     1,575       1,575
                                ------      ------
                                $1,870      $1,870
                                ======      ======

  Realty's interest in KMC has been established at 9.5% of the pro forma net book value of the assets and liabilities distributed by Historical Kahler to KMC in the Spin Off. The fair market value of Realty's interest in KMC following the Spin Off may differ substantially from the amount presented above.

(C) The total of the column headed "Assets to be Owned by KMC" differs from the total presented in the KMC Pro Forma Condensed Consolidated Balance Sheet as follows:

    Assets to be owned by KMC in the Realty Pro Forma Condensed
     Consolidated Balance Sheet........................................ $39,997
    Establish KMC's investment in University Park Hotel................     295
    Realty's investment in KMC.........................................   1,575
                                                                        -------
                                                                        $41,867
                                                                        =======

(D) The "Pro Forma Historical Kahler" column represents the historical basis of the assets and liabilities of Realty upon the completion of the Spin Off.

                    KAHLER REALTY CORPORATION (REALTY)

                NOTES TO PRO FORMA CONDENSED CONSOLIDATED

                        BALANCE SHEET--(CONTINUED)

                               JULY 2, 1995

                               (UNAUDITED)

                          (DOLLARS IN THOUSANDS)

(E) Detail for each of the pro forma adjustments is presented in the following table:

                                   ACQUIRE
                                    CANYON                                      WRITE-OFF  WRITE-OFF
                                   SPRINGS             REPAYMENT     PENALTIES OF DEFERRED OF PREPAID    TOTAL
                          OFFERING   PARK    OFFERING     OF          ON DEBT   FINANCING    INCOME    PRO FORMA
                          PROCEEDS HOTEL(1)   COSTS     DEBT(3)      REPAYMENT    COSTS      TAXES    ADJUSTMENTS
                          -------- --------  --------  ---------     --------- ----------- ---------- -----------
ASSETS
Cash....................  $117,880 $(5,750)  $(9,502)  $(95,897)      $(4,574)    $ --       $ --      $  2,157
Debt service reserve
 fund...................       --      --        --        (750)(2)       --        --         --          (750)
Other...................       --      --       (140)       --            --       (852)      (513)      (1,505)
Property and equipment..       --    5,750       --         --            --        --         --         5,750
                          -------- -------   -------   --------       -------     -----      -----     --------
                          $117,880 $   --    $(9,642)  $(96,647)      $(4,574)    $(852)     $(513)    $  5,652
                          ======== =======   =======   ========       =======     =====      =====     ========
LIABILITIES AND
 STOCKHOLDERS' EQUITY
Accounts payable........     $ --  $   --    $  (140)  $    --        $   --      $ --       $ --      $   (140)
Notes payable...........       --      --        --      (4,100)          --        --         --        (4,100)
Current portion of long-
 term debt..............       --      --        --      (1,659)          --        --         --        (1,659)
Current portion of
 subordinated debt......       --      --        --        (500)          --        --         --          (500)
Long-term debt..........       --      --        --     (90,063)          --        --         --       (90,063)
Subordinated debt to
 affiliate..............       --      --        --      (1,000)          --        --         --        (1,000)
Common Stock............       842     --        --         --            --        --         --           842
Additional paid-in
 capital................   117,038     --     (9,502)       --            --        --         --       107,536
Retained earnings.......       --      --        --         675        (4,574)     (852)      (513)      (5,264)
                          -------- -------   -------   --------       -------     -----      -----     --------
                          $117,880 $   --    $(9,642)  $(96,647)      $(4,574)    $(852)     $(513)    $  5,652
                          ======== =======   =======   ========       =======     =====      =====     ========

- --------

  (1) On August 1, 1995, Historical Kahler acquired the Canyon Springs Park Hotel in Twin Falls, Idaho for $5.8 million. The acquisition was financed with a first mortgage of $3.8 million, a note payable to seller of $400,000 and $1.6 million from available cash and lines of credit. Due to the date of acquisition, this debt is not reflected in the table below.

  (2) Release of $750 in debt service reserve funds held in escrow.

  (3) The pro forma adjustments in the "Repayment of Debt" column reflect the anticipated repayment of certain outstanding debt with proceeds of the Offering. The following table represents the debt being repaid:

              PROPERTY PLEDGED                       INTEREST         PRINCIPAL
                AS COLLATERAL                          RATE            BALANCE
              ----------------                       --------         ---------
     Kahler Plaza Hotel...................... 10% + 2% room revenue    $15,377
     Clinic View Inn......................... 9.75% + 2% room revenue   14,580
     Sheraton San Marcos Golf Resort and
      Conference Center...................... 7.5% + added interest     12,700
     The Kahler Hotel........................ Prime + 1%                12,203
     Salt Lake Hilton Hotel.................. Prime + 0.5%              11,785
     Ogden Park Hotel........................ Prime + 0.5%               5,190
     Lakeview Conference Center and Resort... Prime + 1.125%             4,549
     Olympia Park Hotel...................... Prime + 2%                 3,853
     Boise Park Suites Hotel................. Prime + 1%                 4,058
     Pocatello Park Quality Inn.............. Prime + 1.5%               3,614
     The Kahler Hotel........................ 12%                        2,855
     Lakeview Conference Center and Resort,
      Knights Inns........................... Prime                        648
     Lines of Credit......................... Prime + 1%                 4,100
     Miscellaneous........................... Various                      310
     Subordinated Debt....................... Prime + 1%                 1,500
                                                                       -------
         Total.......................................................   97,322
         Less debt service reserve fund..............................     (750)
         Less discounts..............................................     (675)
                                                                       -------
                                                                       $95,897
                                                                       =======

                    KAHLER REALTY CORPORATION (REALTY)

                 NOTES TO PRO FORMA CONDENSED CONSOLIDATED

                        BALANCE SHEET--(CONTINUED)

                               JULY 2, 1995

                                (UNAUDITED)

                          (DOLLARS IN THOUSANDS)

(E) Continued

  Actual amounts to be repaid and related prepayment penalties may differ from the amounts set forth above due to the timing of payments. In addition, Realty is considering reissuing the $12.7 million of tax-exempt revenue bonds secured by the Sheraton San Marcos Golf Resort and Conference Center if it is able to do so on terms more favorable to Realty than the anticipated terms of the Lines of Credit. Realty anticipates that the bonds would be credit enhanced and would bear interest at a variable rate determined monthly. Realty anticipates that the combined credit enhancement and interest costs of the bonds would be comparable to the interest Realty would earn from reinvesting the bonds proceeds pending use thereof.

(F) In order to complete the conversion of Historical Kahler to a REIT, accumulated earnings and profits through the end of 1995, as determined for federal income tax purposes, must be distributed to its shareholders by the end of 1996. Realty intends to satisfy this requirement in part through the Spin Off. It is anticipated that any remaining accumulated earnings and profits will be distributed to the holders of Common Stock prior to December 31, 1996 with funds generated from operations and lines of credit. Realty does not anticipate using offering proceeds to fund this earnings and profits distribution and has not presented a pro forma adjustment for this activity.

                    KAHLER REALTY CORPORATION (REALTY)

         PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                    FOR THE YEAR ENDED JANUARY 1, 1995

                                (UNAUDITED)

  The unaudited Pro Forma Condensed Consolidated Statement of Operations of Realty is presented as if (i) the Spin Off had occurred on January 3, 1994,
(ii) Realty qualified as a REIT for the period presented, (iii) the Offering and the application of the net proceeds therefrom to repay certain outstanding indebtedness had occurred on January 3, 1994, (iv) the acquisition of certain properties acquired subsequent to January 3, 1994, including the Canyon Springs Park Hotel, had occurred on January 3, 1994 and (v) the Percentage Leases were executed and in effect as of the beginning of the period presented. This unaudited Pro Forma Condensed Consolidated Statement of Operations should be read in conjunction with the Consolidated Financial Statements of Historical Kahler and its subsidiaries and the notes thereto included elsewhere in this Prospectus. In management's opinion, all adjustments considered necessary to reflect the effects of the Spin Off, the application of the net proceeds of the Offering and the Percentage Leases have been made. Reference is made to "The Spin Off" and "Certain Agreements--The Percentage Leases."

  This unaudited Pro Forma Condensed Consolidated Statement of Operations is not necessarily indicative of what the actual results of operations would have been for the year ended January 1, 1995, assuming the Spin Off and the related debt repayments, the acquisition of certain properties and the execution of the Percentage Leases had been consummated at the beginning of the period presented, nor does it purport to represent the future operations of Realty. Capitalized terms not defined herein are used as defined elsewhere in this Prospectus of which these unaudited financial statements are a part.

                    KAHLER REALTY CORPORATION (REALTY)

                     PRO FORMA CONDENSED CONSOLIDATED

                          STATEMENT OF OPERATIONS

                    FOR THE YEAR ENDED JANUARY 1, 1995

                                (UNAUDITED)

               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                           OPERATIONS   ACQUISITION
                                         OPERATIONS TO BE OF PROPERTIES  OF CANYON                 PRO FORMA
                                          TRANSFERRED TO    PRIOR TO      SPRINGS                  CONDENSED
                              HISTORICAL       KMC         ACQUISITION  PARK HOTEL   PRO FORMA    CONSOLIDATED
                              KAHLER (A)       (B)             (C)          (D)     ADJUSTMENTS      REALTY
                              ---------- ---------------- ------------- ----------- -----------   ------------
LODGING SEGMENT
Percentage leases.......       $   --        $    --          $ 261        $976       $23,117 (E)   $24,354
Lodging revenue.........  (a)   93,243        (86,135)          --          --            --          7,108 (L)
Interest income.........  (b)      773           (137)         (524)        --           (102)(F)        10
Equity income of
 affiliates.............  (c)      193            314           --          --            --            507
                               -------       --------         -----        ----       -------       -------
Total Lodging revenue...        94,209        (85,958)         (263)        976        23,015        31,979
Lodging expenses:
 Hotels.................        65,385        (61,848)          217          56           --          3,810
 University Park Hotel..         5,412            --            --          --            458 (G)     5,870 (L)
                               -------       --------         -----        ----       -------       -------
                          (d)   70,797        (61,848)          217          56           458         9,680
                               -------       --------         -----        ----       -------       -------
Lodging income before
 interest, depreciation,
 and corporate expenses.        23,412        (24,110)         (480)        920        22,557        22,299
                               -------       --------         -----        ----       -------       -------
LAUNDRY SEGMENT
Laundry revenue.........  (e)    6,304         (6,304)          --          --            --            --
Laundry expenses........  (f)    5,957         (5,957)          --          --            --            --
                               -------       --------         -----        ----       -------       -------
Laundry income before
 interest, depreciation,
 and corporate expenses.           347           (347)          --          --            --            --
                               -------       --------         -----        ----       -------       -------
FORMAL WEAR SEGMENT
Formal Wear revenue.....  (g)    8,924         (8,924)          --          --            --            --
Formal Wear expenses....  (h)    6,975         (6,975)          --          --            --            --
                               -------       --------         -----        ----       -------       -------
Formal Wear income
 before interest,
 depreciation, and
 corporate expenses.....         1,949         (1,949)          --          --            --            --
                               -------       --------         -----        ----       -------       -------
Other income before
 interest, depreciation,
 and corporate expenses.  (i)      111            (86)          --          --            --             25
                               -------       --------         -----        ----       -------       -------
Total income before
 corporate expense,
 interest, and
 depreciation...........        25,819        (26,492)         (480)        920        22,557        22,324
Corporate expenses......  (j)   (3,257)         2,782           --          --           (350)(H)      (825)
Interest expense........  (k)  (11,207)         1,290           --          --          8,964 (I)      (953)
Depreciation and
 amortization...........  (l)   (8,477)         3,193          (150)       (204)          140 (J)    (5,498)
Non-recurring charges...  (m)   (1,811)           --            --          --          1,811 (K)       --
Gain (Loss) on sale of
 assets.................  (n)       20              5           --          --            (25)          --
                               -------       --------         -----        ----       -------       -------
INCOME (LOSS) FROM
 OPERATIONS BEFORE
 INCOME TAXES...........       $ 1,087       $(19,222)        $(630)       $716       $33,097       $15,048
                               =======       ========         =====        ====       =======       =======
Primary and fully
 diluted income per
 common share before
 extraordinary item.....                                                                            $  1.18 (M)
                                                                                                    =======

                    KAHLER REALTY CORPORATION (REALTY)

                 NOTES TO PRO FORMA CONDENSED CONSOLIDATED

                          STATEMENT OF OPERATIONS

                    FOR THE YEAR ENDED JANUARY 1, 1995

                                (UNAUDITED)

               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

(A) The "Historical Kahler" column represents the historical consolidated statement of operations of Kahler Realty Corporation for the year ended January 1, 1995, without giving effect to the Spin Off, reformatted by segment as follows:

                                                              CONSOLIDATED
                                                         STATEMENT OF OPERATIONS
                                                          OF HISTORICAL KAHLER
                                                         -----------------------
      REVENUE OF OWNED OPERATIONS
        Lodging--rooms.................................         $ 54,108
           --food and beverage.........................           29,339
           --other.....................................            9,796
                                                                --------
                                                                  93,243 (a)
        Formal wear, laundry & other
           --laundry...................................            6,304 (e)
           --formal wear...............................            8,924 (g)
           --other.....................................              666 (i)
                                                                --------
                                                                  15,894
                                                                --------
        Interest income................................              773 (b)
                                                                --------
          Total revenue of owned operations............          109,910
                                                                --------
      OPERATING COSTS AND EXPENSES
        Lodging--rooms.................................           13,523
           --food and beverage.........................           23,221
           --other.....................................           34,053
                                                                --------
                                                                  70,797 (d)
                                                                --------
        Formal wear, laundry & other
           --laundry...................................            5,957 (f)
           --formal wear...............................            6,975 (h)
           --other.....................................              555 (i)
                                                                --------
                                                                  13,487
                                                                --------
        Corporate expenses.............................            3,257 (j)
        Depreciation and amortization..................            8,477 (l)
        Non-recurring charges..........................            1,811 (m)
                                                                --------
          Total operating costs and expenses...........           97,829
                                                                --------
      GROSS OPERATING PROFIT...........................           12,081
        Interest expense...............................          (11,207)(k)
        Equity earnings of affiliates..................              193 (c)
        Gain on sale of assets.........................               20 (n)
                                                                --------
      INCOME FROM OPERATIONS BEFORE INCOME TAXES.......         $  1,087
                                                                ========

- --------

References (a)-(n) refer to the reformatted totals by segment in the accompanying Pro Forma Condensed Consolidated Statement of Operations of Realty.

                    KAHLER REALTY CORPORATION (REALTY)

                 NOTES TO PRO FORMA CONDENSED CONSOLIDATED

                   STATEMENT OF OPERATIONS--(CONTINUED)

                    FOR THE YEAR ENDED JANUARY 1, 1995

                                (UNAUDITED)

               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

(B) This column represents the operations of Historical Kahler which will be transferred to KMC upon completion of the Spin Off, including revenues and certain expenses related to Hotels that are to be leased to KMC.

(C) These adjustments relate to the Green Oaks Inn and Conference Center and Pocatello Park Quality Inn, which were acquired subsequent to January 2, 1994, to include percentage lease income for Pocatello and certain expenses related to both for the period of time from January 3, 1994 through their respective dates of acquisition.

(D) This column reflects the estimated Percentage Lease income and certain expenses of the Canyon Springs Park Hotel as though it was owned by Realty as of January 3, 1994. The Canyon Springs Park Hotel was acquired on August 1, 1995.

(E) This adjustment represents estimated lease payments calculated on a pro forma basis using the provisions contemplated in the Percentage Leases and historical revenues of the Hotels which will be leased to KMC pursuant to Percentage Leases.

  The following table reflects the revenues associated with the Hotels for which Percentage Leases will be entered into. The information reflects revenues for each of the last three fiscal years or commencing from the date of acquisition in the case of any Hotel acquired by Historical Kahler during the last three fiscal years. Of the 14 leased Hotels, Boise Park Suites Hotel was acquired in January 1992, Olympia Park Hotel in October 1992, and Pocatello Park Quality Inn in March 1994. The Canyon Springs Park Hotel was acquired on August 1, 1995 and is not included in the table below.

                                                         1992    1993    1994
                                                        ------- ------- -------
      Room revenue..................................... $42,799 $43,923 $51,114
      Food & beverage revenue..........................  24,888  25,114  28,601
      Percentage Lease revenue.........................  19,187  19,897  23,117

(F) The pro forma adjustment reflects the reduction of interest income associated with the termination of a guarantee agreement related to the Salt Lake Hilton Hotel and the release of a debt service reserve fund related to debt on the Sheraton San Marcos Golf Resort and Conference Center.

(G) This pro forma adjustment represents management fees and certain other expenses to be paid by Realty in connection with the University Park Hotel and the related management contract with KMC. This adjustment also reflects KMC's share of equity distributions in University Park Hotel.

(H) This pro forma adjustment represents additional estimated general and administrative expenses expected to be incurred by Realty following the completion of the Spin Off.

(I) This pro forma adjustment represents a reduction in interest expense resulting from the repayment of certain outstanding debt with proceeds of the Offering.

  During the fiscal period subsequent to the consummation of the Offering, Realty expects to recognize net extraordinary charges of approximately $3,899 ($4,574 in prepayment penalties offset by principal reduction/discounts of $675) associated with the repayment of certain outstanding debt which has not been included in the Pro Forma Condensed Consolidated Statement of Operations of Realty.

(J) This pro forma adjustment represents a reduction in amortization of deferred financing costs as a result of the write-off of certain deferred financing costs associated with outstanding debt to be repaid with proceeds of the Offering.

                    KAHLER REALTY CORPORATION (REALTY)

                 NOTES TO PRO FORMA CONDENSED CONSOLIDATED

                   STATEMENT OF OPERATIONS--(CONTINUED)

                    FOR THE YEAR ENDED JANUARY 1, 1995

                                (UNAUDITED)

               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

(K) This adjustment eliminates the effects of non-recurring charges recorded by Historical Kahler related to expenses incurred in connection with a planned secondary offering and conversion to a REIT during fiscal year 1994.

(L) Represents lodging revenues and expenses of the University Park Hotel. In 1990, Historical Kahler entered into a transaction in which title to the Hotel was transferred to an investor in exchange for a Mortgage Note with a conversion option. Certain provisions in the sales agreement prevented the transaction from meeting the criteria for a sale as defined by Statement of Financial Accounting Standards No. 66 and therefore Realty will continue to consolidate the operations of the Hotel in its financial statements.

(M) Pro forma primary and fully diluted net income per share before extraordinary item assumes the conversion of all outstanding exercisable options to purchase shares of Common Stock as of the date of the Offering and is based upon 12,772,118 shares of Common Stock outstanding during the period.

                    KAHLER REALTY CORPORATION (REALTY)

                     PRO FORMA CONDENSED CONSOLIDATED

                          STATEMENT OF OPERATIONS

                   FOR THE 12 MONTHS ENDED JULY 2, 1995

                                (UNAUDITED)

  The unaudited Pro Forma Condensed Consolidated Statement of Operations of Realty is presented as if (i) the Spin Off had occurred on July 4, 1994, (ii) Realty qualified as a REIT for the period presented, (iii) the Offering and the application of the net proceeds therefrom to repay certain outstanding indebtedness had occurred on July 4, 1994, (iv) the acquisition of certain properties acquired subsequent to July 4, 1994, including the Canyon Springs Park Hotel, had occurred on July 4, 1994 and (v) the Percentage Leases were executed and in effect as of the beginning of the period presented. This unaudited Pro Forma Condensed Consolidated Statement of Operations should be read in conjunction with the Consolidated Financial Statements of Historical Kahler and its subsidiaries and the notes thereto included elsewhere in this Prospectus. In management's opinion, all adjustments considered necessary to reflect the effects of the Spin Off, the application of the net proceeds of the Offering and the Percentage Leases have been made. Reference is made to "The Spin Off" and "Certain Agreements--The Percentage Leases."

  This unaudited Pro Forma Condensed Consolidated Statement of Operations is not necessarily indicative of what the actual results of operations would have been for the 12 months ended July 2, 1995, assuming the Spin Off and the related debt repayments, the acquisition of certain properties and the execution of the Percentage Leases had been consummated at the beginning of the period presented, nor does it purport to represent the future operations of Realty. Capitalized terms not defined herein are used as defined elsewhere in this Prospectus of which these unaudited financial statements are a part.

                    KAHLER REALTY CORPORATION (REALTY)

         PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                   FOR THE 12 MONTHS ENDED JULY 2, 1995

                                (UNAUDITED)

               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                           OPERATIONS   ACQUISITION
                                         OPERATIONS TO BE OF PROPERTIES  OF CANYON                  PRO FORMA
                              HISTORICAL  TRANSFERRED TO    PRIOR TO    SPRINGS PARK                CONDENSED
                                KAHLER         KMC         ACQUISITION     HOTEL      PRO FORMA    CONSOLIDATED
                                 (A)           (B)             (C)          (D)      ADJUSTMENTS      REALTY
                              ---------- ---------------- ------------- ------------ -----------   ------------
LODGING SEGMENT
Percentage leases.......       $    --       $    --          $ --         $1,029      $24,088 (E)   $25,117
Lodging revenue.........  (a)    98,902       (91,587)          --            --           --          7,315 (L)
Interest income.........  (b)       714          (144)         (345)          --          (215)(F)        10
Equity income of
 affiliates.............  (c)       386           188           --            --           --            574
                               --------      --------         -----        ------      -------       -------
Total Lodging revenue...        100,002       (91,543)         (345)        1,029       23,873        33,016
Lodging expenses:
 Hotels.................         69,315       (65,594)           95            57          --          3,873
 University Park Hotel..          5,545           --            --            --           433 (G)     5,978 (L)
                               --------      --------         -----        ------      -------       -------
                          (d)    74,860       (65,594)           95            57          433         9,851
                               --------      --------         -----        ------      -------       -------
Lodging income before
 interest, depreciation,
 and corporate expenses.         25,142       (25,949)         (440)          972       23,440        23,165
                               --------      --------         -----        ------      -------       -------
LAUNDRY SEGMENT
Laundry revenue.........  (e)     6,052        (6,052)          --            --           --            --
Laundry expenses........  (f)     5,206        (5,206)          --            --           --            --
                               --------      --------         -----        ------      -------       -------
Laundry income before
 interest, depreciation,
 and corporate expenses.            846          (846)          --            --           --            --
                               --------      --------         -----        ------      -------       -------
FORMAL WEAR SEGMENT
Formal Wear revenue.....  (g)     9,117        (9,117)          --            --           --            --
Formal Wear expenses....  (h)     7,207        (7,207)          --            --           --            --
                               --------      --------         -----        ------      -------       -------
Formal Wear income
 before interest,
 depreciation, and
 corporate expenses.....          1,910        (1,910)          --            --           --            --
                               --------      --------         -----        ------      -------       -------
Other income before
 interest, depreciation,
 and corporate expenses.  (i)        98           (73)          --            --           --             25
                               --------      --------         -----        ------      -------       -------
Total income before
 corporate expense,
 interest, and
 depreciation...........         27,996       (28,778)         (440)          972       23,440        23,190
Corporate expenses......  (j)    (3,477)        3,002           --            --          (350)(H)      (825)
Interest expense........  (k)   (12,019)        1,335           --            --         9,571 (I)    (1,113)
Depreciation and
 amortization...........  (l)    (8,617)        3,244           (58)         (204)         123 (J)    (5,512)
Non-recurring charges...  (m)    (1,811)          --            --            --         1,811 (K)       --
Gain (Loss) on sale of
 assets.................  (n)       (22)           41           --            --           (19)          --
                               --------      --------         -----        ------      -------       -------
INCOME (LOSS) FROM
 OPERATIONS BEFORE
 INCOME TAXES...........       $  2,050      $(21,156)        $(498)       $  768      $34,576       $15,740
                               ========      ========         =====        ======      =======       =======
Primary and fully
 diluted income per
 common share before
 extraordinary item.....                                                                             $  1.23 (M)
                                                                                                     =======

                    KAHLER REALTY CORPORATION (REALTY)

     NOTES TO PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                   FOR THE 12 MONTHS ENDED JULY 2, 1995

                                (UNAUDITED)

               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

(A) The "Historical Kahler" column represents the historical consolidated statement of operations of Kahler Realty Corporation for the 12 months ended July 2, 1995, without giving effect to the Spin Off, reformatted by segment as follows:

                                                              CONSOLIDATED
                                                         STATEMENT OF OPERATIONS
                                                          OF HISTORICAL KAHLER
                                                         -----------------------
        REVENUE OF OWNED OPERATIONS
          Lodging--rooms................................        $ 57,515
          --food and beverage...........................          30,919
          --other.......................................          10,468
                                                                --------
                                                                  98,902 (a)
          Formal wear, laundry & other
          --laundry.....................................           6,052 (e)
          --formal wear.................................           9,117 (g)
          --other.......................................             646 (i)
                                                                --------
                                                                  15,815
                                                                --------
          Interest income...............................             714 (b)
                                                                --------
            Total revenue of owned operations...........         115,431
                                                                --------
        OPERATING COSTS AND EXPENSES
          Lodging--rooms................................          14,318
          --food and beverage...........................          24,441
          --other.......................................          36,101
                                                                --------
                                                                  74,860 (d)
                                                                --------
          Formal wear, laundry & other
          --laundry.....................................           5,206 (f)
          --formal wear.................................           7,207 (h)
          --other.......................................             548 (i)
                                                                --------
                                                                  12,961
                                                                --------
          Corporate expenses............................           3,477 (j)
          Depreciation and amortization.................           8,617 (l)
          Non-recurring charges.........................           1,811 (m)
                                                                --------
            Total operating costs and expenses..........         101,726
                                                                --------
        GROSS OPERATING PROFIT..........................          13,705
          Interest expense..............................         (12,019)(k)
          Equity earnings of affiliates.................             386 (c)
          Gain on sale of assets........................            (22) (n)
                                                                --------
        INCOME FROM OPERATIONS BEFORE INCOME TAXES......        $  2,050
                                                                ========

- --------

References (a) - (n) refer to the reformatted totals by segment in the accompanying Pro Forma Condensed Consolidated Statement of Operations of Realty.

                    KAHLER REALTY CORPORATION (REALTY)

                 NOTES TO PRO FORMA CONDENSED CONSOLIDATED

                   STATEMENT OF OPERATIONS--(CONTINUED)

                   FOR THE 12 MONTHS ENDED JULY 2, 1995

                                (UNAUDITED)

               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

(B) This column represents the operations of Historical Kahler which will be transferred to KMC upon completion of the Spin Off, including revenues and certain expenses related to Hotels that are to be leased to KMC.

(C) This adjustment relates to the Green Oaks Inn and Conference Center, which was acquired subsequent to July 3, 1994, to include certain expenses for the period of time from July 4, 1994 through the date of acquisition in December 1994.

(D) This column reflects the estimated Percentage Lease income and certain expenses of the Canyon Springs Park Hotel as though it was owned by Realty as of July 4, 1994. The Canyon Springs Park Hotel was acquired, on August 1, 1995.

(E) This adjustment represents estimated lease payments calculated on a pro forma basis using the provisions contemplated in the Percentage Leases and historical revenues of the Hotels which will be leased to KMC pursuant to Percentage Leases.

  Revenues of the leased Hotels for the 12 months ended July 2, 1995 are presented below. The Canyon Springs Park Hotel was acquired on August 1, 1995 and is not included in the information presented.

               Room revenue................. $52,632
               Food and beverage revenue....  29,310
               Percentage Lease revenue.....  24,088

(F) The pro forma adjustment reflects the reduction of interest income associated with the termination of a guarantee agreement related to the Salt Lake Hilton Hotel and release of a debt service reserve fund related to debt on the Sheraton San Marcos Golf Resort and Conference Center.

(G) This pro forma adjustment represents management fees and certain other expenses to be paid by Realty in connection with the University Park Hotel and the related management contract with KMC. This adjustment also reflects KMC's share of equity distributions in University Park Hotel.

(H) This pro forma adjustment represents additional estimated general and administrative expenses expected to be incurred by Realty following the completion of the Spin Off.

(I) This pro forma adjustment represents a reduction in interest expense resulting from the repayment of certain outstanding debt with proceeds of the Offering.

  During the fiscal period subsequent to the consummation of the Offering, Realty expects to recognize net extraordinary charges of approximately $3,899 ($4,574 in prepayment penalties offset by principal reductions/discounts of $675) associated with the repayment of certain outstanding debt which has not been included in the Pro Forma Condensed Consolidated Statement of Operations of Realty.

(J) This pro forma adjustment represents a reduction in amortization of deferred financing costs as a result of the write-off of certain deferred financing costs associated with outstanding debt to be repaid with proceeds of the Offering.

(K) This adjustment eliminates the effects of non-recurring charges recorded by Historical Kahler related to expenses incurred in connection with a planned secondary offering and conversion to a REIT during fiscal year 1994.

                    KAHLER REALTY CORPORATION (REALTY)

                 NOTES TO PRO FORMA CONDENSED CONSOLIDATED

                   STATEMENT OF OPERATIONS--(CONTINUED)

                   FOR THE 12 MONTHS ENDED JULY 2, 1995

                                (UNAUDITED)

               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

(L) Represents lodging revenues and expenses of the University Park Hotel. In 1990, Historical Kahler entered into a transaction in which title to the Hotel was transferred to an investor in exchange for a Mortgage Note with a conversion option. Certain provisions in the sales agreement prevented the transaction from meeting the criteria for a sale as defined by Statement of Financial Accounting Standards No. 66 and therefore Realty will continue to consolidate the operations of the Hotel in its financial statements.

(M) Pro forma primary and fully diluted net income per share before extraordinary item assumes the conversion of all outstanding exercisable options to purchase shares of Common Stock as of the date of the offering, and is based upon 12,772,118 shares of Common Stock outstanding during the period.

                    KAHLER REALTY CORPORATION (REALTY)

         PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                FOR THE FIRST SIX MONTHS ENDED JULY 2, 1995

                                (UNAUDITED)

  The unaudited Pro Forma Condensed Consolidated Statement of Operations of Realty is presented as if (i) the Spin Off had occurred on January 2, 1995,
(ii) Realty qualified as a REIT for the period presented, (iii) the Offering and the application of the net proceeds therefrom to repay certain outstanding indebtedness had occurred on January 2, 1995, (iv) the acquisition of the Canyon Springs Park Hotel had occurred on January 2, 1995 and (v) the Percentage Leases were executed and in effect as of the beginning of the period presented. This unaudited Pro Forma Condensed Consolidated Statement of Operations should be read in conjunction with the Consolidated Financial Statements of Historical Kahler and its subsidiaries and the notes thereto included elsewhere in this Prospectus. In management's opinion, all adjustments considered necessary to reflect the effects of the Spin Off, the application of the net proceeds of the Offering and the Percentage Leases have been made. Reference is made to "The Spin Off" and "Certain Agreements--The Percentage Leases."

  This unaudited Pro Forma Condensed Consolidated Statement of Operations is not necessarily indicative of what the actual results of operations would have been for the six months ended July 2, 1995, assuming the Spin Off and the related debt repayments, the acquisition of the Canyon Springs Park Hotel and the execution of the Percentage Leases had been consummated at the beginning of the period presented, nor does it purport to represent the future operations of Realty. Capitalized terms not defined herein are used as defined elsewhere in this Prospectus of which these unaudited financial statements are a part.

                    KAHLER REALTY CORPORATION (REALTY)

                     PRO FORMA CONDENSED CONSOLIDATED

                          STATEMENT OF OPERATIONS

                FOR THE FIRST SIX MONTHS ENDED JULY 2, 1995

                                (UNAUDITED)

               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                         OPERATIONS TO BE ACQUISITION OF                PRO FORMA
                                          TRANSFERRED TO  CANYON SPRINGS                CONDENSED
                              HISTORICAL       KMC          PARK HOTEL    PRO FORMA    CONSOLIDATED
                              KAHLER (A)       (B)             (C)       ADJUSTMENTS      REALTY
                              ---------- ---------------- -------------- -----------   ------------
LODGING SEGMENT
Percentage leases.......       $   --        $    --           $513        $13,002 (D)   $13,515
Lodging revenue.........  (a)   53,277        (49,391)          --             --          3,886 (J)
Interest income.........  (b)      224            (67)          --            (155)(E)         2
Equity Income of                   291             24           --                           315
 affiliates.............  (c)  -------       --------          ----        -------       -------
Total lodging revenue...        53,792        (49,434)          513         12,847        17,718
Lodging expenses:
 Hotels.................        36,632        (34,657)           30            --          2,005
 University Park Hotel..         2,884            --            --             296 (F)     3,180 (J)
                               -------       --------          ----        -------       -------
                          (d)   39,516        (34,657)           30            296         5,185
                               -------       --------          ----        -------       -------
Lodging income before
 interest, depreciation,        14,276        (14,777)          483         12,551        12,533
 and corporate expenses.       -------       --------          ----        -------       -------
LAUNDRY SEGMENT
Laundry revenue.........  (e)    3,057         (3,057)          --             --            --
Laundry expenses........  (f)    2,469         (2,469)          --             --            --
                               -------       --------          ----        -------       -------
Laundry income before
 interest, depreciation,           588           (588)          --             --            --
 and corporate expense..       -------       --------          ----        -------       -------
FORMAL WEAR SEGMENT
Formal wear revenue.....  (g)    5,002         (5,002)          --             --
Formal Wear expenses....  (h)    3,936         (3,936)          --             --            --
                               -------       --------          ----        -------       -------
Formal Wear income
 before interest,
 depreciation, and               1,066         (1,066)          --             --            --
 corporate expenses.....       -------       --------          ----        -------       -------
Other income before
 interest, depreciation,            43            (30)          --             --             13
 and corporate expenses.  (i)  -------       --------          ----        -------       -------
Total income before
 corporate expense,
 interest, and
 depreciation...........        15,973        (16,461)          483         12,551        12,546
Corporate expenses......  (j)   (1,914)         1,676           --            (174)(G)      (412)
Interest expense........  (k)   (6,060)           672           --           4,801 (H)      (587)
Depreciation and
 amortization...........  (l)   (4,438)         1,709          (102)            56 (I)    (2,775)
Gain (Loss) on sale of             (31)            32           --              (1)          --
 assets.................  (m)  -------       --------          ----        -------       -------
INCOME (LOSS) FROM
 OPERATIONS BEFORE             $ 3,530       $(12,372)         $381        $17,233       $ 8,772
 INCOME TAXES...........       =======       ========          ====        =======       =======
Primary and fully
 diluted income per
 common share before                                                                     $   .69(K)
 extraordinary item.....                                                                 =======

                    KAHLER REALTY CORPORATION (REALTY)

                 NOTES TO PRO FORMA CONDENSED CONSOLIDATED

                          STATEMENT OF OPERATIONS

                FOR THE FIRST SIX MONTHS ENDED JULY 2, 1995

                                (UNAUDITED)

               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

(A) The "Historical Kahler" column represents the historical consolidated statement of operations of Kahler Realty Corporation for the first six months ended July 2, 1995, without giving effect to the Spin Off, reformatted by segment as follows:

                                                              CONSOLIDATED
                                                         STATEMENT OF OPERATIONS
                                                          OF HISTORICAL KAHLER
                                                         -----------------------
      REVENUE OF OWNED OPERATIONS
        Lodging--rooms..................................         $31,308
        --food and beverage.............................          16,081
        --other.........................................           5,888
                                                                 -------
                                                                  53,277 (a)
        Formal wear, laundry & other
        --laundry.......................................           3,057 (e)
        --formal wear...................................           5,002 (g)
        --other.........................................             306 (i)
                                                                 -------
                                                                   8,365
                                                                 -------
        Interest income.................................             224 (b)
                                                                 -------
          Total revenue of owned operations.............          61,866
                                                                 -------
      OPERATING COSTS AND EXPENSES
        Lodging--rooms..................................           7,588
        --food and beverage.............................          12,762
        --other.........................................          19,166
                                                                 -------
                                                                  39,516 (d)
                                                                 -------
        Formal wear, laundry & other
        --laundry.......................................           2,469 (f)
        --formal wear...................................           3,936 (h)
        --other.........................................             263 (i)
                                                                 -------
                                                                   6,668
                                                                 -------
        Corporate expenses..............................           1,914 (j)
        Depreciation and amortization...................           4,438 (l)
                                                                 -------
          Total operating costs and expenses............          52,536
                                                                 -------
      GROSS OPERATING PROFIT............................           9,330
        Interest expense................................          (6,060)(k)
        Equity earnings of affiliates...................             291 (c)
        Gain on sale of assets..........................             (31)(m)
                                                                 -------
      INCOME FROM OPERATIONS BEFORE INCOME TAXES........         $ 3,530
                                                                 =======

- --------

References (a)-(m) refer to the reformatted totals by segment in the accompanying Pro Forma Condensed Consolidated Statement of Operations of Realty.

                    KAHLER REALTY CORPORATION (REALTY)

                 NOTES TO PRO FORMA CONDENSED CONSOLIDATED

                   STATEMENT OF OPERATIONS--(CONTINUED)

                FOR THE FIRST SIX MONTHS ENDED JULY 2, 1995

                                (UNAUDITED)

               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

(B) This column represents the operations of Historical Kahler which will be transferred to KMC upon completion of the Spin Off, including revenues and certain expenses related to Hotels that are to be leased to KMC.

(C) This column reflects the estimated Percentage Lease income and certain expenses of the Canyon Springs Park Hotel as though it was owned by Realty as of January 2, 1995. The Canyon Springs Park Hotel was acquired on August 1, 1995.

(D) This adjustment represents additional estimated lease payments calculated on a pro forma basis using the provisions contemplated in the Percentage Leases and historical revenues of the Hotels which will be leased to KMC pursuant to Percentage Leases.

  Revenues of the leased Hotels for the six months ended July 2, 1995 are presented below. The Canyon Springs Park Hotel was acquired on August 1, 1995 and is not included in the information presented.

             Room revenue..................... $27,854
             Food and beverage revenue........  14,828
             Percentage lease revenue.........  13,002

(E) The pro forma adjustment reflects the reduction of interest income associated with the termination of a guarantee agreement related to the Salt Lake Hilton Hotel and release of a debt service reserve fund related to debt on the Sheraton San Marcos Golf Resort and Conference Center.

(F) This pro forma adjustment represents management fees and certain other expenses to be paid by Realty in connection with the University Park Hotel and the related management contract with KMC. This adjustment also reflects KMC's share of equity distributions in University Park Hotel.

(G) This pro forma adjustment represents estimated general and administrative expenses expected to be incurred by Realty following the completion of the Spin Off.

(H) This pro forma adjustment represents a reduction in interest expense resulting from the repayment of certain outstanding debt with proceeds of the Offering.

  During the fiscal period subsequent to the consummation of the Offering, Realty expects to recognize net extraordinary charges of approximately $3,899 ($4,574 in prepayment penalties offset by principal reductions/discounts of $675) associated with the repayment of certain outstanding debt which has not been included in the Pro Forma Condensed Consolidated Statement of Operations of Realty.

(I) This pro forma adjustment represents a reduction in amortization of deferred financing costs as a result of the write-off of certain deferred financing costs associated with outstanding debt to be repaid with proceeds of the Offering.

(J) Represents lodging revenues and expenses of the University Park Hotel. In 1990, Historical Kahler entered into a transaction in which title to the Hotel was transferred to an investor in exchange for a Mortgage Note with a conversion option. Certain provisions in the sales agreement prevented the transaction from meeting the criteria for a sale as defined by Statement of Financial Accounting Standards No. 66 and therefore Realty will continue to consolidate the operations of the Hotel in its financial statements.

                    KAHLER REALTY CORPORATION (REALTY)

                 NOTES TO PRO FORMA CONDENSED CONSOLIDATED

                   STATEMENT OF OPERATIONS--(CONTINUED)

                FOR THE FIRST SIX MONTHS ENDED JULY 2, 1995

                                (UNAUDITED)

               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

(K) Pro forma primary and fully diluted net income per share before extraordinary item assumes the conversion of all outstanding exercisable options to purchase shares of Common Stock as of the date of the offering, and is based upon 12,772,118 shares of Common Stock outstanding during the period.

                  II. KAHLER MANAGEMENT CORPORATION (KMC)

                    KAHLER MANAGEMENT CORPORATION (KMC)

                     PRO FORMA CONDENSED CONSOLIDATED

                               BALANCE SHEET

                               JULY 2, 1995

                                (UNAUDITED)

  The unaudited Pro Forma Condensed Consolidated Balance Sheet of KMC is presented as if (i) the Spin Off had occurred on July 2, 1995, (ii) the Offering and the application of the net proceeds therefrom to repay certain outstanding indebtedness had occurred on July 2, 1995, and (iii) KMC's equity investment in the Copper King Inn, Butte, Montana ("Butte Hotel") had occurred on July 2, 1995. This unaudited Pro Forma Condensed Consolidated Balance Sheet should be read in conjunction with the Consolidated Financial Statements of Historical Kahler and its subsidiaries and the notes thereto included elsewhere in this Prospectus. In management's opinion, all adjustments considered necessary to reflect the effects of the Spin Off and the application of the net proceeds of the Offering have been made. Reference is made to "The Spin Off."

  This unaudited Pro Forma Condensed Consolidated Balance Sheet is not necessarily indicative of what the actual financial position would have been at July 2, 1995, nor does it purport to represent the future financial position of KMC. Capitalized terms not defined herein are used as defined elsewhere in this Prospectus of which these unaudited financial statements are a part.

  Prior to the Offering, the Board of Directors of Historical Kahler will declare the Spin Off dividend to shareholders of Historical Kahler of record on the Record Date, consisting of 90.5% of the issued and outstanding shares of KMC Common Stock, payable in a ratio of one share of KMC Common Stock for every ten shares of Common Stock. The dividend will be payable only to existing shareholders of Historical Kahler as of the Record Date. PURCHASERS IN THE OFFERING WILL NOT RECEIVE ANY SHARES OF KMC COMMON STOCK IN THE SPIN OFF.

  The Pro Forma Condensed Consolidated Financial Data of KMC has been included in this Prospectus because Realty will derive substantially all of its income from the Hotels in the form of Base Rent, Percentage Rent and Additional Charges received pursuant to the Percentage Leases entered into with KMC. See "Risk Factors--Realty's Dependence on KMC."

                    KAHLER MANAGEMENT CORPORATION (KMC)

              PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

                               JULY 2, 1995

                                (UNAUDITED)

                          (DOLLARS IN THOUSANDS)

                                                         PRO FORMA
                                                         HISTORICAL
                                           ASSETS        CONDENSED   INVESTMENT  PRO FORMA
                               HISTORICAL   TO BE       CONSOLIDATED  IN BUTTE   CONDENSED
                                 KAHLER     OWNED           KMC        HOTEL    CONSOLIDATED
ASSETS                            (A)     BY REALTY         (B)         (C)         KMC
- ------                         ---------- ---------     ------------ ---------- ------------
CURRENT ASSETS
  Cash......................    $  1,324  $    (479)      $   845      $(600)     $   245
  Receivables:..............
   Trade, less allowance for
    doubtful accounts.......       6,173       (630)        5,543        --         5,543
  Notes receivable--current.         150        --            150        --           150
  Inventories...............       2,557       (112)        2,445        --         2,445
  Prepaid expenses..........         446         (1)          445        --           445
                                --------  ---------       -------      -----      -------
     Total current assets...      10,650     (1,222)        9,428       (600)       8,828
                                --------  ---------       -------      -----      -------
OTHER ASSETS
  Notes receivables.........       1,393        --          1,393        --         1,393
  Investment in affiliates..       3,425     (2,819)          606        600        1,206
  Debt service reserve fund.         750       (750)          --         --           --
  Intangibles...............         736        (65)          671        --           671
  Other.....................       2,069     (1,967)          102        --           102
                                --------  ---------       -------      -----      -------
     Total other assets.....       8,373     (5,601)        2,772        600        3,372
                                --------  ---------       -------      -----      -------
PROPERTY AND EQUIPMENT
  Land and improvements.....      16,349    (14,874)        1,475        --         1,475
  Buildings.................     136,967   (124,633)       12,334        --        12,334
  Equipment.................      49,043    (23,411)       25,632        --        25,632
  Formal wear apparel.......       5,763        --          5,763        --         5,763
                                --------  ---------       -------      -----      -------
   Total....................     208,122   (162,918)       45,204        --        45,204
   Less accumulated               58,521    (42,984)       15,537        --        15,537
    depreciation............    --------  ---------       -------      -----      -------
   Total property and            149,601   (119,934)       29,667        --        29,667
    equipment...............    --------  ---------       -------      -----      -------
     TOTAL ASSETS...........    $168,624  $(126,757)      $41,867      $ --       $41,867
                                ========  =========       =======      =====      =======
LIABILITIES AND STOCKHOLDERS'
EQUITY
- -----------------------------
CURRENT LIABILITIES
  Accounts payable..........    $  7,727  $  (1,169)      $ 6,558      $ --       $ 6,558
  Accrued liabilities.......       6,615     (3,151)        3,464        --         3,464
  Notes payable.............       4,100     (4,100)          --         --           --
  Current portion of long-
   term debt................       2,912     (2,118)          794        --           794
  Current portion of                 500       (500)          --         --           --
   subordinated debt........    --------  ---------       -------      -----      -------
     Total current                21,854    (11,038)       10,816        --        10,816
      liabilities...........    --------  ---------       -------      -----      -------
LONG-TERM DEBT..............     120,565   (107,239)       13,326        --        13,326
                                --------  ---------       -------      -----      -------
SUBORDINATED DEBT TO               1,000     (1,000)          --         --           --
 AFFILIATE..................    --------  ---------       -------      -----      -------
OTHER DEFERRED LIABILITIES
  Deferred revenue..........         134        (63)           71        --            71
  Other.....................       1,392       (315)        1,077        --         1,077
                                --------  ---------       -------      -----      -------
  Total other deferred             1,526       (378)        1,148        --         1,148
   liabilities..............    --------  ---------       -------      -----      -------
STOCKHOLDERS' EQUITY
  Common stock..............         421       (421)           43        --            43
                                                 43 (D)
  Additional paid-in
   capital..................      13,250    (13,250)       16,534        --           --
  Retained earnings.........      10,008      6,569           --         --        16,534
                                                (43)(D)
                                --------  ---------       -------      -----      -------
Total stockholders' equity..      23,679     (7,102)       16,577        --        16,577
                                --------  ---------       -------      -----      -------
TOTAL LIABILITIES AND           $168,624  $(126,757)      $41,867      $ --       $41,867
 STOCKHOLDERS' EQUITY.......    ========  =========       =======      =====      =======

                    KAHLER MANAGEMENT CORPORATION (KMC)

                 NOTES TO PRO FORMA CONDENSED CONSOLIDATED

                               BALANCE SHEET

                               JULY 2, 1995

                                (UNAUDITED)

(A) The "Historical Kahler" column represents the historical consolidated balance sheet of Kahler Realty Corporation as of July 2, 1995, without giving effect to the Spin Off.

(B) The "Pro Forma Historical Condensed Consolidated KMC" column represents the assets and liabilities which will be held by KMC upon completion of the Spin Off.

  Totals for this column can be reconciled to the column headed "Assets to be Owned by KMC" presented in the Realty Pro Forma Condensed Consolidated Balance Sheet as follows:

      Realty pro forma totals........................................... $39,997
      Adjustments:
        Equity interest in University Park Hotel reflected as an asset
         by KMC.........................................................     295
        Investment in KMC reflected as an asset by Realty...............   1,575
                                                                         -------
                                                                         $41,867
                                                                         =======

(C) Represents KMC's planned equity investment in the Butte Hotel. Historical Kahler has an agreement to acquire an equity interest of approximately 30% in the Butte Hotel as well as a management agreement with respect to this hotel.

(D) Represents the par value of KMC Common Stock expected to be issued in connection with the Spin Off.

                    KAHLER MANAGEMENT CORPORATION (KMC)

                     PRO FORMA CONDENSED CONSOLIDATED

                          STATEMENT OF OPERATIONS

                    FOR THE YEAR ENDED JANUARY 1, 1995

                                (UNAUDITED)

  The unaudited Pro Forma Condensed Consolidated Statement of Operations of KMC is presented as if (i) the Spin Off had occurred on January 3, 1994, (ii) the Offering and the application of the net proceeds therefrom to repay certain outstanding indebtedness had occurred on January 3, 1994, (iii) the acquisition of certain properties acquired subsequent to January 3, 1994, including the Canyon Springs Park Hotel and Butte Hotel, had occurred on January 3, 1994, and
(iv) the Percentage Leases were executed and in effect as of the beginning of the period presented. This unaudited Pro Forma Condensed Consolidated Statement of Operations should be read in conjunction with the Consolidated Financial Statements of Historical Kahler and its subsidiaries and the notes thereto included elsewhere in this Prospectus. In management's opinion, all adjustments considered necessary to reflect the effects of the Spin Off and the application of the net proceeds of the Offering and the Percentage Leases have been made. Reference is made to "The Spin Off" and "Certain Agreements--The Percentage Leases."

  This unaudited Pro Forma Condensed Statement of Operations is not necessarily indicative of what the actual results of operations would have been for the year ended January 1, 1995, assuming the Spin Off and the related debt repayments, the acquisition of certain properties and management contracts and the execution of the Percentage Leases had been consummated at the beginning of the period presented, nor does it purport to represent the future operations of KMC. Capitalized terms not defined herein are used as defined elsewhere in this Prospectus of which these unaudited financial statements are a part.

                    KAHLER MANAGEMENT CORPORATION (KMC)

         PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                    FOR THE YEAR ENDED JANUARY 1, 1995

                                (UNAUDITED)

               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                     OPERATIONS   ACQUISITION OF
                                                         PRO FORMA  OF PROPERTIES CANYON SPRINGS                 PRO FORMA
                             HISTORICAL OPERATIONS TO BE HISTORICAL   PRIOR TO    PARK AND BUTTE                 CONDENSED
                               KAHLER     RETAINED BY       KMC      ACQUISITION      HOTELS      PRO FORMA     CONSOLIDATED
                                (A)          REALTY         (B)          (C)           (D)       ADJUSTMENTS        KMC
                             ---------- ---------------- ---------- ------------- -------------- -----------    ------------
LODGING SEGMENT
Lodging--rooms.........  (a)  $54,108       $(3,993)      $50,115      $3,514         $1,646      $    --         $55,275
   --food & beverage...  (b)   29,339        (2,732)       26,607       2,031          1,231           --          29,869
   --other.............  (c)    9,796          (383)        9,413         267            138           303 (E)     10,121
Interest income........  (d)      773          (636)          137         --             --            --             137
Equity income (loss) of
 affiliates............  (e)      193          (507)         (314)        --            (152)          188 (F)       (278)
                              -------       -------       -------      ------         ------      --------        -------
Total Lodging revenue..        94,209        (8,251)       85,958       5,812          2,863           491         95,124
Percentage lease
 expense...............           --            --            --          261            976        23,117 (G)     24,354
Lodging expenses.......  (f)   70,797        (8,949)       61,848       4,429          1,901           --          68,178
                              -------       -------       -------      ------         ------      --------        -------
Lodging income before
 interest,
 depreciation, and
 corporate expenses....        23,412           698        24,110       1,122            (14)      (22,626)         2,592
                              -------       -------       -------      ------         ------      --------        -------
LAUNDRY SEGMENT
Laundry revenue........  (g)    6,304           --          6,304         --             --            --           6,304
Laundry expenses.......  (h)    5,957           --          5,957         --             --            --           5,957
                              -------       -------       -------      ------         ------      --------        -------
Laundry income before
 interest,
 depreciation, and
 corporate expenses....           347           --            347         --             --            --             347
                              -------       -------       -------      ------         ------      --------        -------
FORMAL WEAR SEGMENT
Formal Wear revenue....  (i)    8,924           --          8,924         --             --            --           8,924
Formal Wear expenses...  (j)    6,975           --          6,975         --             --            --           6,975
                              -------       -------       -------      ------         ------      --------        -------
Formal Wear income
 before interest,
 depreciation, and
 corporate expenses....         1,949           --          1,949         --             --            --           1,949
                              -------       -------       -------      ------         ------      --------        -------
Other income before
 interest,
 depreciation, and
 corporate expenses....  (k)      111           (25)           86         --             --            --              86
                              -------       -------       -------      ------         ------      --------        -------
Total income before
 corporate expense,
 interest, and
 depreciation..........        25,819           673        26,492       1,122            (14)      (22,626)         4,974
Corporate expenses.....  (l)   (3,257)          475 (H)    (2,782)        --             --            --          (2,782)
Interest expense.......  (m)  (11,207)        9,917        (1,290)         (4)           --            --          (1,294)
Depreciation and
 amortization..........  (n)   (8,477)        5,284        (3,193)       (112)           --            --          (3,305)
Non-recurring charges..  (o)   (1,811)        1,811           --          --             --            --             --
Gain (Loss) on sale of
 assets................  (p)       20           (25)           (5)        --             --              5            --
                              -------       -------       -------      ------         ------      --------        -------
INCOME (LOSS) FROM
 OPERATIONS BEFORE
 INCOME TAXES..........       $ 1,087       $18,135       $19,222      $1,006         $  (14)      (22,621)        (2,407)
                              =======       =======       =======      ======         ======
Provision for income
 tax...................                                                                                --  (I)        --
                                                                                                  --------        -------
NET LOSS...............                                                                           $(22,621)       $(2,407)
                                                                                                  ========        =======
Primary and fully
 diluted income per
 common share before
 extraordinary item....                                                                                           $ (5.02)(J)
                                                                                                                  =======

                    KAHLER MANAGEMENT CORPORATION (KMC)

                 NOTES TO PRO FORMA CONDENSED CONSOLIDATED

                          STATEMENT OF OPERATIONS

                    FOR THE YEAR ENDED JANUARY 1, 1995

                                (UNAUDITED)

               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

(A) The "Historical Kahler" column represents the historical consolidated statement of operations of Kahler Realty Corporation for the year ended January 1, 1995, without giving effect to the Spin Off, reformatted by segment as follows:

                                                              CONSOLIDATED
                                                         STATEMENT OF OPERATIONS
                                                          OF HISTORICAL KAHLER
                                                         -----------------------
      REVENUE OF OWNED OPERATIONS
        Lodging--rooms..................................        $ 54,108 (a)
      --food and beverage...............................          29,339 (b)
      --other...........................................           9,796 (c)
        Formal wear, laundry & other
      --laundry.........................................           6,304 (g)
      --formal wear.....................................           8,924 (i)
      --other...........................................             666 (k)
                                                                --------
                                                                  15,894
                                                                --------
        Interest income.................................             773 (d)
                                                                --------
          Total revenue of owned operations.............         109,910
                                                                --------
      OPERATING COSTS AND EXPENSES
        Lodging--rooms                                            13,523
      --food and beverage...............................          23,221
      --other...........................................          34,053
                                                                --------
                                                                  70,797 (f)
                                                                --------
        Formal wear, laundry & other
      --laundry.........................................           5,957 (h)
      --formal wear.....................................           6,975 (j)
      --other...........................................             555 (k)
                                                                --------
                                                                  13,487
                                                                --------
        Corporate expenses..............................           3,257 (l)
        Depreciation and amortization...................           8,477 (n)
        Non-recurring charges...........................           1,811 (o)
                                                                --------
          Total operating costs and expenses............          97,829
                                                                --------
      GROSS OPERATING PROFIT............................          12,081
        Interest expense................................         (11,207)(m)
        Equity earnings of affiliates...................             193 (e)
        Gain on sale of assets..........................              20 (p)
                                                                --------
      INCOME FROM OPERATIONS BEFORE INCOME TAXES........        $  1,087
                                                                ========

- --------

References (a)-(p) refer to the reformatted totals by segment in the accompanying Pro Forma Condensed Consolidated Statement of Operations of KMC.

                    KAHLER MANAGEMENT CORPORATION (KMC)

                 NOTES TO PRO FORMA CONDENSED CONSOLIDATED

                   STATEMENT OF OPERATIONS--(CONTINUED)

                    FOR THE YEAR ENDED JANUARY 1, 1995

                                (UNAUDITED)

               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

(B) The "Pro Forma Historical KMC" column represents the operations of Historical Kahler which will be transferred to KMC upon completion of the Spin Off, including revenues and certain operating expenses related to Hotels that are to be leased to and operated by KMC.

(C) These adjustments relate to operations of the Green Oaks Inn and Conference Center and Pocatello Park Quality Inn and income on the Red Fox Inn management contract, which were acquired subsequent to January 2, 1994, to include operations and management fee income related to these properties and Percentage Lease payments for Pocatello Park for the period of time from January 3, 1994 through their respective dates of acquisition.

(D) This column reflects the historical revenues and certain operating expenses (including estimated Percentage Lease payments) of the Canyon Springs Park Hotel, which was acquired by Realty on August 1, 1995. Also included is management fee income and equity losses for the Butte Hotel, which is under contract to be acquired by Historical Kahler.

(E) This pro forma adjustment represents management fees to be paid to KMC by Realty pursuant to the University Park Hotel management agreement.

(F) This pro forma adjustment represents KMC's share of equity earnings (loss) in the University Park Hotel and the Plaza One Hotel.

(G) This adjustment represents estimated lease payments calculated on a pro forma basis using the provisions contemplated in the Percentage Leases and historical revenues of the Hotels which will be leased to KMC pursuant to Percentage Leases.

  The following table reflects the revenues associated with the Hotels for which Percentage Leases will be entered into. The information reflects revenues for each of the last three fiscal years or commencing from the date of acquisition in the case of any Hotel acquired by Historical Kahler during the last three fiscal years. Of the leased Hotels, Boise Park Suites Hotel was acquired in January 1992, and the Olympia Park Hotel in October 1992, and the Pocatello Park Quality Inn in March 1994. The Canyon Springs Park Hotel, which was acquired on August 1, 1995, is not included in the table below.

                                                         1992    1993    1994
                                                        ------- ------- -------
      Room revenue..................................... $42,799 $43,923 $51,114
      Food & beverage revenue..........................  24,888  25,114  28,601
      Percentage leases................................  19,187  19,897  23,117

(H) This adjustment represents the transfer of corporate expenses that will be the responsibility of Realty.

(I) There is no adjustment for estimated federal and state taxes for there is no expected benefit to be obtained from the operating loss.

(J) Pro forma primary and fully diluted net loss per share before extraordinary item assumes the conversion of all outstanding exercisable options as of the date of the offering and is based upon 479,177 shares of KMC Common Stock outstanding during the period.

                    KAHLER MANAGEMENT CORPORATION (KMC)

                     PRO FORMA CONDENSED CONSOLIDATED

                          STATEMENT OF OPERATIONS

                   FOR THE 12 MONTHS ENDED JULY 2, 1995

                                (UNAUDITED)

  The unaudited Pro Forma Condensed Consolidated Statement of Operations of KMC is presented as if (i) the Spin Off had occurred on July 4, 1994, (ii) the Offering and the application of the net proceeds therefrom to repay certain outstanding indebtedness had occurred on July 4, 1994, (iii) the acquisition of certain properties acquired subsequent to July 4, 1994, including the Canyon Springs Park Hotel and Butte Hotel, had occurred on July 4, 1994, and (iv) the Percentage Leases were executed and in effect as of the beginning of the period presented. This unaudited Pro Forma Condensed Consolidated Statement of Operations should be read in conjunction with the Consolidated Financial Statements of Historical Kahler and its subsidiaries and the notes thereto included elsewhere in this Prospectus. In management's opinion, all adjustments considered necessary to reflect the effects of the Spin Off and the application of the net proceeds of the Offering and the Percentage Leases have been made. Reference is made to "The Spin Off" and "Certain Agreements--The Percentage Leases."

  This unaudited Pro Forma Condensed Statement of Operations is not necessarily indicative of what the actual results of operations would have been for the 12 months ended July 2, 1995, assuming the Spin Off and the related debt repayments, the acquisition of certain properties and management contracts and the execution of the Percentage Leases had been consummated at the beginning of the period presented, nor does it purport to represent the future operations of KMC. Capitalized terms not defined herein are used as defined elsewhere in this Prospectus of which these unaudited financial statements are a part.

                    KAHLER MANAGEMENT CORPORATION (KMC)

         PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                   FOR THE 12 MONTHS ENDED JULY 2, 1995

                                (UNAUDITED)

               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                     OPERATIONS   ACQUISITION OF
                                                         PRO FORMA  OF PROPERTIES CANYON SPRINGS                 PRO FORMA
                             HISTORICAL OPERATIONS TO BE HISTORICAL   PRIOR TO    PARK AND BUTTE                 CONDENSED
                               KAHLER     RETAINED BY       KMC      ACQUISITION      HOTELS      PRO FORMA     CONSOLIDATED
                                (A)          REALTY         (B)          (C)           (D)       ADJUSTMENTS        KMC
                             ---------- ---------------- ---------- ------------- -------------- -----------    ------------
 LODGING SEGMENT
 Lodging--rooms........  (a)  $57,515       $(4,132)      $53,383      $1,570         $1,720      $    --         $56,673
   --food & beverage...  (b)   30,919        (2,794)       28,125         851          1,296           --          30,272
   --other.............  (c)   10,468          (389)       10,079         129            144           289 (E)     10,641
 Interest income.......  (d)      714          (570)          144         --             --            --             144
 Equity income (loss)
  of affiliates........  (e)      386          (574)         (188)        --            (201)           97 (F)       (292)
                              -------       -------       -------      ------         ------      --------        -------
 Total Lodging revenue.       100,002        (8,459)       91,543       2,550          2,959           386         97,438
 Percentage leases.....           --            --            --          --           1,029        24,088 (G)     25,117
 Lodging expenses......  (f)   74,860        (9,266)       65,594       1,946          2,002           --          69,542
                              -------       -------       -------      ------         ------      --------        -------
 Lodging income before
  interest,
  depreciation, and
  corporate expenses...        25,142           807        25,949         604            (72)      (23,702)         2,779
                              -------       -------       -------      ------         ------      --------        -------
 LAUNDRY SEGMENT
 Laundry revenue.......  (g)    6,052           --          6,052         --             --            --           6,052
 Laundry expenses......  (h)    5,206           --          5,206         --             --            --           5,206
                              -------       -------       -------      ------         ------      --------        -------
 Laundry income before
  interest,
  depreciation, and
  corporate expenses...           846           --            846         --             --            --             846
                              -------       -------       -------      ------         ------      --------        -------
 FORMAL WEAR SEGMENT
 Formal Wear revenue...  (i)    9,117           --          9,117         --             --            --           9,117
 Formal Wear expenses..  (j)    7,207           --          7,207         --             --            --           7,207
                              -------       -------       -------      ------         ------      --------        -------
 Formal Wear income
  before interest,
  depreciation, and
  corporate expenses...         1,910           --          1,910         --             --            --           1,910
                              -------       -------       -------      ------         ------      --------        -------
 Other income before
  interest,
  depreciation, and
  corporate expenses...  (k)       98           (25)           73         --             --            --              73
                              -------       -------       -------      ------         ------      --------        -------
 Total income before
  corporate expense,
  interest, and
  depreciation.........        27,996           782        28,778         604            (72)      (23,702)         5,608
 Corporate expenses....  (l)   (3,477)          475 (H)    (3,002)        --             --            --          (3,002)
 Interest expense......  (m)  (12,019)       10,684        (1,335)         (2)           --            --          (1,337)
 Depreciation and
  amortization.........  (n)   (8,617)        5,373        (3,244)        (48)           --            --          (3,292)
 Non-recurring.........  (o)   (1,811)        1,811           --          --             --            --             --
 Gain (Loss) on sale of
  assets...............  (p)      (22)          (19)          (41)        --             --             41            --
                              -------       -------       -------      ------         ------      --------        -------
 INCOME (LOSS) FROM
  OPERATIONS BEFORE
  INCOME TAXES.........       $ 2,050       $19,106       $21,156      $  554         $  (72)      (23,661)        (2,023)
                              =======       =======       =======      ======         ======
 Provision for income
  tax..................                                                                                --  (I)        --
                                                                                                  --------        -------
 NET LOSS..............                                                                           $(23,661)       $(2,023)
                                                                                                  ========        =======
 Primary and fully
  diluted income per
  common share before
  extraordinary item...                                                                                           $ (4.22)(J)
                                                                                                                  =======

                    KAHLER MANAGEMENT CORPORATION (KMC)

                 NOTES TO PRO FORMA CONDENSED CONSOLIDATED

                          STATEMENT OF OPERATIONS

                   FOR THE 12 MONTHS ENDED JULY 2, 1995

                                (UNAUDITED)

               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

(A) The "Historical Kahler" column represents the historical consolidated statement of operations of Kahler Realty Corporation for the 12 months ended July 2, 1995, without giving effect to the Spin Off, reformatted by segment as follows:

                                                              CONSOLIDATED
                                                         STATEMENT OF OPERATIONS
                                                          OF HISTORICAL KAHLER
                                                         -----------------------
      REVENUE OF OWNED OPERATIONS
        Lodging--rooms..................................         $57,515 (a)
        --food and beverage.............................          30,919 (b)
        --other.........................................          10,468 (c)
        Formal wear, laundry & other
        --laundry.......................................           6,052 (g)
        --formal wear...................................           9,117 (i)
        --other.........................................             646 (k)
                                                                 -------
                                                                  15,815
                                                                 -------
        Interest income.................................             714 (d)
                                                                 -------
          Total revenue of owned operations.............         115,431
                                                                 -------
      OPERATING COSTS AND EXPENSES
        Lodging--rooms..................................          14,318
        --food and beverage.............................          24,441
        --other.........................................          36,101
                                                                 -------
                                                                  74,860 (f)
                                                                 -------
        Formal wear, laundry & other
        --laundry.......................................           5,206 (h)
        --formal wear...................................           7,207 (j)
        --other.........................................             548 (k)
                                                                 -------
                                                                  12,961
                                                                 -------
        Corporate expenses..............................           3,477 (l)
        Depreciation and amortization...................           8,617 (n)
        Non-recurring charges...........................           1,811 (o)
                                                                 -------
          Total operating costs and expenses............         101,726
                                                                 -------
      GROSS OPERATING PROFIT............................          13,705
        Interest expense                                         (12,019)(m)
        Equity earnings of affiliates...................             386 (e)
        Gain on sale of assets..........................             (22)(p)
                                                                 -------
      INCOME FROM OPERATIONS BEFORE INCOME TAXES........         $ 2,050
                                                                 =======

- --------

References (a)-(p) refer to the reformatted totals by segment in the accompanying Pro Forma Condensed Consolidated Statement of Operations of KMC.

                    KAHLER MANAGEMENT CORPORATION (KMC)

                 NOTES TO PRO FORMA CONDENSED CONSOLIDATED

                   STATEMENT OF OPERATIONS--(CONTINUED)

                   FOR THE 12 MONTHS ENDED JULY 2, 1995

                                (UNAUDITED)

               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

(B) The "Pro Forma Historical KMC" column represents the operations of Historical Kahler which will be transferred to KMC upon completion of the Spin Off, including revenues and certain operating expenses related to Hotels that are to be leased to and operated by KMC.

(C) These adjustments relate to the operations of the Green Oaks Inn and Conference Center and income on the Red Fox Inn management contract, which were acquired subsequent to July 3, 1994, to include operations and management fee income related to these properties for the period of time from July 4, 1994 through their respective dates of acquisition.

(D) This column reflects the historical revenues and certain operating expenses (including estimated Percentage Lease payments) of the Canyon Springs Park Hotel, which was acquired on August 1, 1995. Also included is management fee income and equity losses for the Butte Hotel, which is under contract to be acquired by Historical Kahler.

(E) This pro forma adjustment represents management fees to be paid to KMC by Realty pursuant to the University Park Hotel management agreement.

(F) This pro forma adjustment represents KMC's share of equity earnings (loss) in the University Park Hotel and the Plaza One Hotel.

(G) This adjustment represents estimated lease payments calculated on a pro forma basis using the provisions contemplated in the Percentage Leases and historical revenues of the Hotels which will be leased to KMC pursuant to Percentage Leases.

  Revenues of the leased Hotels for the 12 months ended July 2, 1995 are presented below. The Canyon Springs Park Hotel was acquired on August 1, 1995 and is not included in the information presented.

             Room revenue..................... $52,632
             Food and beverage revenue........  29,310
             Percentage leases................  24,088

(H) This adjustment represents the transfer of corporate expenses that will be the responsibility of Realty.

(I) There is no adjustment for estimated federal and state taxes for there is no expected benefit to be obtained from the operating loss.

(J) Pro forma net loss per share before extraordinary item assumes the conversion of all outstanding exercisable options as of the date of the offering and is based upon 479,177 shares of KMC Common Stock outstanding during the period.

                    KAHLER MANAGEMENT CORPORATION (KMC)

                     PRO FORMA CONDENSED CONSOLIDATED

                          STATEMENT OF OPERATIONS

                FOR THE FIRST SIX MONTHS ENDED JULY 2, 1995

                                (UNAUDITED)

  The unaudited Pro Forma Condensed Consolidated Statement of Operations of KMC is presented as if (i) the Spin Off had occurred on January 2, 1995, (ii) the Offering and the application of the net proceeds therefrom to repay certain outstanding indebtedness had occurred on January 2, 1995, (iii) the acquisition of the Canyon Springs Park Hotel and Butte Hotel had occurred on January 2, 1995, and (iv) the Percentage Leases were executed and in effect as of the beginning of the period presented. This unaudited Pro Forma Condensed Consolidated Statement of Operations should be read in conjunction with the Consolidated Financial Statements of Historical Kahler and its subsidiaries and the notes thereto included elsewhere in this Prospectus. In management's opinion, all adjustments considered necessary to reflect the effects of the Spin Off and the application of the net proceeds of the Offering and the Percentage Leases have been made. Reference is made to "The Spin Off" and "Certain Agreements--The Percentage Leases."

  This unaudited Pro Forma Condensed Statement of Operations is not necessarily indicative of what the actual results of operations would have been for the six months ended July 2, 1995, assuming the Spin Off and the related debt repayments, the acquisition of certain properties and management contracts and the execution of the Percentage Leases had been consummated at the beginning of the period presented, nor does it purport to represent the future operations of KMC. Capitalized terms not defined herein are used as defined elsewhere in this Prospectus of which these unaudited financial statements are a part.

                    KAHLER MANAGEMENT CORPORATION (KMC)

         PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                FOR THE FIRST SIX MONTHS ENDED JULY 2, 1995

                                (UNAUDITED)

               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                     ACQUISITION
                                                                      OF CANYON
                                                                       SPRINGS
                                                          PRO FORMA   PARK AND                   PRO FORMA
                              HISTORICAL OPERATIONS TO BE HISTORICAL    BUTTE                    CONDENSED
                                KAHLER     RETAINED BY       KMC       HOTELS     PRO FORMA     CONSOLIDATED
                                 (A)          REALTY         (B)         (C)     ADJUSTMENTS        KMC
                              ---------- ---------------- ---------- ----------- -----------    ------------
LODGING SEGMENT
Lodging--rooms..........  (a)  $31,308       $(2,243)      $29,065      $ 860     $    --         $29,925
   --food & beverage....  (b)   16,081        (1,447)       14,634        635          --          15,269
   --other..............  (c)    5,888          (196)        5,692         76          194 (D)      5,962
Interest income.........  (d)      224          (157)           67        --           --              67
Equity income (loss) of
 affiliates.............  (e)      291          (315)          (24)       (44)          25 (E)        (43)
                               -------       -------       -------      -----     --------        -------
Total Lodging revenue...        53,792        (4,358)       49,434      1,527          219         51,180
Percentage lease
 expense................           --            --            --         513       13,002 (F)     13,515
Lodging expenses........  (f)   39,516        (4,859)       34,657        977          --          35,634
                               -------       -------       -------      -----     --------        -------
Lodging income before
 interest, depreciation,
 and corporate expenses.        14,276           501        14,777         37      (12,783)         2,031
                               -------       -------       -------      -----     --------        -------
LAUNDRY SEGMENT
Laundry revenue.........  (g)    3,057           --          3,057        --           --           3,057
Laundry expenses........  (h)    2,469           --          2,469        --           --           2,469
                               -------       -------       -------      -----     --------        -------
Laundry income before
 interest, depreciation,
 and corporate expenses.           588           --            588        --           --             588
                               -------       -------       -------      -----     --------        -------
FORMAL WEAR SEGMENT
Formal Wear revenue.....  (i)    5,002           --          5,002        --           --           5,002
Formal Wear expenses....  (j)    3,936           --          3,936        --           --           3,936
                               -------       -------       -------      -----     --------        -------
Formal Wear income
 before interest,
 depreciation, and
 corporate expenses.....         1,066           --          1,066        --           --           1,066
                               -------       -------       -------      -----     --------        -------
Other income before
 interest, depreciation,
 and corporate expenses.  (k)       43           (13)           30        --           --              30
                               -------       -------       -------      -----     --------        -------
Total income before
 corporate expense,
 interest, and
 depreciation...........        15,973           488        16,461         37      (12,783)         3,715
Corporate expenses......  (l)   (1,914)          238 (G)    (1,676)       --           --          (1,676)
Interest expense........  (m)   (6,060)        5,388          (672)       --           --            (672)
Depreciation and
 amortization...........  (n)   (4,438)        2,729        (1,709)       --           --          (1,709)
Gain (Loss) on sale of
 assets.................  (p)      (31)           (1)          (32)       --            32            --
                               -------       -------       -------      -----     --------        -------
INCOME (LOSS) FROM
 OPERATIONS BEFORE
 INCOME TAXES...........       $ 3,530       $ 8,842       $12,372      $  37      (12,751)          (342)
                               =======       =======       =======      =====
Provision for income
 tax....................                                                               --  (H)        --
                                                                                  --------        -------
NET LOSS................                                                          $(12,751)       $  (342)
                                                                                  ========        =======
Primary and fully
 diluted income per
 common share before
 extraordinary item.....                                                                          $  (.71)(I)
                                                                                                  =======

                    KAHLER MANAGEMENT CORPORATION (KMC)

                 NOTES TO PRO FORMA CONDENSED CONSOLIDATED

                          STATEMENT OF OPERATIONS

                FOR THE FIRST SIX MONTHS ENDED JULY 2, 1995

                                (UNAUDITED)

               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

(A) The "Historical Kahler" column represents the historical consolidated statement of operations of Kahler Realty Corporation for the first three months ended July 2, 1995, without giving effect to the Spin Off, reformatted by segment as follows:

                                                              CONSOLIDATED
                                                         STATEMENT OF OPERATIONS
                                                          OF HISTORICAL KAHLER
                                                         -----------------------
      REVENUE OF OWNED OPERATIONS
        Lodging--rooms..................................         $31,308 (a)
        --food and beverage.............................          16,081 (b)
        --other.........................................           5,888 (c)
        Formal wear, laundry & other
        --laundry.......................................           3,057 (g)
        --formal wear...................................           5,002 (i)
        --other.........................................             306 (k)
                                                                 -------
                                                                   8,365
                                                                 -------
        Interest income.................................             224 (d)
                                                                 -------
          Total revenue of owned operations.............          61,866
                                                                 -------
      OPERATING COSTS AND EXPENSES
        Lodging--rooms..................................           7,588
        --food and beverage.............................          12,762
        --other.........................................          19,166
                                                                 -------
                                                                  39,516 (f)
                                                                 -------
        Formal wear, laundry & other
        --laundry.......................................           2,469 (h)
        --formal wear...................................           3,936 (j)
        --other.........................................             263 (k)
                                                                 -------
                                                                   6,668
                                                                 -------
        Corporate expenses..............................           1,914 (l)
        Depreciation and amortization...................           4,438 (n)
                                                                 -------
          Total operating costs and expenses............          52,536
                                                                 -------
      GROSS OPERATING PROFIT............................           9,330
        Interest expense................................          (6,060)(m)
        Equity earnings of affiliates...................             291 (e)
        Gain on sale of assets..........................             (31)(p)
                                                                 -------
      INCOME FROM OPERATIONS BEFORE INCOME TAXES........         $ 3,530
                                                                 =======

- --------

References (a)-(p) refer to the reformatted totals by segment in the accompanying Pro Forma Condensed Consolidated Statement of Operations of KMC.

                    KAHLER MANAGEMENT CORPORATION (KMC)

                 NOTES TO PRO FORMA CONDENSED CONSOLIDATED

                   STATEMENT OF OPERATIONS--(CONTINUED)

                FOR THE FIRST SIX MONTHS ENDED JULY 2, 1995

                                (UNAUDITED)

               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

(B) The "Pro Forma Historical KMC" column represents the operations of Historical Kahler which will be transferred to KMC upon completion of the Spin Off, including revenues and certain operating expenses related to Hotels that are to be leased to and operated by KMC.

(C) This column reflects the historical revenues and certain operating expenses (including estimated Percentage Lease payments) of the Canyon Springs Park Hotel which was acquired by Realty on August 1, 1995. Also included is management fee income and equity losses for the Butte Hotel, which is under contract to be acquired by Historical Kahler.

(D) This pro forma adjustment represents management fees to be paid to KMC by Realty pursuant to the University Park Hotel management agreement.

(E) This pro forma adjustment represents KMC's share of equity earnings (loss) in the University Park Hotel and the Plaza One Hotel.

(F) This adjustment represents estimated lease payments calculated on a pro forma basis using the provisions contemplated in the Percentage Leases and historical revenues of the Hotels which will be leased to KMC pursuant to Percentage Leases.

  Revenues of the leased Hotels for the six months ended July 2, 1995 are presented below. The Canyon Springs Park Hotel, which was acquired on August 1, 1995 is not included in the information presented.

             Room revenue..................... $27,854
             Food and beverage revenue........  14,828
             Percentage lease revenue.........  13,002

(G) This adjustment represents the transfer of corporate expenses that will be the responsibility of Realty.

(H) There is no adjustment for estimated federal and state taxes for there is no expected benefit to be obtained from the first six months' operating loss.

(I) Pro forma loss per share before extraordinary item assumes the conversion of all outstanding exercisable options as of the date of the offering and is based upon 479,177 shares of KMC Common Stock outstanding during the period.

            III. KAHLER REALTY CORPORATION (HISTORICAL KAHLER)

                       INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders

Kahler Realty Corporation and Subsidiaries:

We have audited the accompanying consolidated balance sheet of Kahler Realty Corporation and Subsidiaries as of January 1, 1995 and January 2, 1994, and the related consolidated statements of operations, stockholders' equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. The consolidated financial statements of Kahler Realty Corporation and Subsidiaries as of and for the year ended January 3, 1993 were audited by other auditors whose report thereon dated February 19, 1993, (except for Note 13 as to which the date was November 12, 1993) expressed an unqualified opinion, including explanatory paragraphs, on those consolidated statements.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Kahler Realty Corporation and Subsidiaries as of January 1, 1995 and January 2, 1994, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

                                          KPMG Peat Marwick LLP

Chicago, Illinois

February 17, 1995

INDEPENDENT AUDITORS' REPORT

To the Stockholders and Directors

 Kahler Realty Corporation:

We have audited the accompanying consolidated statements of operations, stockholders' equity, and cash flows for the year ended January 3, 1993 of Kahler Realty Corporation (formerly Kahler Corporation) and Subsidiaries (the Company). These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such consolidated statements of operations, stockholders' equity, and cash flows present fairly, in all material respects, the results of operations and cash flows of Kahler Realty Corporation and Subsidiaries for the year ended January 3, 1993 in conformity with generally accepted accounting principles.

                                          Deloitte & Touche LLP

Minneapolis, Minnesota

February 19, 1993

(Except for Note 13, as to which the date is November 12, 1993)

      KAHLER REALTY CORPORATION AND SUBSIDIARIES (HISTORICAL KAHLER)

                        CONSOLIDATED BALANCE SHEETS

                          (DOLLARS IN THOUSANDS)

                                                  JANUARY  JANUARY    JULY 2,
                                                  2, 1994  1, 1995     1995
                                                  -------- -------- -----------
                                                                    (UNAUDITED)
ASSETS
CURRENT ASSETS
  Cash........................................... $    984 $  1,110  $  1,324
  Receivables:
    Trade, less allowance for doubtful accounts
     of $214, $252, and $239, respectively (Note
     10).........................................    4,371    5,333     6,173
    Current portion of notes receivable..........      300      150       150
  Inventories....................................    2,354    2,498     2,557
  Prepaid expenses...............................      233      265       446
                                                  -------- --------  --------
    Total current assets.........................    8,242    9,356    10,650
                                                  -------- --------  --------
OTHER ASSETS
  Notes receivable, primarily from affiliates
   (Note 2)......................................    4,828    1,423     1,393
  Investment in and advances to affiliates (Note
   4)............................................    3,460    3,279     3,425
  Debt service reserve fund......................      750      750       750
  Intangibles (Note 1)...........................      518      791       736
  Other..........................................    1,865    1,823     2,069
                                                  -------- --------  --------
    Total other assets...........................   11,421    8,066     8,373
                                                  -------- --------  --------
PROPERTY AND EQUIPMENT
  Land and improvements..........................   15,225   16,349    16,349
  Buildings......................................  130,240  136,967   136,967
  Equipment......................................   46,312   46,977    48,232
  Formal wear apparel............................    5,096    4,735     5,763
                                                  -------- --------  --------
      Total......................................  196,873  205,028   207,311
      Less accumulated depreciation..............   54,130   54,281    58,521
                                                  -------- --------  --------
                                                   142,743  150,747   148,790
      Construction in progress...................      --       --        811
                                                  -------- --------  --------
      Total property and equipment...............  142,743  150,747   149,601
                                                  -------- --------  --------
      TOTAL ASSETS............................... $162,406 $168,169  $168,624
                                                  ======== ========  ========

              See Notes to Consolidated Financial Statements

      KAHLER REALTY CORPORATION AND SUBSIDIARIES (HISTORICAL KAHLER)

                        CONSOLIDATED BALANCE SHEETS

             (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                              JANUARY 2, JANUARY 1,   JULY 2,
                                                 1994       1995       1995
                                              ---------- ---------- -----------
                                                                    (UNAUDITED)
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
  Accounts payable (Note 10).................  $  7,066   $  8,559   $  7,727
  Accrued liabilities:
    Payroll and payroll related liabilities..     2,543      2,473      3,092
    Real estate taxes........................     2,011      1,996      2,214
    Other taxes..............................       736        806      1,309
  Notes payable (Note 5).....................     2,450      5,300      4,100
  Current portion of long-term debt..........     3,212      2,767      2,912
  Current portion of subordinated debt due to
   affiliate.................................       --         500        500
                                               --------   --------   --------
      Total current liabilities..............    18,018     22,401     21,854
                                               --------   --------   --------
LONG-TERM DEBT (Note 5)
  Obligations of Kahler Realty Corporation...    93,727     94,942     94,300
  Obligations of Subsidiaries--Nonrecourse to
   Kahler Realty Corporation.................    27,046     26,517     26,265
                                               --------   --------   --------
      Total long-term debt...................   120,773    121,459    120,565
                                               --------   --------   --------
OTHER DEFERRED LIABILITIES
  Deferred revenue...........................       714        137        134
  Other......................................     1,268      1,401      1,392
                                               --------   --------   --------
      Total other deferred liabilities.......     1,982      1,538      1,526
                                               --------   --------   --------
COMMITMENTS AND CONTINGENCIES (Note 8)
SUBORDINATED DEBT DUE TO AFFILIATE (Note 7)..     2,000      1,500      1,000
                                               --------   --------   --------
REDEEMABLE CONVERTIBLE PREFERRED STOCK (Note
 6)..........................................     3,267        --         --
                                               --------   --------   --------
  Authorized--10,000,000 shares, Issued and
   outstanding 141,828 shares, Redemption
   amount $3,546, January 2, 1994............
STOCKHOLDERS' EQUITY (Note 7)................
  Common stock, par value $.10...............
    Authorized--70,000,000 shares; Issued and
     outstanding--3,425,798, 4,167,598 and
     4,211,031, respectively.................       343        417        421
  Additional paid-in capital.................     8,450     13,030     13,250
  Retained earnings..........................     7,800      7,991     10,175
  Minimum pension liability adjustment (Note
   9)........................................      (227)      (167)      (167)
                                               --------   --------   --------
      Total stockholders' equity.............    16,366     21,271     23,679
                                               --------   --------   --------
      TOTAL LIABILITIES AND STOCKHOLDERS'
       EQUITY................................  $162,406   $168,169   $168,624
                                               ========   ========   ========

              See Notes to Consolidated Financial Statements

      KAHLER REALTY CORPORATION AND SUBSIDIARIES (HISTORICAL KAHLER)

                   CONSOLIDATED STATEMENTS OF OPERATIONS

             (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                 SIX MONTHS
                                      FOR YEARS ENDED               ENDED
                              -------------------------------- ----------------
                                                                JULY     JULY
                              JANUARY 3, JANUARY 2, JANUARY 1,    3,       2,
                                 1993       1994       1995     1994     1995
                              ---------- ---------- ---------- -------  -------
                                                                 (UNAUDITED)
REVENUES
  Revenue of owned
   operations...............   $ 74,014   $ 96,979   $109,910  $56,345  $61,866
  Other properties managed
   and/or partially owned...     29,237     17,910     17,490    8,576    8,362
                               --------   --------   --------  -------  -------
    Total revenues..........   $103,251   $114,889   $127,400  $64,921  $70,228
                               ========   ========   ========  =======  =======
REVENUE OF OWNED OPERATIONS
  Lodging--rooms............   $ 33,314   $ 46,026   $ 54,108  $27,901  $31,308
  --food and beverage.......     17,374     25,185     29,339   14,501   16,081
  --other...................      7,720      9,294      9,796    5,216    5,888
  Formal wear, laundry &
   other....................     14,182     15,277     15,894    8,444    8,365
  Interest income...........      1,424      1,197        773      283      224
                               --------   --------   --------  -------  -------
    Total revenue of owned
     operations.............     74,014     96,979    109,910   56,345   61,866
                               --------   --------   --------  -------  -------
OPERATING COSTS AND EXPENSES
  Lodging--rooms............      8,272     11,388     13,523    6,793    7,588
  --food and beverage.......     14,445     19,801     23,221   11,542   12,762
  --other...................     22,336     29,785     34,053   17,118   19,166
  Formal wear, laundry &
   other....................     12,092     12,621     13,487    7,194    6,668
  Corporate expenses........      3,225      3,272      3,257    1,694    1,914
  Depreciation and
   amortization (Note 10)...      6,492      7,904      8,477    4,298    4,438
  Non-recurring charges
   (Note 10)................      2,758        --       1,811      --       --
                               --------   --------   --------  -------  -------
    Total operating costs
     and expenses...........     69,620     84,771     97,829   48,639   52,536
                               --------   --------   --------  -------  -------
GROSS OPERATING PROFIT......      4,394     12,208     12,081    7,706    9,330
  Interest expense..........     (7,303)    (9,362)   (11,207)  (5,248)  (6,060)
  Equity earnings (loss) of
   affiliates...............       (688)        27        193       98      291
  Gain (Loss) on sale of
   assets...................       (693)         6         20       11      (31)
                               --------   --------   --------  -------  -------
INCOME (LOSS) FROM
 OPERATIONS BEFORE INCOME
 TAXES......................     (4,290)     2,879      1,087    2,567    3,530
  Provision (Credit) for
   income taxes.............       (300)       875        323      770    1,094
                               --------   --------   --------  -------  -------
  Income (Loss) before
   extraordinary item and
   change in accounting
   principle................     (3,990)     2,004        764    1,797    2,436
  Extraordinary item net of
   income taxes (Note 10)...      2,517        --         --       --       --
  Cumulative effect of
   change in accounting for
   nonpension postretirement
   benefits (Note 9)........       (250)       --         --       --       --
                               --------   --------   --------  -------  -------
NET INCOME (LOSS)...........   $ (1,723)  $  2,004   $    764  $ 1,797  $ 2,436
                               ========   ========   ========  =======  =======
PER COMMON SHARE DATA
Primary income (loss) per
 common share...............   $   (.59)  $    .49   $    .14  $   .43  $   .57
                               ========   ========   ========  =======  =======
Fully diluted income (loss)
 per common share...........   $  ( .59)  $    .46   $    .14  $   .43  $   .57
                               ========   ========   ========  =======  =======

              See Notes to Consolidated Financial Statements

      KAHLER REALTY CORPORATION AND SUBSIDIARIES (HISTORICAL KAHLER)

                   CONSOLIDATED STATEMENTS OF CASH FLOWS

                          (DOLLARS IN THOUSANDS)

                                                                SIX MONTHS
                                     FOR YEARS ENDED               ENDED
                             -------------------------------- ----------------
                             JANUARY 3, JANUARY 2, JANUARY 1, JULY 3,  JULY 2,
                                1993       1994       1995     1994     1995
                             ---------- ---------- ---------- -------  -------
                                                                (UNAUDITED)
OPERATIONS:
  Net income (loss).........  $(1,723)   $  2,004   $    764  $ 1,797  $ 2,436
  Adjustments to reconcile
   net income (loss) to net
   cash provided by
   operating activities:
    Depreciation and
     amortization...........    6,492       7,904      8,477    4,298    4,438
    Common stock issued
     under employee benefit
     plans..................      263         130          6        3      105
    Equity in (earnings)
     loss of affiliates.....      688         (27)      (193)     (98)    (291)
    (Gain) Loss on sale of
     assets.................      693          (6)       (20)     (11)     (31)
    Writedown of hotel
     property...............    1,200         --         --       --       --
    Gain on debt
     extinguishment.........   (2,795)        --         --       --       --
  Change in current assets
   and current liabilities:
    Receivables.............     (490)       (533)      (962)  (1,034)    (840)
    Inventories.............     (100)       (115)      (144)     (92)     (59)
    Prepaid expenses........      123          57        (32)    (271)    (181)
    Accounts payable........      809          74      1,493     (304)    (832)
    Accrued liabilities.....     (733)        929        (15)   1,304    1,340
                              -------    --------   --------  -------  -------
      Net cash provided by
       operating activities.    4,427      10,417      9,374    5,592    6,085
                              -------    --------   --------  -------  -------
CASH FLOWS FROM INVESTING
 ACTIVITIES:
  Payments for property and
   equipment................  (11,583)    (12,190)   (13,523)  (8,682)  (3,163)
  Proceeds from sale of
   property and equipment...       19         146        125       14       35
  Payments received on notes
   receivable...............    2,418         614        250      105       30
  Additions to notes
   receivable...............     (465)        --         --       --       --
  Investment in and advances
   to affiliates............     (430)     (3,365)       --       --       (42)
  Payments received from
   affiliates...............      918         330        374      187      187
  Payments for intangible
   assets...................     (272)        (15)      (374)     (37)      (2)
  Increase in other assets..     (402)       (205)      (108)  (1,037)    (322)
                              -------    --------   --------  -------  -------
      Net cash used in
       investment
       activities...........   (9,797)    (14,685)   (13,256)  (9,450)  (3,277)
                              -------    --------   --------  -------  -------
CASH FLOWS FROM FINANCING
 ACTIVITIES:
  Dividends paid to
   preferred shareholders...     (319)       (319)      (224)    (159)     --
  Dividends paid to common
   shareholders.............      --         (205)      (349)    (142)    (252)
  Proceeds from issuance of
   common stock.............       65         119      1,352      420      119
  Purchase of common stock..      --          (62)       --       --       --
  Proceeds from issuance of
   subordinated debt........    2,000         --         --       --       --
  Proceeds from new long-
   term debt and notes
   payable..................   13,178      11,864      3,833    3,700      227
  Principal payments on
   long-term debt...........   (9,210)     (3,087)    (3,592)  (1,159)    (976)
  Principal payments on
   subordinated debt........      --          --         --       --      (500)
  Net borrowings (payments)
   under line-of-credit
   agreements and short-term
   notes payable............     (150)     (3,500)     2,850    1,700   (1,200)
  Unrecognized gain(loss) on
   defined benefit pension
   plan.....................       (5)       (168)        60      --       --
  Increase (Decrease) in
   other liabilities........      416        (193)        78     (174)     (12)
                              -------    --------   --------  -------  -------
      Net cash provided by
       financing activities.    5,975       4,449      4,008    4,186   (2,594)
                              -------    --------   --------  -------  -------
INCREASE IN CASH............      605         181        126      328      214
CASH AT BEGINNING OF THE
 PERIOD.....................      198         803        984      984    1,110
                              -------    --------   --------  -------  -------
CASH AT END OF THE PERIOD...  $   803    $    984   $  1,110  $ 1,312  $ 1,324
                              =======    ========   ========  =======  =======

              See Notes to Consolidated Financial Statements

      KAHLER REALTY CORPORATION AND SUBSIDIARIES (HISTORICAL KAHLER)

              CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

   FOR YEARS ENDED JANUARY 3, 1993, JANUARY 2, 1994 AND JANUARY 1, 1995

                     AND SIX MONTHS ENDED JULY 2, 1995

             (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                           COMMON STOCK                          MINIMUM
                         ----------------- ADDITIONAL            PENSION
                          NUMBER            PAID-IN   RETAINED  LIABILITY
                         OF SHARES  AMOUNT  CAPITAL   EARNINGS  ADJUSTMENT  TOTAL
                         ---------  ------ ---------- --------  ---------- -------
BALANCE, December 29,
 1991................... 3,278,226   $328   $ 7,950   $ 8,362     $ (54)   $16,586
  Net Loss..............                               (1,723)              (1,723)
  Dividends paid to
   preferred
   shareholders.........                                 (319)                (319)
  Unrecognized loss on
   defined benefit
   pension plan.........                                             (5)        (5)
  Common stock issued...    82,876      8       320                            328
                         ---------   ----   -------   -------     -----    -------
BALANCE, January 3,
 1993................... 3,361,102    336     8,270     6,320       (59)    14,867
  Net Income............                                2,004                2,004
  Dividends paid to
   preferred
   shareholders.........                                 (319)                (319)
  Dividends paid to
   common shareholders
   ($0.06 per share)....                                 (205)                (205)
  Unrecognized loss on
   defined benefit
   pension plan.........                                           (168)      (168)
  Common stock issued...    75,608      8       241                            249
  Purchase of common
   stock................   (10,912)    (1)      (61)                           (62)
                         ---------   ----   -------   -------     -----    -------
BALANCE, January 2,
 1994................... 3,425,798    343     8,450     7,800      (227)    16,366
  Net income............                                  764                  764
  Dividends paid to
   preferred
   shareholders.........                                 (224)                (224)
  Dividends paid to
   common shareholders
   ($0.09 per share)....                                 (349)                (349)
  Unrecognized gain on
   defined benefit
   pension plan.........                                             60         60
  Common stock issued
   (Note 6).............   741,800     74     4,580                          4,654
                         ---------   ----   -------   -------     -----    -------
BALANCE, January 1,
 1995................... 4,167,598    417    13,030     7,991      (167)    21,271
  Net income............                                2,436                2,436
  Dividends paid to
   common shareholders
   ($0.06 per share)....                                 (252)                (252)
  Common stock issued...    43,433      4       220                            224
                         ---------   ----   -------   -------     -----    -------
BALANCE, July 2, 1995
 (unaudited)............ 4,211,031   $421   $13,250   $10,175     $(167)   $23,679
                         =========   ====   =======   =======     =====    =======

              See Notes to Consolidated Financial Statements

      KAHLER REALTY CORPORATION AND SUBSIDIARIES (HISTORICAL KAHLER)

                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

   YEARS ENDED JANUARY 3, 1993, JANUARY 2, 1994 AND JANUARY 1, 1995 AND

           FIRST SIX MONTHS ENDED JULY 3, 1994 AND JULY 2, 1995

                     (UNAUDITED AS TO INTERIM PERIODS)

             (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

NOTE 1. BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

 Description of business

  Kahler Realty Corporation was incorporated under the Minnesota Business Corporation Act on May 18, 1994, as a wholly owned subsidiary of Kahler Corporation. On October 11, 1994, Kahler Corporation was merged into Kahler Realty Corporation, and each outstanding share of Kahler Corporation common stock was converted into one share of Kahler Realty Corporation common stock. Kahler Realty Corporation has continued Kahler Corporation's business activities which principally consist of the operation and management of hotel properties. Kahler Realty Corporation also operates commercial laundries in Rochester and Salt Lake City which provide services to its hotels as well as outside accounts. Kahler Realty Corporation's other business activities include operating a wholesale and retail formal wear business. Kahler Realty Corporation and Kahler Corporation are collectively referred to as Historical Kahler in the accompanying consolidated financial statements and notes thereto.

 Principles of consolidation

  The consolidated financial statements include the accounts of Historical Kahler and its wholly-owned subsidiaries. Investments of 50% or less in owned affiliates in which Historical Kahler possesses significant influence are accounted for under the equity method. In 1990, Historical Kahler entered into a transaction in which it transferred title of the University Park Hotel to an investor in exchange for a $4,620, 9% mortgage note with an option to convert the note into a 60% equity interest in the hotel in 1998. Historical Kahler consolidates the assets and liabilities of the hotel which were approximately $11,066 and $9,550 at January 2, 1994, $10,714 and $9,463 at January 1, 1995,
and $10,537 and $9,307 at July 2, 1995, respectively. All material intercompany transactions and balances have been eliminated.

 Reclassifications

  The consolidated financial statements for prior years reflect certain reclassifications to conform with classifications adopted in 1994. These reclassifications have no effect on net income (loss) or stockholders' equity as previously reported.

 Revenues

  Revenues of Historical Kahler are classified into two components. Historical Kahler uses this presentation to show the total scope of Historical Kahler's operations. The components of revenue are:

  . Revenue of owned operations include revenues from lodging properties in which Historical Kahler has an interest greater than 50%, management fees generated from properties partially-owned (50% or less) and properties owned by others. Also included are revenues from Anderson's Formal Wear, Textile Care Services and Interest Income.

  . Other properties managed and/or partially-owned includes all revenue of properties partially-owned (50% or less) by Historical Kahler and the properties managed for others. Under generally accepted accounting principles, this revenue is not included in revenue of owned operations and Historical Kahler's interest in partially-owned properties is reflected in the Consolidated Statements of Operations as equity in earnings (loss) of affiliates.

 Cash and cash equivalents

  Historical Kahler considers all highly liquid investments with a maturity of three months or less at the time of purchase to be cash equivalents.

      KAHLER REALTY CORPORATION AND SUBSIDIARIES (HISTORICAL KAHLER)

   YEARS ENDED JANUARY 3, 1993, JANUARY 2, 1994 AND JANUARY 1, 1995 AND

           FIRST SIX MONTHS ENDED JULY 3, 1994 AND JULY 2, 1995

                     (UNAUDITED AS TO INTERIM PERIODS)

             (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

 Inventories

  Inventories are stated primarily at the lower of average cost or market.

 Property and equipment

  Property and equipment are recorded at cost. Depreciation of property, equipment and formal wear apparel is computed on the straight-line method over their estimated useful lives. Depreciation expense was $6,230, $7,588 and $8,197 for the years 1992, 1993, and 1994, respectively, and $4,154 and $4,305 for the first six months of 1994 and 1995, respectively. Capitalized interest of $461 has been included in property and equipment for the year ended January 2, 1994. The estimated useful lives are:

             Land improvements......... 5 to 25 years
             Buildings................. 20 to 50 years
             Equipment................. 5 to 20 years
             Formal wear apparel....... 4 years

 Deferred debt expense

  Deferred debt expense of $1,458, $1,309 and $1,408 at January 2, 1994, January 1, 1995, and July 2, 1995, respectively, which is net of accumulated amortization, is included in other assets and amortized over the life of the respective loans.

 Income taxes

  Historical Kahler accounts for income taxes in accordance with the Statement of Financial Accounting Standard (SFAS) No. 109, "Accounting for Income Taxes", which, among other things, requires an asset and liability approach in accounting for deferred income taxes. (See Note 11)

 Intangibles

  Intangibles represent the pre-opening costs, organization costs, franchise rights and an intangible pension asset relating to Historical Kahler's defined benefit plan. Pre-opening costs include costs during the property's break-in period which consist of marketing, employee training and the excess of expenses over revenues. The cost of these intangible assets are as follows:

                                                        JULY 2,
                                             1993 1994    1995     EXPECTED LIFE
                                             ---- ---- ----------  -------------
                                                       (UNAUDITED)
Pre-opening costs........................... $163 $163    $163        3 years
Organization costs..........................  171  132     134        5 years
Franchise rights............................  109  139     114     8 to 20 years
                                             ---- ----    ----     -------------
                                              443  434     411
Accumulated amortization....................  180  210     242
                                             ---- ----    ----
                                              263  224     169
Intangible pension asset....................  255  567     567
                                             ---- ----    ----
                                             $518 $791    $736
                                             ==== ====    ====

      KAHLER REALTY CORPORATION AND SUBSIDIARIES (HISTORICAL KAHLER)

   YEARS ENDED JANUARY 3, 1993, JANUARY 2, 1994 AND JANUARY 1, 1995 AND

           FIRST SIX MONTHS ENDED JULY 3, 1994 AND JULY 2, 1995

                     (UNAUDITED AS TO INTERIM PERIODS)

             (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

 Income (Loss) per common share

  For 1993, 1994 and the first six months of 1994 and 1995, income per share is computed on a primary share basis using the weighted average number of outstanding common shares and equivalents (arising from employee stock plans, deferred stock compensation and warrant) aggregating 3,525,000, 3,956,000, 3,785,000 and 4,306,000, respectively.

  For 1992, loss per share is computed on a primary share basis using only the weighted average number of outstanding common shares aggregating 3,341,000. Common stock equivalents have been excluded since the effect was antidilutive.

Income per share is computed on a fully diluted basis using the weighted average number of outstanding common shares plus stock equivalents aggregating 3,743,000 for 1993. In 1992, 1994 and the first six months of 1994 and 1995 the effect is the same as on a primary share basis.

 Fiscal year

  Historical Kahler's fiscal year ends on the Sunday closest to December 31.

 Unaudited First Six Months Statements

  The consolidated financial statements and related disclosures as of July 2, 1995 and for the six months ended July 3, 1994 and July 2, 1995 are unaudited; however, in the opinion of management, all adjustments (consisting solely of normal recurring adjustments) necessary for a fair presentation of the consolidated financial statements for these periods have been included. The results for the six months ended July 2, 1995 are not necessarily indicative of the results to be obtained for the full fiscal year.

NOTE 2. NOTES RECEIVABLE

  Notes receivable, primarily from affiliates, consist of contracts for deeds, a first mortgage and a second mortgage, bearing interest at rates ranging from 8% to 10%.

  Total maturities for notes receivable for the five years following January 1, 1995, are approximately $150, $554, $94, $258 , and $31, respectively.

NOTE 3. ACQUISITIONS

  In March 1994, Historical Kahler acquired the Pocatello Park Quality Inn, a 152 room hotel property in Pocatello, Idaho for $5,224. This purchase was financed with new long-term debt of $3,700. Historical Kahler's lines of credit and internally generated funds were utilized to finance the balance of the purchase price. In December 1994, Historical Kahler acquired the Green Oaks Inn and Conference Center, a 284 room hotel property in Fort Worth, Texas which it has managed since 1990 and had owned prior to that year. At the time of acquisition Historical Kahler held a mortgage receivable of $2,783 net of deferred revenue of $522. Historical Kahler purchased this property for $438 in cash, the cancellation of the mortgage receivable and related accrued interest receivable of $136 and the assumption of negative working capital and capital

      KAHLER REALTY CORPORATION AND SUBSIDIARIES (HISTORICAL KAHLER)

   YEARS ENDED JANUARY 3, 1993, JANUARY 2, 1994 AND JANUARY 1, 1995 AND

           FIRST SIX MONTHS ENDED JULY 3, 1994 AND JULY 2, 1995

                     (UNAUDITED AS TO INTERIM PERIODS)

             (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

lease. This transaction had the following impact on Historical Kahler's 1994 Consolidated Balance Sheet at the time of acquisition:

                         Current liabilities............... $ 320
                         Long term debt....................    16
                         Deferred revenue..................  (522)
                                                            -----
                                                            $(186)
                                                            =====

Current assets, excludes change
 in current portion of notes
 receivable...................... $  (300)
Current portion of notes
 receivable......................    (165)
Notes receivable long term.......  (3,140)
Property & equipment.............   3,419
                                  -------
                                  $  (186)
                                  =======

  In May 1993, Historical Kahler acquired its partner's 50% interest in the Salt Lake Hilton Hotel for $100 and the assumption of a first mortgage and a capital lease for $12,098. Historical Kahler has accounted for this transaction as a purchase and beginning the second quarter of 1993 consolidated all financial information. Prior to this, Historical Kahler included 50% of the hotel's income and loss as equity in earnings and loss from affiliates on Historical Kahler's Consolidated Statements of Operations.

  Historical Kahler acquired a 63.75% interest in the Ogden Park Hotel during the third quarter of 1993 which it has managed since September 1989. At the time of the acquisition Historical Kahler held a note receivable of approximately $3,501, which is net of a reserve of $632 established in 1991. Historical Kahler purchased this interest by assuming a $9,400 tax-exempt bond less a cash payment from previous owners of $100. In addition, the note receivable gives Historical Kahler the option to acquire an additional 21.75% interest in the joint venture. Historical Kahler has accounted for the transaction as a purchase and consolidated the activities of this joint venture. No minority interest has been reflected due to the remote likelihood of Historical Kahler's partners receiving any future economic benefits.

  The 1993 transactions had the following impact on Historical Kahler's Consolidated Balance Sheet at the time of the acquisition:

Current assets.................. $ 1,161
Note receivable.................  (3,501)
Investments in and advances to
 affiliates.....................  (2,620)
Intangibles.....................     (59)
Other assets....................      45
Property and equipment..........  28,079
                                 -------
                                 $23,105
                                 =======

Current liabilities......... $ 1,458
Long term debt..............  21,498
Other deferred liabilities..     149
                             -------
                             $23,105
                             =======

  Also in the third quarter of 1993, Historical Kahler acquired a 26.6% interest in a corporation which owns the Plaza One Hotel in Rock Island, Illinois for $250 and a 50% interest in a joint venture which owns the Provo Park Hotel in Provo, Utah for $3,115. Both transactions were accounted for as purchases and are accounted for under the equity method of accounting (Note 4). Historical Kahler has management contracts for both properties.

  The pro forma results listed below are unaudited and reflect the impact of the purchase price accounting adjustments on Historical Kahler's Consolidated Statement of Operations assuming the acquisitions occurred at the beginning of each period presented.

      KAHLER REALTY CORPORATION AND SUBSIDIARIES (HISTORICAL KAHLER)

   YEARS ENDED JANUARY 3, 1993, JANUARY 2, 1994 AND JANUARY 1, 1995 AND

           FIRST SIX MONTHS ENDED JULY 3, 1994 AND JULY 2, 1995

                     (UNAUDITED AS TO INTERIM PERIODS)

             (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                     YEARS ENDED    SIX MONTHS
                                                  ----------------- ENDED JULY
                                                    1993     1994     2, 1995
                                                  -------- -------- -----------
                                                                    (UNAUDITED)
Revenue of owned operations...................... $111,607 $115,155   $61,866
Income before extraordinary item and change in
 accounting principle............................    2,494      895     2,436
Net income.......................................    2,494      895     2,436
Income per common share:
  Primary........................................      .63      .17       .57
  Fully diluted..................................      .59      .17       .57

NOTE 4. INVESTMENT IN AND ADVANCES TO AFFILIATES

                           OWNERSHIP JANUARY 2, JANUARY 1,   JULY 2,
                           INTERESTS    1994       1995       1995
                           --------- ---------- ---------- -----------
                                                           (UNAUDITED)
Equity investments
  Provo Park Hotel, Provo,
   UT.....................   50.0%     $3,087     $3,165     $3,308
  Kahler Park Hotel,
   Hibbing, MN............   25.0%        205        114        117
  Plaza One Hotel, Rock
   Island, IL.............   26.6%        168        --         --
                                       ------     ------     ------
                                       $3,460     $3,279     $3,425
                                       ======     ======     ======

  Investment in and advances to affiliates represent Historical Kahler's proportionate share of the affiliates' assets and liabilities as adjusted to reflect the effect of any basis differences. Historical Kahler or its subsidiaries typically serve as a general partner or limited partner of the partnership and operate the hotels under long-term management contracts.

  Historical Kahler's income from affiliates before taxes is as follows:

                                                                   SIX MONTHS
                                               YEARS ENDED            ENDED
                                          ---------------------- ---------------
                                                                   (UNAUDITED)
                                          JAN.
                                           3,    JAN. 2, JAN. 1, JULY 3, JULY 2,
                                          1993    1994    1995    1994    1995
                                          -----  ------- ------- ------- -------
Management fees.......................... $ 408   $268    $381    $162    $187
Equity in net earnings (losses)..........  (688)    27     193      98     291
                                          -----   ----    ----    ----    ----
                                          $(280)  $295    $574    $260    $478
                                          =====   ====    ====    ====    ====

  Combined summarized balance sheet information for affiliates is as follows:

                                                        JAN.   JAN.
                                                         2,     1,     JULY 2,
                                                        1994   1995     1995
                                                       ------ ------ -----------
                                                                     (UNAUDITED)
Current Assets........................................ $  808 $  654   $  742
Noncurrent assets..................................... 15,810 15,629   15,405
Current liabilities...................................  1,073  1,595    1,433
Long-term debt, principally mortgages.................  9,162  9,162    9,211
Other long-term liabilities...........................  1,295  1,273    1,293
Owners' equity........................................  5,088  4,253    4,210

      KAHLER REALTY CORPORATION AND SUBSIDIARIES (HISTORICAL KAHLER)

   YEARS ENDED JANUARY 3, 1993, JANUARY 2, 1994 AND JANUARY 1, 1995 AND

           FIRST SIX MONTHS ENDED JULY 3, 1994 AND JULY 2, 1995

                     (UNAUDITED AS TO INTERIM PERIODS)

             (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

  Combined summarized operating results reported by these affiliates are as follows:

                                                                  SIX MONTHS
                                            YEARS ENDED              ENDED
                                       ------------------------  --------------
                                                 JAN.             JULY    JULY
                                       JAN. 3,    2,    JAN. 1,    3,      2,
                                        1993     1994    1995     1994    1995
                                       -------  ------  -------  ------  ------
                                                                  (UNAUDITED)
Revenues.............................. $17,711  $8,056  $11,099  $5,418  $6,266
Net losses............................  (1,046)   (236)     (87)   (470)    (42)

NOTE 5. FINANCING

  Notes payable consists of $4,300 on January 1, 1995 and $4,100 on July 2, 1995, drawn on various lines of credit with a maximum available of $5,000. In addition, a short-term note payable of $1,000 was outstanding at January 1, 1995. The lines of credit each carry an interest rate of prime plus 1%, the note payable carries an interest rate of 8.75% and are secured by property and equipment, inventory and accounts receivable. The Company anticipates the extension of all its lines of credit. Prime rate at January 2, 1994, January 1, 1995 and July 2, 1995 was 6.0%, 8.5% and 9.0%, respectively.

  Outstanding long-term debt, which is secured by substantially all property and equipment is summarized as follows:

OBLIGATIONS OF HISTORICAL KAHLER

 Mortgages

SECURITY/SECURED                                           JANUARY 2, JANUARY 1,   JULY 2,
PROPERTY            INTEREST RATE          MATURITY           1994       1995       1995
- ----------------    -------------          --------        ---------- ---------- -----------
                                                                                 (UNAUDITED)
Kahler            10.0% plus 2.0%
 Plaza             of room sales
 Hotel                               November 1997          $15,595    $15,455     $15,377
Clinic View       9.75% plus 2.0%
 Inn and           of room sales
 Suites                              May 2000                14,766     14,654      14,580
Sheraton          7.5% plus added
 San Marcos        interest (1)
 Golf
 Resort and
 Conference
 Center                              December 2000           13,600     12,700      12,700
The Kahler        Prime plus 1.0%
 Hotel                               December 2003           12,754     12,421      12,203
Textile           9.875%
 Care                                June 2013                9,907      9,729       9,615
Salt Lake         Prime plus 0.5%
 Hilton
 Hotel                               June 2003                6,954      6,850       6,785
Ogden Park        Prime plus 0.5%
 Hotel             Cap rate of 12.0% August 1999              5,430      5,266       5,190
Lakeview          Prime plus 1.125%
 Conference
 Center and
 Resort                              September 1996           5,011      4,645       4,549
Olympia           Prime plus 2.0%
 Park Hotel                          August 2013              3,973      3,897       3,853
Boise Park        Prime plus 1.0%
 Suites
 Hotel                               March 1997               3,882      3,851       4,058
Pocatello         Prime plus 1.5%
 Park
 Quality
 Inn                                 April 2014                 --       3,651       3,614
The Kahler        12.0%
 Hotel                               December 2003            2,928      2,885       2,855
Lakeview          Prime rate
 Conference
 Center and
 Resort,
 Knights
 Inns                                June 2004                  710        667         648
Sheraton          Prime plus 1.0%
 San Marcos
 Golf
 Resort and
 Conference
 Center                              July 1997                    7        --          --
Notes             Prime to 11.0%     Various dates through
 payable                              September 1997            638        290         440
Capitalized       12.2% to 12.93%
 leases                              May 1997                    33         46          44
                                                            -------    -------     -------
 Total                                                       96,188     97,007      96,511
 Less
  current
  maturities                                                  2,461      2,065       2,211
                                                            -------    -------     -------
                                                             93,727     94,942      94,300
                                                            -------    -------     -------

- --------

(1)Added interest is defined as approximately 67% of Excess Cash Flow as defined. Also see Note 8.

      KAHLER REALTY CORPORATION AND SUBSIDIARIES (HISTORICAL KAHLER)

   YEARS ENDED JANUARY 3, 1993, JANUARY 2, 1994 AND JANUARY 1, 1995 AND

           FIRST SIX MONTHS ENDED JULY 3, 1994 AND JULY 2, 1995

                     (UNAUDITED AS TO INTERIM PERIODS)

             (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

OBLIGATIONS OF SUBSIDIARIES--NONRECOURSE TO HISTORICAL KAHLER

Mortgages

SECURITY/SECURED                                      JANUARY 2, JANUARY 1,   JULY 2,
PROPERTY             INTEREST RATE        MATURITY       1994       1995       1995
- ----------------     -------------        --------    ---------- ---------- -----------
                                                                            (UNAUDITED)
 Salt Lake        Prime plus 0.5%
  Hilton                               June 2003          5,000      5,000      5,000
 Knights Inns     Prime rate           June 2009          4,201      4,073      4,045
 University       Tax-exempt variable
  Park Hotel       rate, 4.7% to 5.9%  December 2015      9,055      8,935      8,935
 Ogden Park       Tax-exempt variable
  Hotel            rate, 4.55% to 5.2% September 2013     9,200      8,900      8,700
Special           7.5% to 12.0%
 assessments                           December 1997        200        158        156
Capitalized       0.0% to 14.3%        August 1994 to
 leases                                 June 1998           141        153        130
                                                       --------   --------   --------
 Total                                                   27,797     27,219     26,966
 Less current
  maturities                                                751        702        701
                                                       --------   --------   --------
                                                         27,046     26,517     26,265
                                                       --------   --------   --------
 Total
  outstanding                                           123,985    124,226    123,477
 Less current
  maturities                                              3,212      2,767      2,912
                                                       --------   --------   --------
                                                       $120,773   $121,459   $120,565
                                                       ========   ========   ========

  Total maturities of long-term debt excluding capital lease obligations, in each of the five years subsequent to January 1, 1995 are approximately $2,700, $6,827, $21,349, $2,724, and $7,146, respectively.

  Historical Kahler has arranged for the issuance of letters of credit aggregating $1,475 (increased to $2,000 subsequent to year end) as additional collateral for certain of the nonrecourse obligations listed above.

  Under certain financial debt covenants, Historical Kahler is required to maintain certain levels of net worth, debt to equity and cash flow ratios. Waivers of certain covenants have been obtained for fiscal 1995 and 1994.

  The laundry facility in Rochester, Minnesota was financed with a $10,000 loan. In the event of default by Historical Kahler on this loan the lender can require Historical Kahler's largest shareholder to purchase the loan at its outstanding balance.

NOTE 6. REDEEMABLE CONVERTIBLE PREFERRED STOCK

  On December 28, 1989, Historical Kahler issued 141,828 shares of $2.25 Cumulative Convertible Exchangeable Preferred Stock with a stated value of $25.00 per share. Preferred stock dividends are payable quarterly at an annual rate of $2.25 per preferred share. The preferred stock carries a liquidation preference of $25.00 per share plus accumulated and unpaid dividends. The preferred stock is convertible into common stock at any time at a rate equivalent to a conversion price of $9.25. On September 21, 1994 Historical Kahler sent a letter notifying the Preferred Shareholders of its intent to redeem all outstanding shares of preferred stock outstanding as of October 7, 1994. All remaining Preferred Shareholders elected to convert their outstanding preferred shares to common stock in 1994.

      KAHLER REALTY CORPORATION AND SUBSIDIARIES (HISTORICAL KAHLER)

   YEARS ENDED JANUARY 3, 1993, JANUARY 2, 1994 AND JANUARY 1, 1995 AND

           FIRST SIX MONTHS ENDED JULY 3, 1994 AND JULY 2, 1995

                     (UNAUDITED AS TO INTERIM PERIODS)

             (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

  Preferred stock for 1993 is net of unamortized offering costs of $279 which were being amortized over a ten-year period. Upon conversion in 1994, preferred stock of $3,296 net of $250 in unamortized offering costs was reclassified to common stock and additional paid-in capital.

NOTE 7. STOCKHOLDERS' EQUITY

 Preferred stock

  Historical Kahler has authorized 10,000,000 shares of Preferred Stock, par value $.10 per share. No shares were outstanding as of January 1 and July 2, 1995. The Board of Directors is authorized to determine the series and number of preferred shares to be issued and any related designations, powers, preferences, rights, qualifications, limitations or restrictions.

 Common stock

  Common stock has been issued under deferred compensation, incentive stock options, employee retirement and stock purchase plans.

 Dividends

  The Board of Directors of Historical Kahler authorized a stock split effected in the form of a 2-for-1 stock dividend on April 30, 1993 which was paid on June 1, 1993 to shareholders of record on May 15, 1993. All common share and per share amounts in the consolidated financial statements and notes thereto have been restated to give retroactive effect to the stock dividend. In addition, $168, representing the par value of the new shares issued, was transferred from retained earnings to common stock.

 Stock option plan

  Under certain stock option plans, incentive stock options may be granted to key employees or non-employee directors at not less than 100% of the fair market value and options not qualifying as incentive stock options may be granted to non-employees providing valuable services to Historical Kahler at not less than 50% of the fair market value. None of these shares have been granted at less than market value. Total number of shares authorized under these plans are 616,425. Key employee options expire five years after date of grant and are exercisable 25% per year commencing one year after the date of grant. Non-employee director options expire in ten years after date of grant and are exercisable after one year. Activity under the plans is summarized below:

                                                                      OPTION
                                                          NUMBER       PRICE
                                                         OF SHARES   PER SHARE
                                                         ---------  -----------
      Balance, December 29, 1991........................  354,526   $3.50-10.00
        Granted.........................................  144,000    3.00- 4.13
        Canceled........................................  (61,926)   3.50-10.00
                                                         --------   -----------
      Balance, January 3, 1993..........................  436,600    3.00- 9.88
        Granted.........................................  157,500    5.75- 7.50
        Exercised.......................................  (29,900)   2.88- 5.00
        Canceled........................................  (68,900)   3.00- 9.88
                                                         --------   -----------
      Balance, January 2, 1994..........................  495,300    2.88- 7.50
        Granted.........................................  113,700    8.50-11.75
        Exercised....................................... (186,075)   2.88- 7.50
        Canceled........................................   (5,000)   3.00- 7.50
                                                         --------   -----------
      Balance, January 1, 1995..........................  417,925   $2.88-11.75
                                                         ========   ===========

      KAHLER REALTY CORPORATION AND SUBSIDIARIES (HISTORICAL KAHLER)

   YEARS ENDED JANUARY 3, 1993, JANUARY 2, 1994 AND JANUARY 1, 1995 AND

           FIRST SIX MONTHS ENDED JULY 3, 1994 AND JULY 2, 1995

                     (UNAUDITED AS TO INTERIM PERIODS)

             (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

  On January 7, 1993, Historical Kahler's Board of Directors approved the repricing of all granted employee stock options that had an exercise price of $5 per share or higher to a market price as of that date which was $2.88 per share. At January 1, 1995, options for 154,100 were exercisable and 198,500 shares were available for granting of additional options.

 Issuance of common stock warrant

  In January 1992, Historical Kahler issued a $2,000 subordinated note to Historical Kahler's largest shareholder. The subordinated note requires annual principal payments of $500 per year beginning January 21, 1995, matures on January 21, 1998 and carries an interest rate of prime plus 1%. The January 1995 payment was made as scheduled. Historical Kahler has the right to repay the note in cash or with common stock equal to 120% of the subordinated note at any time. In addition, Historical Kahler issued a warrant for 150,000 shares of common stock at an exercise price of $3.25. The warrant was exercised in 1994.

NOTE 8. COMMITMENTS AND CONTINGENCIES

  Historical Kahler is in the discovery stage of litigation with a telecommunications company relating to disputed unremitted telephone revenue and fees at ten of Historical Kahler's hotels. Historical Kahler has denied all claims and has made counter claims relating to breach of contract and intends to pursue all available alternatives. The outcome of this dispute is uncertain; accordingly no adjustments have been made to the accompanying consolidated financial statements.

  In December 1994 Historical Kahler received notice of default relating to bond indebtedness on one of its wholly owned properties. A group of bondholders have claimed Historical Kahler incorrectly calculated added interest for this hotel for the year 1993 in the amount of approximately $267. Historical Kahler denies the claim. If the bondholders were found judicially correct, Historical Kahler would owe this amount for 1993 and an additional $618 for 1994.

  Additionally, Historical Kahler is involved in various litigation in the normal course of business. Historical Kahler does not expect the outcome of the matters described above to have a material adverse effect on Historical Kahler's consolidated financial statements.

 Operating leases

  Historical Kahler leases warehouse and retail store facilities for its formal wear operations and land for two of its hotels under various operating lease agreements which call for minimum lease payments and contingent rents based upon percentages of revenues. Operating lease expense was $1,288, $1,474 and $1,550 which includes contingent rentals of $359, $410 and $486 for 1992, 1993 and 1994, respectively.

  Future minimum lease payments under operating leases total $5,175 with annual payments of $958, $602, $369, $233 and $175 due in each of the next five years, respectively.

 Capital leases

  Historical Kahler leases furniture and equipment under capital leases. Future minimum lease payments under these capital leases total $272 with annual payments of $101, $100, $54, $17 and $ -0- due in each of the next five years, respectively. Of the $272 of total minimum lease payments, $73 represents interest.

      KAHLER REALTY CORPORATION AND SUBSIDIARIES (HISTORICAL KAHLER)

   YEARS ENDED JANUARY 3, 1993, JANUARY 2, 1994 AND JANUARY 1, 1995 AND

           FIRST SIX MONTHS ENDED JULY 3, 1994 AND JULY 2, 1995

                     (UNAUDITED AS TO INTERIM PERIODS)

             (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

  The following is an analysis of property under capital leases:

                                                                   1993   1994
                                                                   -----  -----
      Equipment................................................... $ 782  $ 465
      Less accumulated amortization...............................  (232)  (164)
                                                                   -----  -----
                                                                   $ 550  $ 301
                                                                   =====  =====

  Annual amortization of leased equipment is classified with depreciation expense.

 Other

  In 1994, Historical Kahler purchased land to expand the Boise Park Suites Hotel. Historical Kahler has a loan commitment to fund substantially all of the expansion costs.

NOTE 9. RETIREMENT PLANS

  Historical Kahler has defined benefit and contribution plans covering substantially all employees. Pension contributions and expenses for the defined benefit plan are determined based on the actuarial cost of current service and amortization of prior service costs over a 20-year period. The funding of the defined contribution plan is determined by the Board of Directors.

  Total pension expense for both plans was $393, $336, and $215 for 1992, 1993 and 1994, respectively.

  Net periodic pension cost for the defined benefit plan included the following components:

                                                               1992  1993  1994
                                                               ----  ----  ----
Service costs-benefits earned during the period............... $ 68  $ 68  $ 80
Interest cost on projected benefit obligation.................  163   171   179
Return on assets-actual.......................................  (93)  (95)    8
Net amortization and deferral.................................    9     5  (102)
                                                               ----  ----  ----
Net periodic pension cost..................................... $147  $149  $165
                                                               ====  ====  ====

  The following table sets forth the Plan's funded status at January 2, 1994 and January 1, 1995:

                                                                 1993    1994
                                                                ------  ------
      Actuarial present value of vested benefit obligation..... $2,278  $2,503
                                                                ------  ------
      Accumulated benefit obligation........................... $2,342  $2,564
                                                                ------  ------
      Projected benefit obligation............................. $2,342  $2,564
      Fair market value of plan assets*........................  1,536   1,498
                                                                ------  ------
      Unfunded projected benefit obligation....................    806   1,066
      Unrecognized net liability at date of initial
       application.............................................    (46)    (40)
      Unrecognized prior service cost..........................   (209)   (527)
      Unrecognized net loss....................................   (227)   (167)
      Adjustment to recognize minimum liability................    482     734
                                                                ------  ------
      Pension liability........................................ $  806  $1,066
                                                                ======  ======

- --------

*  Plan assets consist primarily of equity and fixed income securities.

      KAHLER REALTY CORPORATION AND SUBSIDIARIES (HISTORICAL KAHLER)

   YEARS ENDED JANUARY 3, 1993, JANUARY 2, 1994 AND JANUARY 1, 1995 AND

           FIRST SIX MONTHS ENDED JULY 3, 1994 AND JULY 2, 1995

                     (UNAUDITED AS TO INTERIM PERIODS)

             (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

  Historical Kahler has recognized an additional liability as the accumulated benefit obligation exceeded the fair value of the plan assets. An intangible asset was recognized up to the amount of unrecognized prior service cost. As of January 1, 1995 the additional liability exceeded the unrecognized prior service cost and the unrecognized transition liability by $167. This amount has been recorded as a reduction of stockholders' equity.

  The weighted-average discount rate used in determining the actuarial present value of the projected benefit obligation was 7.5% and 8.5% in 1993 and 1994, respectively. The expected long-term rate of return on assets was 8%.

  Historical Kahler provides postretirement benefits to a limited number of retired employees relating to service provided prior to 1992. In 1992, Historical Kahler adopted SFAS No. 106--Employer's Accounting for
Postretirement Benefits Other Than Pensions and recorded a cumulative charge of $250 in 1992. This liability decreased by $25 and $25 in 1993 and 1994, respectively.

NOTE 10. SEGMENTS

  Historical Kahler's principal business activity is the operation and management of hotel properties. Fees from managed properties are primarily based on a percent of revenues of the managed property. Historical Kahler's other business activities include a wholesale and retail formal wear business and institutional laundries. Intersegment transactions including laundry revenues of $1,445, $1,437, and $1,857 in 1992, 1993, and 1994, respectively, have been eliminated from the table below. Operating income (loss) represents revenue less operating expenses, excluding general corporate expenses. Identifiable assets are those used in the operation of each segment. Capital expenditures include non-cash lodging acquisitions of $28,079 in 1993 and $2,783 in 1994. General corporate assets consist primarily of cash, notes and other investments.

      KAHLER REALTY CORPORATION AND SUBSIDIARIES (HISTORICAL KAHLER)

   YEARS ENDED JANUARY 3, 1993, JANUARY 2, 1994 AND JANUARY 1, 1995 AND

           FIRST SIX MONTHS ENDED JULY 3, 1994 AND JULY 2, 1995

                     (UNAUDITED AS TO INTERIM PERIODS)

             (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

  The following tables summarize Historical Kahler's segment information:

                                      YEARS ENDED            SIX MONTHS ENDED
                               ----------------------------  ------------------
                                                                (UNAUDITED)
                               JAN. 3,   JAN. 2,   JAN. 1,   JULY 3,   JULY 2,
                                 1993      1994      1995      1994      1995
                               --------  --------  --------  --------  --------
REVENUE OF OWNED OPERATIONS
  Lodging....................  $ 58,408  $ 80,505  $ 93,243  $ 47,618  $ 53,277
  Laundry....................     4,694     6,200     6,304     3,309     3,057
  Formal Wear................     9,112     8,467     8,924     4,809     5,002
  Other......................       376       610       666       326       306
  Interest income............     1,424     1,197       773       283       224
                               --------  --------  --------  --------  --------
                               $ 74,014  $ 96,979  $109,910  $ 56,345  $ 61,866
                               ========  ========  ========  ========  ========
OPERATING INCOME (LOSS)
  Lodging....................  $  8,976  $ 13,794  $ 16,304  $  9,054  $ 10,504
  Laundry....................       601       331      (389)     (269)      193
  Formal Wear................      (193)      323       539       351       374
  Other......................      (314)      (65)       11        26        (3)
  Non-recurring charges......    (2,758)      --     (1,811)      --        --
  Corporate expense..........    (3,342)   (3,372)   (3,346)   (1,739)   (1,962)
  Interest income............     1,424     1,197       773       283       224
                               --------  --------  --------  --------  --------
Gross operating profit.......     4,394    12,208    12,081     7,706     9,330
Interest expense.............    (7,303)   (9,362)  (11,207)   (5,248)   (6,060)
Equity earnings (loss) of
 affiliates..................      (688)       27       193        98       291
Gain (Loss) on sale of
 assets......................      (693)        6        20        11       (31)
                               --------  --------  --------  --------  --------
Income (Loss) from operations
 before income taxes and
 extraordinary items.........  $ (4,290) $  2,879  $  1,087  $  2,567  $  3,530
                               ========  ========  ========  ========  ========
IDENTIFIABLE ASSETS
  Lodging....................  $108,912  $132,495  $141,423  $136,978  $140,708
  Laundry....................     5,922    14,819    14,703    15,262    14,496
  Formal Wear................     4,681     3,909     4,024     5,108     4,798
  Other......................     2,033     1,616     1,634     1,584     1,616
  Corporate..................    10,844     9,567     6,385    10,482     7,006
                               --------  --------  --------  --------  --------
                               $132,392  $162,406  $168,169  $169,414  $168,624
                               ========  ========  ========  ========  ========
CAPITAL EXPENDITURES
  Lodging....................  $  7,127  $ 30,073  $ 13,859  $  6,735  $  1,818
  Laundry....................     2,853     9,368       846       542        90
  Formal Wear................     1,499       789     1,464     1,381     1,175
  Other......................        85         1        74       --         27
  Corporate..................        19        38        63        24        53
                               --------  --------  --------  --------  --------
                               $ 11,583  $ 40,269  $ 16,306  $  8,682  $  3,163
                               ========  ========  ========  ========  ========
DEPRECIATION AND AMORTIZATION
  Lodging....................  $  4,379  $  5,737  $  6,142  $  3,111  $  3,257
  Laundry....................       276       462       736       358       395
  Formal Wear................     1,617     1,547     1,411       754       692
  Other......................       103        58        99        30        46
  Corporate..................       117       100        89        45        48
                               --------  --------  --------  --------  --------
                               $  6,492  $  7,904  $  8,477  $  4,298  $  4,438
                               ========  ========  ========  ========  ========

      KAHLER REALTY CORPORATION AND SUBSIDIARIES (HISTORICAL KAHLER)

   YEARS ENDED JANUARY 3, 1993, JANUARY 2, 1994 AND JANUARY 1, 1995 AND

           FIRST SIX MONTHS ENDED JULY 3, 1994 AND JULY 2, 1995

                     (UNAUDITED AS TO INTERIM PERIODS)

             (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

  During the fourth quarter of 1994, Historical Kahler recorded non-recurring charges of $1,811 related to expenses incurred in connection with a planned secondary offering and conversion of Historical Kahler into a real estate investment trust which was not completed as a result of market conditions.

  Non-recurring charges of $2,758 in 1992 represents a $1,558 charge comprised of settlement fees and legal fees related to the settlement of a lawsuit with Historical Kahler's partner at the Sheraton San Marcos. The remaining $1,200 is a writedown of the carrying value of a hotel. Simultaneous with the writedown, Historical Kahler recorded an extraordinary gain of $2,517, net of income tax of $278, as a result of extinguishment of debt pertaining to this hotel.

  The loss on sale of assets in 1992 of $693 includes a loss of $397 on the Wisconsin Dells hotel, a $400 writedown of assets and reserve for demolition of a laundry in Rochester due to Historical Kahler's building of a new laundry, and a gain of $104 on the sale of customer contracts related to the closing of formal wear operations in San Jose.

  Historical Kahler regularly furnishes laundry, hospitality and food services to Historical Kahler's largest shareholder, the Mayo Foundation and its affiliates (Mayo) at competitive prices. Historical Kahler purchases, at competitive prices, steam, electricity, water and related utility services from a Mayo affiliate. These activities are summarized below.

                                                                   SIX MONTHS
                                               YEARS ENDED            ENDED
                                         ----------------------- ---------------
                                                                   (UNAUDITED)
                                         JAN. 3, JAN. 2, JAN. 1, JULY 3, JULY 2,
                                          1993    1994    1995    1994    1995
                                         ------- ------- ------- ------- -------
Revenue
  Laundry sales......................... $2,108  $2,885  $3,333  $1,667  $1,768
  Food services.........................  1,026   1,173     951     475     494
Operating costs and expenses
  Utilities............................. $2,322  $1,946  $1,870  $  864  $  612
  Interest..............................    138     140     162      73      80

  The consolidated balance sheet includes receivables and payables to Mayo summarized as follows:

                                               JANUARY 2, JANUARY 1,   JULY 2,
                                                  1994       1995       1995
                                               ---------- ---------- -----------
                                                                     (UNAUDITED)
Receivables...................................    $409       $424       $554
Payables (including accrued interest).........     213        209        230

  In addition Historical Kahler has issued a $2,000 subordinated note to Mayo which is further described in Note 7 of the Notes to Consolidated Financial Statements.

  Approximately $3.7 million in long-term debt secured by the Pocatello Park Quality Inn has been provided by a lending institution affiliated with a director of Historical Kahler.

      KAHLER REALTY CORPORATION AND SUBSIDIARIES (HISTORICAL KAHLER)

   YEARS ENDED JANUARY 3, 1993, JANUARY 2, 1994 AND JANUARY 1, 1995 AND

           FIRST SIX MONTHS ENDED JULY 3, 1994 AND JULY 2, 1995

                     (UNAUDITED AS TO INTERIM PERIODS)

             (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

NOTE 11. PROVISION FOR INCOME TAXES

  Provision for income taxes consists of the following:

                                                                    SIX MONTHS
                                             YEARS ENDED               ENDED
                                       -------------------------- ---------------
                                                                    (UNAUDITED)
                                       JAN. 3,    JAN. 2, JAN. 1, JULY 3, JULY 2,
                                        1993       1994    1995    1994    1995
                                       -------    ------- ------- ------- -------
Federal tax, paid or (refundable)....   $(13)      $671    $350    $592   $  847
State tax, currently paid or payable.     18        204      93     178      247
Net deferred credits (prepaid
 charges)............................    (27)       --     (120)    --       --
                                        ----       ----    ----    ----   ------
Tax provision (credit)...............    (22)(1)    875     323     770    1,094
Tax benefit from NOL carryforwards...    --         --      --      --       --
                                        ----       ----    ----    ----   ------
Tax provision (credit) net of tax
 benefit classified as extraordinary.   $(22)      $875    $323    $770   $1,094
                                        ====       ====    ====    ====   ======

- --------

(1) In 1992 a tax charge of $278 allocated to the extraordinary gain resulted in the tax provision on the Consolidated Statements of Operations being a $300 credit.

  The effective tax rate is calculated using the provision for income taxes including the tax benefits or charges in extraordinary items. The difference between the U.S. Federal Statutory rate and the effective tax rate are as follows:

                                                                  SIX MONTHS
                                             YEARS ENDED             ENDED
                                       ------------------------ ---------------
                                                                  (UNAUDITED)
                                       JAN. 3,  JAN. 2, JAN. 1, JULY 3, JULY 2,
                                        1993     1994    1995    1994    1995
                                       -------  ------- ------- ------- -------
Statutory tax rate....................  (34.0)%   34.0%   34.0%   34.0%  34.0%
Effect of graduated federal rates.....   30.4      --      --      --     --
Change in the beginning of year
 valuation allowance..................    --     (10.2)  (15.0)  (10.0)  (9.0)
Other permanent differences...........    1.3      1.0     5.4     --     --
State taxes, before valuation
 allowance and net of federal income
 tax..................................    1.1      5.6     5.3     6.0    6.0
                                        -----    -----   -----   -----   ----
Effective tax rate....................   (1.2)%   30.4%   29.7%   30.0%  31.0%
                                        =====    =====   =====   =====   ====

  Deferred tax assets and liabilities are classified as current and noncurrent on the basis of the classification of the related asset or liability for financial reporting. Prepaid and deferred taxes are recorded for temporary differences between the book value of assets and liabilities for financial reporting purposes and tax purposes.

      KAHLER REALTY CORPORATION AND SUBSIDIARIES (HISTORICAL KAHLER)

   YEARS ENDED JANUARY 3, 1993, JANUARY 2, 1994 AND JANUARY 1, 1995 AND

           FIRST SIX MONTHS ENDED JULY 3, 1994 AND JULY 2, 1995

                     (UNAUDITED AS TO INTERIM PERIODS)

             (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

  Temporary differences comprising the net prepaid taxes included in other assets on the Consolidated Balance Sheet at January 2, 1994 and January 1, 1995 is as follows:

                                                               1993
                                                     --------------------------
TEMPORARY DIFFERENCES                                ASSETS  LIABILITIES TOTAL
- ---------------------                                ------  ----------- ------
Allowance for doubtful accounts..................... $   72    $   --    $   72
Accrued employee benefits...........................    303        --       303
Other...............................................     40        (64)     (24)
                                                     ------    -------   ------
  Current...........................................    415        (64)     351
                                                     ------    -------   ------
Depreciation and amortization.......................    497     (1,771)  (1,274)
Deferred revenues...................................  2,241       (105)   2,136
Installment gains...................................    --        (468)    (468)
Property valuation allowances.......................    340       (110)     230
Joint ventures......................................    256       (209)      47
Accrued employee benefits...........................    269        --       269
                                                     ------    -------   ------
  Noncurrent........................................  3,603     (2,663)     940
                                                     ------    -------   ------
OTHER COMPONENTS
- ----------------
Alternative minimum tax credits.....................    783        --       783
General business credits............................    576        --       576
Valuation allowance................................. (2,257)       --    (2,257)
                                                     ------    -------   ------
                                                       (898)       --      (898)
                                                     ------    -------   ------
  Net prepaid tax asset............................. $3,120    $(2,727)  $  393
                                                     ======    =======   ======
                                                               1994
                                                     --------------------------
TEMPORARY DIFFERENCES                                ASSETS  LIABILITIES TOTAL
- ---------------------                                ------  ----------- ------
Allowance for doubtful accounts..................... $   75    $   --    $   75
Accrued employee benefits...........................    360        --       360
Other...............................................     13       (129)    (116)
                                                     ------    -------   ------
  Current...........................................    448       (129)     319
                                                     ------    -------   ------
Depreciation and amortization.......................    556     (1,605)  (1,049)
Deferred revenues...................................  1,596       (108)   1,488
Installment gains...................................      8       (427)    (419)
Property valuation allowances.......................    274        (90)     184
Joint ventures......................................    589        (81)     508
Accrued employee benefits...........................    264        --       264
                                                     ------    -------   ------
  Noncurrent........................................  3,287     (2,311)     976
                                                     ------    -------   ------
OTHER COMPONENTS
- ----------------
Alternative minimum tax credits.....................  1,068        --     1,068
General business credits............................    587        --       587
NOL carryforwards...................................    218        --       218
Valuation allowance................................. (2,655)       --    (2,655)
                                                     ------    -------   ------
                                                       (782)       --      (782)
                                                     ------    -------   ------
  Net prepaid tax asset............................. $2,953    $(2,440)  $  513
                                                     ======    =======   ======

      KAHLER REALTY CORPORATION AND SUBSIDIARIES (HISTORICAL KAHLER)

   YEARS ENDED JANUARY 3, 1993, JANUARY 2, 1994 AND JANUARY 1, 1995 AND

           FIRST SIX MONTHS ENDED JULY 3, 1994 AND JULY 2, 1995

                     (UNAUDITED AS TO INTERIM PERIODS)

             (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

  Historical Kahler has based the value of the net prepaid tax asset primarily on the alternative minimum tax credits which, under current law, have no expiration dates. The ultimate realization of the net prepaid tax asset is dependent upon the offset of these credits against future federal tax payments if future taxable income exceeded the alternative minimum tax levels. Also, these credits could generate a refund by carrying back net operating losses if Historical Kahler incurred such losses in the future.

  The total valuation allowance at the end of 1994 was $2,655. The net change in the total valuation allowance for the years ended 1993 and 1994 was an increase of $300 and $398, respectively. In assessing the realizability of prepaid tax assets, management considers whether it is more likely than not that some portion or all of the net prepaid tax assets will not be realized. Also, management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. In order to fully realize the net prepaid tax asset, Historical Kahler will need to generate future regular tax. Taxable income (loss) for the years ended 1993 and 1994 was approximately $3,402 and $(547), respectively. Based upon the levels of historical taxable income, projections for future taxable income and the ability to carry back future net operating losses, management believes it is more likely than not Historical Kahler will realize the benefits of the net prepaid tax asset, net of the existing valuation allowance at January 1, 1995.

NOTE 12. SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION AND NON-CASH FINANCING AND INVESTING ACTIVITIES

                                                                 SIX MONTHS
                                           YEARS ENDED              ENDED
                                     -------------------------  --------------
                                                                 (UNAUDITED)
                                                                 JULY    JULY
                                     JAN. 3,  JAN. 2,  JAN. 1,    3,      2,
                                      1993     1994     1995     1994    1995
                                     -------  -------  -------  ------  ------
Interest paid, net of amounts
 capitalized........................ $ 7,447  $ 9,307  $10,968  $5,752  $6,397
Interest received...................  (1,398)  (1,026)    (753)   (277)   (155)
Income taxes paid...................     306      889      520     302     409

  Historical Kahler acquired certain hotel interests in 1993 and 1994 as described in Note 3.

NOTE 13. SEC PROCEEDING AND RESTATEMENT

  From its opening in early 1988 through December 1989, Historical Kahler deferred $784 of the operating losses of a property that was being held for sale. These losses primarily occurred in 1988. Depreciation and amortization of $754 and $774 for fiscal 1988 and 1989, respectively, would also have been incurred had the property not been held for sale. Effective January 1, 1990, Historical Kahler transferred the property to property and equipment categories and included the results of operations of the property in its consolidated statement of operations. In 1988 and 1989, Historical Kahler's independent auditors issued an unqualified opinion on Historical Kahler's financial statements.

  In 1989, in connection with a registration statement filed earlier in 1989 by Historical Kahler with the Securities and Exchange Commission (SEC), the SEC initiated an informal inquiry and requested additional information, which Historical Kahler provided, concerning Historical Kahler's accounting for property it was holding for sale and its investment in the Sheraton San Marcos Golf and Conference Center.

  The Securities and Exchange Commission instituted an administrative proceeding pursuant to Section 21C(a) of the Securities Exchange Act of 1934 on June 24, 1993 against Historical Kahler, the President and CEO of Historical Kahler and the Senior Vice President--Treasurer of Historical Kahler.

      KAHLER REALTY CORPORATION AND SUBSIDIARIES (HISTORICAL KAHLER)

          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONCLUDED)

   YEARS ENDED JANUARY 3, 1993, JANUARY 2, 1994 AND JANUARY 1, 1995 AND

           FIRST SIX MONTHS ENDED JULY 3, 1994 AND JULY 2, 1995

                     (UNAUDITED AS TO INTERIM PERIODS)

             (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

The matter concerned allegedly improper accounting and disclosure practices employed by Historical Kahler during fiscal years 1988 through 1990, resulting in violations of Sections 13(a) and 13(b)(2)(A) of the Exchange Act and Rules 12b-20 and 13a-13 thereunder.

  Historical Kahler, the President and CEO and the Senior Vice President-- Treasurer, without admitting any wrongdoing, have agreed to permanently cease and desist from causing any violation and any future violation of these sections of the Exchange Act and Rules.

  Pursuant to this SEC administrative proceeding, Historical Kahler has restated its financial statements to reflect as an operating property the property previously recorded as held for sale in 1988 and 1989. As a result, Historical Kahler recognized previously deferred operating losses and recorded depreciation and amortization expense with respect to this property during such period. As a result of this restatement, the carrying value of property and equipment, intangibles and other assets carried through to years 1990, 1991 and 1992 was decreased causing reductions in depreciation and amortization for these years and related changes to the provision for income taxes. The effects of the restatements are summarized as follows for 1992. The income (loss) per common share and the retained earnings have been adjusted to give effect to the 2 for 1 stock dividend which is discussed in Note 7.

  Consolidated Statement of Operations:

                                                   1992          1992--AS
                                                AS RESTATED PREVIOUSLY REPORTED
                                                ----------- -------------------
      Revenue of owned operations..............   $74,014         $74,014
      Income (Loss) from operations before
       income taxes............................    (4,290)         (4,335)
      Net income (loss)........................    (1,723)         (1,690)
      Income (Loss) per common share...........      (.59)           (.58)

NOTE 14. SUBSEQUENT EVENTS (UNAUDITED)

 (a) Restructuring of Historical Kahler

  Historical Kahler intends to engage in a series of transactions to recapitalize its operations and restructure its assets in the form of a real estate investment trust (REIT) and a hotel management company in the third quarter of 1995. These transactions will include (i) the transfer of Historical Kahler's hotel management, commercial laundry and formal wear business operations and related net assets to Kahler Management Corporation (KMC), a wholly owned subsidiary, (ii) the distribution of 90.5% of KMC's common stock to existing shareholders of Historical Kahler and (iii) a public offering of shares in Kahler Realty Corporation, which will continue Historical Kahler's ownership and development business.

 (b) Purchase Option on Hotel

  In June 1995, Historical Kahler acquired an option to purchase a 112 room hotel in Twin Falls, Idaho for $5.8 million. On August 1, 1995, Historical Kahler exercised this option and financed the purchase with a first mortgage of $3.8 million, a note payable to seller of $400 and $1.6 million from available cash and lines of credit.

 (c) Expansion of Hotel

  In April 1995, construction of a 108 room expansion of the Boise Park Suites Hotel began. Substantially all of the remaining construction costs will be paid for with a $4.9 million construction and permanent loan.

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

 NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR AN OFFER TO ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                            TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Prospectus Summary........................................................    3
Risk Factors..............................................................    8
The Spin Off..............................................................   13
Quotation on Nasdaq.......................................................   14
Dividend Policy...........................................................   14
Pro Forma Capitalization..................................................   14
Selected Consolidated Financial and Operating Data of Historical Kahler...   14
Management's Discussion and Analysis of Financial Condition and Results of
 Operations of Historical Kahler..........................................   17
Pro Forma Selected Consolidated Financial Data of KMC.....................   22
Management's Discussion and Analysis of Pro Forma Financial Data of KMC...   23
Business..................................................................   26
The Hotels................................................................   32
Certain Agreements between KMC and Realty.................................   41
Directors and Executive Officers..........................................   48
Certain Relationships and Related Transactions............................   52
Principal Shareholders....................................................   55
Description of Capital Stock..............................................   56
Legal Matters.............................................................   59
Change in Auditors........................................................   59
Experts...................................................................   59
Certain Definitions.......................................................   60
Index to Financial Statements.............................................  F-1

 UNTIL 25 DAYS AFTER THE DATE OF THE DISTRIBUTION OF THE SPIN OFF DIVIDEND, ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THE DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS.

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                                       SHARES

                               ----------------

                      KAHLER MANAGEMENT CORPORATION

                               ----------------

                               COMMON STOCK

                                     , 1995

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                               Graphics Appendix
                               -----------------

Page 4
- ------

Diagram showing the structure and ownership of Realty and KMC after the Spin Off and the Offering. Using a combination of boxes and lines, the diagram illustrates the ownership of Realty by New Realty Shareholders (65.9%) and Pre-Offering Shareholders of Historical Kahler (34.1%), the ownership of KMC by Realty (9.5%) and Pre-Offering Shareholders of Historical Kahler (90.5%), Realty's ownership of a Mortgage Note in one Managed Hotel [Note (1)] and of equity interests in 14 Leased Hotels [Note (2)], the corresponding Management Agreement and Percentage Leases with KMC, and KMC's ownership of 5 Managed Hotels [Note (3)], 2 Owned Hotels [Note (4)], Anderson's [Note (5)] and Textile [Note (6)].

                                    PART II

                  INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

  The Registrant will incur no expenses in connection with the Spin Off described in this Registration Statement. Such expenses will be paid by the Registrant's parent corporation, Kahler Realty Corporation, in connection with its public offering of shares of its common stock. Such expenses are included in Item 30 to Kahler Realty Corporation's Registration Statement on Form S-11, Registration No. 33-82994, relating to such common stock.

ITEM 14. INDEMNIFICATION OF OFFICERS AND DIRECTORS.

  The Bylaws of the Registrant require the Registrant to indemnify its officers and directors for such expenses and liabilities in such manner, under such circumstances and to such extent, as required or permitted by Minnesota law. Subject to any limitations contained in the Bylaws or Articles of Incorporation of the Registrant, Section 302A.521 of the Minnesota Statutes requires the Registrant to indemnify a person made or threatened to be made a party to a proceeding by reason of the former or present official capacity of the person with respect to the Registrant, against judgments, penalties, fines, including, without limitation, excise taxes assessed against the person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorneys' fees and disbursements, incurred by the person in connection with the proceeding if, with respect to the acts or omissions of the person complained of in the proceeding, the person (1) has not been indemnified by another organization or employee benefit plan for the same judgments, penalties, fines, including without limitation, excise taxes assessed against the person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorneys' fees and disbursements, incurred by the person in connection with the proceeding with respect to the same acts or omissions; (2) acted in good faith; (3) received no improper personal benefit, and statutory procedure has been followed in the case of any conflict of interest by a director; (4) in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and (5) in the case of acts or omissions occurring in the person's performance in the official capacity of director or, for a person not a director, in the official capacity of officer, committee member, employee or agent, reasonably believed that the conduct was in the best interests of the Registrant, or, in the case of performance by a director, officer, employee or agent of the Registrant as a director, officer, partner, trustee, employee or agent of another organization or employee benefit plan, reasonably believed that the conduct was not opposed to be the best interests of the Registrant. In addition, Section 302A.521, subd. 3, requires payment by the Registrant, upon written request, of reasonable expenses in advance of final disposition in certain instances, upon receipt of a written undertaking by the person to repay all amounts so paid if it is ultimately determined that the person is not entitled to indemnification, unless otherwise limited by the Articles of Incorporation or Bylaws of the Registrant. A decision as to required indemnification is made by a disinterested majority of the Board of Directors present at a meeting at which a disinterested quorum is present, or by a designated committee of the Board, by special legal counsel, by the shareholders, or by a court.

  The Registrant's Articles of Incorporation provide that a director is not liable to the Registrant or its shareholders for monetary damages for a breach of fiduciary duty as a director, except for liability (i) for any breach of the directors duty of loyalty to the Registrant or its shareholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; (iii) under Sections 302A.559 or 80A.23 or the Minnesota Statutes; (iv) for any transaction from which the director derived an improper personal benefit; or (v) for any act or omission occurring prior to the date such indemnification provision became effective.

  The Registrant intends to enter into agreements to indemnify its directors in addition to the indemnification provided for in the Bylaws. These agreements will, among other things, indemnify the Registrant's directors and certain of its officers to the full extent permitted by the Minnesota Statutes for any claims, liabilities, damages, judgments, penalties, fines, settlement, disbursements or expenses (including attorneys' fees) included by such person in any action or proceeding, including any action by or in the right of the Registrant, on account of services as a director of the Registrant.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

  In connection with the organization and initial capitalization of the Registrant, the Registrant issued 100 shares of its common stock to Kahler Realty Corporation in consideration for the cash payment of $100. The Registrant relied on the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended, for transactions not involving a public offering.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENTS.

  (a) Exhibits--Except as indicated below, the following exhibits are filed herewith.

    EXHIBIT NO.                           DESCRIPTION
    -----------                           -----------
        3.1     Articles of Incorporation of Kahler Management Corporation*
        3.2     Bylaws of Kahler Management Corporation*
        4       Specimen Common Stock Certificate*
        5       Opinion of Dorsey & Whitney regarding the validity of KMC
                 Common Stock to be issued in the Spin Off**
       10.1     Form of Distribution Agreement among Kahler Corporation, Kahler
                 Realty Corporation and Kahler Management Corporation**
       10.2     Form of Percentage Lease**
       10.3     Form of Trademark License Agreement between Kahler Realty
                 Corporation and Kahler Management Corporation**
       10.4     Form of Right of First Refusal Agreement between Kahler Realty
                 Corporation and Kahler Management Corporation**
       10.5     Form of Option Agreement for Interest in Two Knights Inn Hotels
                 between Kahler Realty Corporation and Kahler Management
                 Corporation***
       10.6     Form of Exchange Agreement***
       10.7     Form of Indemnity Agreement between Kahler Management
                 Corporation and its directors and officers*
       10.8     Form of Kahler Management Corporation 1995 Stock Option Plan***
       10.9     Form of Kahler Management Corporation 1995 Non-Employee
                 Directors Stock Option Plan***
       10.10    Form of Kahler Management Corporation 1995 Retainer Stock
                 Payment Plan for Non-Employee Directors***
       10.11    Laundry Service Agreement, dated September 1, 1992 between
                 Textile Care Services and Mayo Foundation (incorporated by reference to Exhibit 10(m) to the Annual Report of Kahler
                 Corporation on Form 10-K for the year ended January 3, 1993).
       10.12    Form of Utility Sale Agreement, dated as of October 31, 1986, between The Kahler Corporation and Franklin Heating Station, a
                 Minnesota general partnership composed of Mayo Foundation and
                 Rochester Methodist Hospital (incorporated by reference to
                 Exhibit 10.7 to Kahler Realty Corporation's Form S-11
                 Registration Statement (Registration No. 33-82994) as
                 amended.)

- --------

*  Previously filed.

** Previously filed; new form reflecting changes in the transaction to be filed by amendment.

*** To be filed by amendment.

    EXHIBIT NO.                         DESCRIPTION
    -----------                         -----------
       21       Subsidiaries of the registrant**
       23.1     Consent of Dorsey & Whitney (included in Exhibit 5)
       23.2     Consent of KPMG Peat Marwick LLP
       23.3     Consent of Deloitte & Touche LLP (included in Item 16(b)--
                 Independent Auditors' Report on Schedules)
       24       Powers of Attorney*

- --------

*  Previously filed.

** Previously filed; new form reflecting changes in the transaction to be filed by amendment.

*** To be filed by amendment.

  (b) Index to Financial Statements included in the Prospectus

    See page F-1

  Index to Financial Statement Schedules not included in Prospectus

  Independent Auditors' Reports on Schedules

    Schedule II--Valuations and Qualifying Accounts

  All schedules other than those indicated have been omitted as the required information either is not applicable or is presented in the financial statements or related notes thereto.

ITEM 17. UNDERTAKINGS.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS POST-EFFECTIVE AMENDMENT TO REGISTRATION STATEMENT ON FORM S-1 TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF ROCHESTER, STATE OF MINNESOTA, ON SEPTEMBER 25, 1995.

                                          Kahler Management Corporation

                                                   /s/ Harold W. Milner
                                          By___________________________________
                                                     Harold W. Milner,
                                                       President and
                                                  Chief Executive Officer

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS AMENDMENT TO REGISTRATION STATEMENT ON FORM S-1 HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED ON SEPTEMBER 25, 1995:

             SIGNATURE                           TITLE
             ---------                           -----


        /s/ Harold W. Milner         President, Chief Executive
____________________________________  Officer and Director
          Harold W. Milner            (principal executive
                                      officer)

      /s/ Paul R. Tieskoetter        Controller and Treasurer
____________________________________  (principal financial and
        Paul R. Tieskoetter           accounting officer)

                  *                  Chairman of the Board and
____________________________________  Director
          John H. Herrell

                  *                  Director
____________________________________
          Willis K. Drake

                  *                  Director
____________________________________
          Alan O. Tuntland


     /s/ Harold W. Milner
*By: __________________________
       Harold W. Milner,
       Attorney-in-Fact

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
Kahler Realty Corporation and Subsidiaries:

  Under date of February 17, 1995, we reported on the consolidated balance sheets of Kahler Realty Corporation and Subsidiaries as of January 1, 1995 and January 2, 1994, and the related consolidated statements of operations, stockholders' equity, and cash flows for the years then ended, as contained in the Post-Effective Amendment No. 1 to Form S-1 Registration Statement (No. 33-82996) for Kahler Management Corporation. In connection with our audits of the aforementioned consolidated financial statements, we also audited the related consolidated financial statement schedule in the Registration Statement. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits.

  In our opinion, such schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

                                          KPMG Peat Marwick LLP

Chicago, Illinois
February 17, 1995

              INDEPENDENT AUDITORS' CONSENT AND REPORT ON SCHEDULE

  We consent to the use in this Post-Effective Amendment No. 1 to Registration Statement No. 33-82996 of Kahler Management Corporation on Form S-1 of our report dated February 19, 1993 (November 12, 1993 as to Note 13) appearing in the Prospectus, which is a part of this Registration Statement. We also consent to the reference to us under the heading "EXPERTS" in such Prospectus.

  Our audit of the financial statements referred to in our aforementioned report also included the financial statement schedule of Kahler Realty Corporation, listed in Item 16.(b) for the year ended January 3, 1993. This financial statement schedule is the responsibility of the Corporation's management. Our responsibility is to express an opinion based on our audit. In our opinion, such financial statement schedule, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

                                          Deloitte & Touche LLP

Minneapolis, Minnesota

September 25, 1995

                                                                SCHEDULE II

      KAHLER REALTY CORPORATION AND SUBSIDIARIES (HISTORICAL KAHLER)

               SCHEDULE OF VALUATION AND QUALIFYING ACCOUNTS

                   FOR FISCAL YEARS 1994, 1993 AND 1992

                          (DOLLARS IN THOUSANDS)

                                       BALANCE  ADDITIONS                BALANCE
                                      BEGINNING CHARGES TO               END OF
DESCRIPTION                            OF YEAR   EXPENSES  DEDUCTIONS(A)  YEAR
- -----------                           --------- ---------- ------------- -------
1994
  Allowance for doubtful accounts....   $214       $235        $197       $252
                                        ====       ====        ====       ====
1993
  Allowance for doubtful accounts....   $199       $183        $168       $214
                                        ====       ====        ====       ====
1992
  Allowance for doubtful accounts....   $174       $217        $192       $199
                                        ====       ====        ====       ====

- --------

(A) "Deductions" consist of accounts written off net of recoveries.

                                 EXHIBIT INDEX

 EXHIBIT
   NO.   DESCRIPTION                            PAGE NUMBER
 ------- -----------                            -----------
 23.2    Consent of KPMG Peat Marwick LLP   Electronically Filed